QuickLinks -- Click here to rapidly navigate through this document

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 26, 2006

REGISTRATION NO. 333-133902

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Amendment No. 3 to FORM SB-2)

MEDICOR LTD.
(Name of small business issuer in its charter)

Delaware (State or Jurisdiction of Incorporation or Organization)	3842 (Primary Standard Industrial Classification Code Number)	14-1871462 (I.R.S. Employer Identification No.)

4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Theodore R. Maloney
Chief Executive Officer
4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Name, Address and Telephone Number of Agent for Service)

COPY TO:
 Alejandro E. Camacho, Esq
CLIFFORD CHANCE US LLP
31 West 52nd Street
New York, New York 10019

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Number of Shares to be Registered	Proposed Maximum Offering Price per Common Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common Stock, $0.001 par value per share	41,702,500	$3.85	$160,554,625	$18,897

(1)
Pursuant to Rule 416, there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the convertible notes and the warrants. Number of shares to be registered represents 150% of the total number of shares of common stock underlying the senior secured convertible notes and the subordinated convertible notes and 125% of the total number of shares of common stock underlying the warrants.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price reported on the OTC Bulletin Board on May 1, 2006, which was $3.85 per share.

(3)
$24,326 previously paid with this filing.

(4)
53,681,668 shares were originally registered May 8, 2006 at a price of $3.85 per share and a fee of $24,326 was paid. As of the date of this filing, 11,979,168 of the shares that were originally sought to be registered have been removed from this registration, representing approximately $5,429 of the original filing fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 26, 2006

PROSPECTUS

MEDICOR LTD.

41,702,500 SHARES OF COMMON STOCK

        This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 41,702,500 shares of our common stock, par value $0.001 per share, which include 18,750,000 shares of common stock issuable upon conversion of senior secured convertible notes, or the Notes, in an original aggregate principal amount of $50,000,000, 3,906,250 shares of common stock issuable upon exercise of warrants, or the Warrants, 14,062,500 shares of common stock issuable upon conversion of a subordinated convertible note, or the Subordinated Note, 2,343,750 shares of common stock issuable upon exercise of a subordinated warrant, or the Subordinated Warrant, and 2,640,000 shares of our common stock issued to the sellers of Biosil Limited and Nagor Limited upon completion of the acquisition of those companies.

        There are currently 27,343,750 shares of our common stock issuable upon conversion of the Notes and the Subordinated Note and exercise of the Warrants and the Subordinated Warrant. Under our agreements with certain of the selling stockholders, we have agreed to register an additional 11,718,750 shares to cover possible future downward adjustments to the conversion price of the Notes and Subordinated Notes or exercise price of the Warrants under certain circumstances.

        All of the shares of our common stock registered hereby were issued in private placements exempt from registration under the Securities Act of 1933, as amended.

        The selling stockholders identified beginning on page 78 are offering the shares of our common stock covered in this prospectus. The shares of our common stock that may be resold by the selling stockholders constitute approximately 64% of our issued and outstanding common stock on December 22, 2006, after giving effect to the conversion and exercise of all of the outstanding shares of the convertible notes and warrants described in this prospectus.

        The selling stockholders may sell shares of our common stock from time to time in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. The selling stockholders may be deemed to be underwriters of the shares of our common stock that they are offering. The selling stockholders will receive all sale proceeds, less any brokerage commissions or other expenses incurred by them, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" beginning on page 83 of this prospectus.

        Prior to effectiveness of the registration statement of which this prospectus is a part, our common stock was traded on the Over-the-Counter Bulletin Board (OTC Bulletin Board) under the symbol "MDCR." We may seek to have our common stock listed on a securities exchange. However, any such listing application is subject to exchange approval, and there can be no assurance that our stock will be approved for listing or listed on any exchange. The last sale price of our common stock on the OTC Bulletin Board on December 20, 2006 was $1.74 per share.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2006

i

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes, before making an investment in our common stock.

        You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

        In this prospectus, the terms "MediCor," "we," "us," and "our" refer to MediCor Ltd., a Delaware corporation, and its consolidated subsidiaries, as appropriate in the context, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.001 per share, of MediCor Ltd.

Our Business

        We are a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic and reconstructive surgery and dermatology markets. Our current products include breast implant products and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently approximately 95% of total sales, with two distributors, Import Medic in Brazil and Corporación Recimédica in Venezuela, together accounting for about 21% of sales. Breast implant and other implant products account for approximately 95% of our total sales, while scar management products contribute approximately 5% of total sales. We sell our products to hospitals, surgical centers and physicians through a combination of distributors and direct sales personnel. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

Breast implant and other implant products

        Our primary product line is breast implants and other implants, which accounted for approximately 95% of total sales for the three months ended September 30, 2006. We acquired breast implant manufacturer Eurosilicone SAS, or Eurosilicone, in July 2004 and Biosil Limited, or Biosil, and Nagor Limited, or Nagor, two related breast implant companies, in April 2006.

        Our strategy to gain entry into the United States saline-filled breast implant market relies in part upon our recent acquisition of Biosil, the saline-filled breast implants of which are the subject of a pre-market approval, or PMA, application in process with the United States Food and Drug Administration, or FDA. This strategy also relies in part upon our distribution agreement with Poly Implant Protheses, S.A., or PIP, an independent manufacturer of breast implants with whom we are working to prepare and submit a separate PMA application.

        The PMA application for the Biosil saline-filled breast implant was submitted in 2001 in a format in which separate components, or modules, of the application are submitted for review by the FDA. The submission was converted to a regular PMA application in 2002. We are addressing or have addressed comments and observations arising in the ordinary course of the FDA's review of the sufficiency of each of those modules of the application that have been submitted. Our analysis of the four-year interval clinical trial data that comprise a significant part of one module has been completed and is currently being prepared for submission as an amendment to the PMA. Although we had anticipated submitting the appropriate clinical data in response to the FDA's observations and guidance in 2006, there can be no assurance as to timing, review or decision concerning the completed PMA application. The clinical trial is ongoing, and all clinical trial management actions are being maintained. Discussions with the FDA are ongoing regarding the submission of the final clinical data, but we cannot guarantee that the FDA will provide final approval, nor can we determine when the FDA's decision regarding review and approval will be made.

        We are also continuing to work with PIP in furtherance of the PMA application for PIP's pre-filled saline breast implant. Our internal technical and regulatory personnel and experienced independent research contractors are managing the conduct of the ongoing clinical trial and preparation of appropriate regulatory submissions for the PMA application. PIP has completed the pre-clinical testing requirements of the PMA and will provide that information for us to submit as part of the PMA application. We intend to submit the PIP PMA application to the FDA upon satisfactory completion of clinical data collection and analysis, as well as collection and analysis of corresponding manufacturing data, which is to come from the manufacturer, PIP. There can be no assurance of the completion of data collection and analysis or of the timing, review or decision concerning the PMA application. Although we are not the manufacturer of the PIP pre-filled saline breast implant, consistent with the terms of our distribution agreement with PIP which was amended in 2004, we are now performing substantially all of the work to support the clinical trials, clinical data collection and related regulatory efforts. Similar to our clinical and regulatory work on the Biosil PMA, we fund this work from our general working capital as part of our ongoing research and development efforts.

Scar Management Products

        HPL Biomedical, Inc., which does business under the name Biodermis and is one of our subsidiaries, competes in the post-operative care and scar management market and distributes products used in the prevention and management of visible scar tissue known as keloid and hypertrophic scars. Biodermis distributes its products to dermatologists, dermatological surgeons, aesthetic, plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and distributors. Internationally, Biodermis utilizes approximately 70 distributors in about 50 countries, including Canada and Mexico.

Recent $50 Million Senior Secured Convertible Debt Financing and Debt Restructuring

        On April 26, 2006, we raised $50 million in a private placement. This financing involved the sale of the Notes and the Warrants. Concurrently, Sirius Capital LLC, a private equity investment fund affiliated with our chairman and founder, Donald K. McGhan, converted $37.5 million of outstanding loans to us into the Subordinated Note and the Subordinated Warrant. Certain of our remaining debt was subordinated to the Notes. UBS Investment Bank advised us and provided private placement services in connection with the transaction. This prospectus relates to the resale of the shares that are issuable upon conversion and exercise of the Notes, the Subordinated Note, the Warrants and the Subordinated Warrant, as well as shares issued in our recent acquisition of Biosil and Nagor.

The Offering

Common stock offered by selling stockholders	29,983,750 shares(1)
Common stock outstanding	23,746,162 shares(2)
Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders named in this prospectus
OTC Bulletin Board symbol	MDCR

(1)
Represents 21,875,000 shares of our common stock issuable upon conversion of the Notes and the Subordinated Note, 5,468,750 shares of our common stock issuable upon exercise of the Warrants and the Subordinated Warrant, and 2,640,000 shares of common stock issued to the sellers in the transaction to acquire Biosil and Nagor. Does not include 11,718,750 additional shares being registered pursuant to our contractual obligations with the holders of the Notes, the Subordinated Note and the Warrants composed of 10,937,500 shares of our common stock related to the Notes and the Subordinated Note, and 781,250 shares of our common stock related to the Warrants.

(2)
The number of shares of common stock outstanding as of December 22, 2006 listed above excludes:

•
3,860,000 shares of common stock issuable upon exercise of options at a weighted average $3.13 per share that were granted under our Amended and Restated 1999 Stock Compensation Program. For a description of our Amended and Restated 1999 Stock Compensation Program, see "Description of Capital Stock—Stock Compensation Program;"

•
3,126,757 shares of common stock issuable upon exercise of options and warrants that were granted outside of our Amended and Restated 1999 Stock Compensation Program with a weighted average exercise price of $3.12 per share;

•
1,739,221 shares of common stock issuable upon conversion of series A preferred stock held by stockholders other than selling stockholders; and

•
27,343,750 shares of common stock consisting of 21,875,000 shares of common stock issuable upon conversion of the Notes and the Subordinated Note and 5,468,750 shares of common stock issuable upon exercise of the Warrants and the Subordinated Warrant.

Additional Information

        We were originally formed as International Integrated Incorporated in 1999. In February 2003, International Integrated merged with a subsidiary of Scientio, Inc., a Delaware corporation incorporated in December 2000. We changed our name to MediCor Ltd. in February 2003 in connection with the merger. Our executive offices are located at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103. Our telephone number is (702) 932-4560.

Risk Factors

        An investment in our common stock involves material risks. Each prospective purchaser of our common stock should consider carefully the matters discussed in the "Risk Factors" section beginning on page 4.

Use of Proceeds

        We will not receive any proceeds from the sale of our common stock under this prospectus by the selling stockholders named in this prospectus. See "Use of Proceeds."

Plan of Distribution

        The selling stockholders will sell shares of common stock covered by this prospectus in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. See "Plan of Distribution."

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risk Factors Relating to our Business Generally

If clinical trials or PMA applications for our products are unsuccessful or delayed, we will be unable to meet our anticipated development, commercialization and revenue timelines.

        Before obtaining regulatory approvals for the commercial sale of any products in the United States, we must first demonstrate through pre-clinical testing and clinical trials that our products are safe and effective for use in humans. We must also prepare and submit investigational device exemption and PMA applications, based on data from this testing and these trials, to appropriate regulatory authorities. Conducting pre-clinical testing and clinical trials and preparing and submitting investigational device exemption and PMA applications are lengthy, time-consuming and expensive processes.

        Completion of pre-clinical testing and clinical trials may take several years or more. Our commencement and rate of completion of pre-clinical testing and clinical trials and our submission of investigational device exemption and PMA applications may be delayed or prevented by many factors, including:

  •
  complex chemical and other scientific issues;

  •
  design and implementation of detailed testing and trial protocols;

  •
  lack of efficacy during clinical trials;

  •
  unforeseen safety issues;

  •
  uncertainties with or actions of our collaborative partners or suppliers;

  •
  slower than expected patient recruitment;

  •
  difficulties in recognizing technical or laboratory data and clinical data;

  •
  inability to adhere to protocols during clinical trials, including collection of data;

  •
  difficulties in patient recruitment or retention;

  •
  issues in acceptance of clinical data by regulatory authorities;

  •
  inability to follow patients after treatment in clinical trials;

  •
  inconsistencies between early clinical trial results and results obtained in later clinical trials;

  •
  varying interpretations or criticisms of data generated by clinical trials;

  •
  changes in regulatory policy during the period of product development in the United States and abroad; and

  •
  government or regulatory delays.

        The results from pre-clinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. A number of new products have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations or criticisms which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of the pre-clinical testing or clinical trials, questions about data integrity and changes in regulatory policy during the period of product development. We have invested and intend to continue to invest heavily in all aspects of pre-clinical testing, clinical trials, and preparing and prosecuting regulatory submissions. If these efforts are not successful, we will not recover that expense and we will not achieve targeted revenue. This will adversely affect our business. Any delays in, or termination of, our pre-clinical testing or clinical trials or the pre-clinical testing or clinical trials of our collaborative partners or suppliers will similarly adversely affect our development and commercialization timelines, which would adversely affect our future sales and profitability.

If we are unable to develop, gain regulatory approval for and market new products and technologies, we will not achieve meaningful revenue and may experience a decrease in demand for our products or our products could become obsolete.

        The medical device industry is highly competitive and is subject to significant and rapid technological change. We believe that our ability to respond quickly to consumer needs or advances in medical technologies, without compromising product quality, will be crucial to our success. We are continually engaged in product development and improvement programs to establish and improve our competitive position. This includes substantial pre-clinical testing, clinical trials and regulatory submissions. We cannot, however, guarantee that we will be successful in enhancing our existing products or products we have in development or clinical trials. Nor can we guarantee that we will be successful in developing new products or technologies that will timely achieve regulatory approval or receive market acceptance. Once developed, we must also timely obtain regulatory approval for our products, including products currently in the late stages of the regulatory process. The success in gaining approval for our products is critical to our business and viability, and delays may cause our products to be obsolete once regulatory approval is granted. In November 2006, two of our competitors obtained regulatory approval with conditions for certain of their silicone-filled breast implants, while we have not started the regulatory process for silicone-filled breast implant products in the United States. This could put us at a significant disadvantage in the U.S. market. The lack of U.S. regulatory approval for our products, in the face of our competitors' approvals, may also adversely affect us in foreign markets.

If we are unable to maintain satisfactory agreements with a third-party manufacturer to distribute saline-filled breast implants in the United States, we may not be able to distribute those products in the United States.

        We currently are dependent on maintaining rights to distribute in the United States pre-filled saline breast implant products manufactured by a third party. We may not be able to maintain these rights on acceptable terms or at all. If we fail to maintain these rights, we may not be able to sell these breast implant products in the United States for a number of years, if at all.

If changes in the economy and consumer spending reduce consumer demand for our products or our products in development, our sales and profitability will suffer.

        Breast augmentation and reconstruction and other aesthetics procedures are elective procedures. Other than U.S. federally mandated insurance reimbursement for post-mastectomy reconstructive surgery that is available in some cases, breast augmentations and other cosmetic procedures are not typically covered by insurance. Adverse changes in the economy may cause consumers to reassess their spending choices and reduce the demand for cosmetic surgery. This shift could have an adverse effect on our projected future sales and profitability.

Our ability to expand our business may be significantly limited if we cannot obtain additional financing.

        To accomplish our plans to conduct our current operations, including expensive pre-clinical testing, clinical trials and regulatory submissions, to expand our current product lines and markets and to purchase new companies, products and intellectual property, we need substantial additional capital, which we may or may not be able to obtain when it is needed. Critical to our financing needs are costs associated with bringing products to market and delays or risks in ever getting products to market. We currently have significant debt that must be serviced. Prior to our recent third-party financing involving the sale of the Notes and Warrants, we had been funded in substantial part by International Integrated Industries, LLC, an affiliate of our chairman. We do not anticipate this funding source will provide additional capital in the future, and we expect that we will need to rely on external financing sources for most future financing needs. We have in the past and will likely in the future negotiate with potential equity and debt providers to obtain additional financing, but this additional financing may not be available on terms that are acceptable to us, or at all. In addition, the terms of the Notes contain restrictions on our ability to incur indebtedness and issue convertible securities and options, and provide the Note holders with rights of first refusal with respect to most issuances of new securities. If adequate funds are not available, or are not available on acceptable terms, our ability to operate our business or implement our expansion and growth plans may be significantly impaired. In addition, the financial terms of any such financing, if obtainable, may be dilutive to existing stockholders.

We rely on our chairman for continued capital funding, management direction and strategic planning and we do not presently have any alternative financing or management transition plan in place.

        We rely on our chairman, Donald K. McGhan, for capital funding, management direction and strategic planning. Mr. McGhan, through certain of his affiliates, is a significant lender to us, and he is our principal stockholder, chairman of our board of directors and a member of our four-person executive committee. Consequently, Mr. McGhan has substantial influence over significant corporate transactions, including acquisitions that we may pursue. Although we have no written charter, our executive committee generally functions on the basis of consensus, though Mr. McGhan's multiple roles and significant financial and stockholder stake are typically considered. To date, we have not had any event where Mr. McGhan has sought to or exercised any type of unilateral control over us, though there can be no assurance that this will not happen in the future. The loss of Mr. McGhan's financial support or services to our company would adversely affect our operations. We do not presently have a written or other well-established financing or management transition plan in the event we were to lose the services or financial support of Mr. McGhan.

Because we have only a limited operating history and our business strategy calls for significant growth through new products and acquisitions, there is significant uncertainty about our business and prospects.

        MediCor and its subsidiaries have only been in existence since 1999. Although our Biodermis, Eurosilicone, Biosil and Nagor operations have been in existence for longer periods of time, Biodermis has only operated under our management since its acquisition in 2001 and Eurosilicone, Biosil and Nagor have only operated under MediCor's management since their acquisitions in July 2004 and April 2006, respectively. Significantly, during much of our history, we have also been prevented from selling our primary existing product, breast implants, in the U.S. market due to the FDA's call for a PMA by 2000 for those products. As a result of this regulatory situation, all of our revenues prior to the Eurosilicone acquisition in 2004 were derived primarily from our scar management products, both inside and outside the United States, and following the acquisitions of Eurosilicone and Biosil and Nagor, more than 95% of revenues are sourced outside the United States. This revenue mix is expected to change if and when our breast implant products are approved for sale in the United States. However, revenue generated by our Biodermis subsidiary has not been significant, and we do not expect more than modest internal growth in that segment. For all these reasons, our historic business platform is not necessarily indicative of our future business or prospects.

MediCor and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in rapidly changing markets such as the medical device market.

        Risks for our business include the uncertainties associated with developing and implementing our business strategy as described in this prospectus as we grow and the management of both internal and acquisition-based growth. This is particularly acute in the rapid growth phase of a business, such as we are currently experiencing, and in a rapidly changing market such as the market for medical devices. To address these risks, we must continue to develop the strength and quality of our operations, expend heavily on regulatory applications and compliance, improve and maintain product quality, maximize the value delivered to customers, respond to competitive developments and continue to attract, retain and motivate qualified employees. We may not be successful in addressing these challenges.

If we suffer negative publicity concerning the safety of our products, our sales may be harmed and we may be forced to withdraw products.

        Physicians and potential patients may have a number of concerns about the safety of our products and proposed products, whether such concerns have a basis in generally accepted science or peer-reviewed scientific research or not. Negative publicity—whether accurate or inaccurate—about our products, based on, for example, news about breast implant litigation or regulatory actions, could materially reduce market acceptance of our products and could result in product withdrawals. In addition, significant negative publicity could result in an increased number of product liability claims, whether or not these claims have a basis in fact.

Because our strategy is based on successfully making acquisitions and otherwise diversifying or expanding our product offerings, we are exposed to numerous risks associated with acquisitions, diversification and rapid growth.

        Our present growth strategy is based in significant part on the acquisition of other companies, products and technologies that meet our criteria for strategic fit, geographic presence, revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, finance acquisitions, acquire companies and assets on acceptable terms and integrate their operations successfully.

        We may not be able to identify suitable acquisition candidates in our desired product areas or we may not be able to acquire identified candidates on acceptable terms. Moreover, in pursuing acquisition opportunities we will likely compete with other companies with greater financial and other resources. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies and assets available for acquisition.

        Acquisitions also involve a number of other risks, including the risks of acquiring undisclosed or undesired liabilities, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired business or product line could also have a negative impact on our reputation as a whole, and any acquired entity or assets could significantly under-perform relative to our expectations. Our ability to meet these challenges has not been established through repeated acquisitions.

        Although we were able to use some of our common stock in our Biosil and Nagor acquisition in April 2006, we expect that, at least for the foreseeable future, we may be required to use primarily cash consideration for acquisitions. In addition, we likely will be required to obtain significant third-party financing to accomplish these acquisitions. This financing may not be available on acceptable terms, if at all. In addition, the terms of our Notes contain restrictions on our ability to incur indebtedness (subject to a limited exception for indebtedness that is subordinated to the Notes, is not repayable on or prior to the one-year anniversary of the maturity date of the Notes, is unsecured and is not in excess of $10 million) issue capital stock that is redeemable on or prior to the one-year anniversary of the maturity date of the Notes and issue options or convertible securities that are convertible into or exchangeable or exercisable for shares of our common stock other than certain permitted issuances. In addition, our Note holders have a right of first refusal with respect to new security issuances other than the issuance of common stock in an underwritten public offering of $75 million or more in which the net sale price per share (after deduction of underwriting discounts and commissions) is at or above $8.00. The terms of any future financing may also be restrictive and may be dilutive to existing stockholders.

Acquisitions, distribution agreement terms, product research and development, and regulatory approvals and compliance can result in significant reserves, write-offs and litigation.

        Some aspects of our business, such as acquisitions, distribution agreements with third parties and product research and development, including regulatory approvals and compliance, have significant and sometimes unpredictable events that can result in material financial and accounting events, including reserves, write-offs and litigation. For example, in our Eurosilicone acquisition, we made an aggregate of $941,257 in negative purchase accounting adjustments, we have incurred a total of $7,947,761 in provisions and write-offs in connection with our PIP.America subsidiary's distribution agreement with PIP because of past uncertainties regarding PIP's ability to pay its portion of the product replacement program for its products distributed in the United States, and Eurosilicone is party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged. Failure to timely achieve regulatory approvals and bring a product or products to market will delay and may ultimately prevent us from collecting revenues for those products. Those delays, in addition to resulting in write-offs, would mean that the historic expense we incurred will not result in any associated revenue in the future. These aspects of our business, such as acquiring companies and technologies, establishing and administering distributor relationships and developing new products, are part of our business strategy. As a result of the significance of these events, their unpredictable timing and frequency and the variance in structure and outcome, these events and their financial impact are unpredictable and can create material fluctuations in our financial results and prospects.

If our intellectual property rights do not adequately protect our products or technologies, others could compete against us more directly.

        Our success depends in part on our ability to obtain patents or trademarks or rights to patents or trademarks, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on our patents, trademarks and other intellectual property rights. Eurosilicone is party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents, trademarks and licenses and we are able to enforce those rights. Patent protection generally involves complex legal and factual questions and, therefore, enforceability and enforcement of patent rights cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide adequate protection against competitors. In addition, our pending and future patent applications may fail to result in patents being issued. Also, those patents that are issued may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. Moreover, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents and trademarks, our intellectual property includes trade secrets and proprietary know-how. We seek protection of this intellectual property primarily through confidentiality and proprietary information agreements with our employees and consultants. These agreements may not provide meaningful protection or adequate remedies for violation of our rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

We depend on distributors in two countries for a significant part of our Eurosilicone revenue and the loss of either of these distributors could adversely affect our ability to sell our products in those countries and our revenues.

        Two distributors, Import Medic in Brazil and Corporación Recimédica in Venezuela, have made up approximately 21% of our consolidated revenue. As a result, we are financially dependent on the sales of these two distributors. For our distributors, as well as for our own direct sales force, the customer is each doctor that implants or uses our products. If either of these distributors were to decide to no longer sell our products or were unable to sell our products, we would have to seek either to replace them, as we have done in some markets from time to time, or begin selling direct in those markets, as we have done in various markets and as we are currently doing in additional targeted markets. However, we may or may not be able to timely replace that distributor or sell direct in that territory.

We depend on a limited number of suppliers for certain raw materials and the loss of any supplier could adversely affect our ability to manufacture many of our products.

        We currently rely on one supplier for silicone raw materials used by our Eurosilicone subsidiary and one different silicone supplier for our Biosil/Nagor subsidiaries. This single-source silicone supply is customary in our industry and this silicone raw material is utilized in the manufacture of substantially all of our products. We only have oral supply agreements with these two suppliers, which include understandings that the suppliers will transfer the necessary formulations to us in the event that they cannot meet our requirements. We cannot guarantee that these agreements will be enforceable or that we would be able to separately source or produce a sufficient amount of quality silicone raw materials in a timely manner if either of these sources of supply were interrupted or terminated.

Our international business exposes us to a number of risks.

        Substantially all of our current sales are and a significant part of our projected future sales will be derived from international operations. In addition, we have and anticipate having in the future material international suppliers and operations, including manufacturing operations. Accordingly, we are exposed to risks associated with international operations, including risks associated with re-valuation of the local currencies of countries where we purchase or sell our products or conduct business, which may result in our purchased products becoming more expensive to us in U.S. dollar terms or sold products becoming more expensive in local currency terms, thus reducing demand and sales of our products, or increased costs to us. Our operations and financial results also may be significantly affected by other international factors, including:

  •
  foreign government regulation of medical devices;

  •
  product liability claims;

  •
  new export license requirements;

  •
  political or economic instability in our target markets;

  •
  trade restrictions;

  •
  changes in tax laws and tariffs;

  •
  inadequate protection of intellectual property rights in some countries;

  •
  managing foreign distributors, manufacturers and staffing;

  •
  managing foreign branch offices; and

  •
  foreign currency translations.

        If these risks actually materialize, our sales to international customers, as well as those domestic customers that use products manufactured abroad, may decrease or our supplier or manufacturing costs may materially increase.

Our failure to attract and retain key managerial, technical, selling and marketing personnel could adversely affect our business.

        Our success will depend upon our ability to attract and retain key managerial, financial, technical, selling and marketing personnel. The lack of key personnel might significantly delay or prevent the achievement of our development and strategic objectives. Although we maintain a key man policy on two of our Eurosilicone managers for the benefit of our commercial bank lenders, we do not maintain any other key man life insurance on any of our employees. Other than certain of our executives who are parties to employment agreements, none of our employees is under any obligation to continue providing services to us. We are continuing to build our management and technical staffs. We believe that our success will depend to a significant extent on the ability of our key personnel, including the new management and technical staffs, to operate effectively, both individually and as a group. Competition for highly skilled employees in our industry is high, and we cannot be certain that we will be successful in recruiting or retaining these personnel. We may also face litigation from competitors with hiring personnel formerly employed by them.

MediCor's future growth will place a significant strain on our managerial, operational, financial and other resources.

        Our success will depend upon our ability to manage our internal and acquisition-based growth effectively. This will require that we continue to implement and improve our operational, administrative and financial and accounting systems and controls and continue to expand, train and manage our employee base. We anticipate that we will need to hire and retain numerous additional employees and consultants for both internal and acquisition-based growth for some time. Integration of these employees and consultants and employee and consultant loss in the process will require significant management attention and resources. Our systems, procedures, controls and personnel may not be adequate to support our future operations and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model.

In connection with our acquisition of Biosil and Nagor, we entered into significant put and call arrangements which may require us to pay substantial amounts to purchase the shares of our common stock issued to the sellers. Those payments could reduce our cash flow and the funds available to operate or expand our business.

        In connection with our acquisition of Biosil and Nagor, we entered into put and call option agreements with each of the former shareholders of Biosil and Nagor, pursuant to which the former shareholders have the right to put to us the 2,640,000 shares of our common stock issued to them in the acquisition at a purchase price of $5.50 per share. These agreements may require us to pay substantial amounts to purchase these shares, which could decrease our liquidity and the funds available to operate or expand our business, and we presently have no specific contingency plan for this possible future event. These agreements are described in the Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources section of this prospectus.

If our suppliers, collaborative partners or consultants do not perform, we will be unable to obtain, develop, market or sell products as anticipated and we may be exposed to additional risks.

        We have in the past and will in the future enter into supply, collaborative or consulting arrangements with third parties to supply or develop products. These arrangements may not produce or provide successful products even though they receive substantial investment. If we fail to establish these arrangements, the number of products from which we could receive future revenues will be limited.

        Our dependence on supply, collaborative or consulting arrangements with third parties subjects us to a number of risks. These arrangements may not be on terms favorable to us. Agreements with suppliers may limit our supply of products or require us to purchase products we can not profitably sell. They may also restrict our ability to market or distribute other products. Agreements with consultants or collaborative partners typically allow the third parties significant discretion in electing whether or not to pursue any of the planned activities. We cannot with certainty control the amount and timing of resources our suppliers, collaborative partners or consultants may devote to our products and these third parties may choose to pursue alternative products. These third parties also may not perform their obligations as expected. Business combinations, significant changes in their business strategy, or their access to financial resources may adversely affect a supplier's, partner's or consultant's willingness or ability to complete its obligations under the arrangement. Moreover, we could become involved in disputes with our suppliers, partners or consultants, which could lead to delays or termination of the arrangements and time-consuming and expensive litigation or arbitration.

Our quarterly operating results are subject to substantial fluctuations and any failure to meet financial expectations for any fiscal quarter may disappoint securities analysts and investors and could cause our stock price to decline.

        Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

  •
  changes in demand for our products;

  •
  our ability to meet the demand for our products;

  •
  movement in various foreign currencies, primarily the euro, the British pound and the U.S. dollar;

  •
  existing and increased competition, including the particular selling strategies and other actions of our competitors;

  •
  our ability to compete against significantly larger and better funded competitors;

  •
  the number, timing, pricing and significance of new products and product introductions and enhancements by us and our competitors;

  •
  our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

  •
  changes in pricing policies by us and our competitors;

  •
  the timing of significant orders and shipments;

  •
  regulatory approvals or other regulatory action affecting new or existing products;

  •
  litigation with respect to product liability claims or product recalls and any insurance covering such claims or recalls; and

  •
  general economic factors.

        As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and investors should not rely upon these comparisons as indications of future performance. These factors may cause our operating results to be below market analysts' expectations in some future quarters, which could cause the market price of our stock to decline.

Legal and Regulatory Risks

If we are unable to avoid significant product liability claims or product recalls, we may be forced to pay substantial damage awards and other expenses that could exceed our reserves and any applicable insurance coverage.

        In the past, the breast implant manufacturing industry has been subject to significant litigation alleging product liability. We also have in the past been, currently are, and may in the future be subject to product liability claims alleging that the use of our technology or products has resulted in adverse health effects. These claims may be brought even with respect to products that have received, or in the future may receive, regulatory approval for commercial sale. In particular, the manufacture and sale of breast implant products entails significant risk of product liability claims due to potential allegations of possible disease transmission and other health factors, rupture or other product failure. Some breast implant manufacturers that suffered these types of claims in the past have been forced to cease operations or even to declare bankruptcy. We may also face a substantial risk of product liability claims from other products we may choose to sell. In addition to product liability claims, we may in the future need to recall or issue field corrections related to our products due to manufacturing deficiencies, labeling errors, or other safety or regulatory reasons. Product liability claims, relating to alleged product defects, are distinguishable from product warranty claims, which relate to allegations that products do not meet warranties of merchantability or fitness for a particular purpose. We address the substance of potential product warranty claims relating to products distributed by us in the United States through our product replacement programs discussed in the Business section of this prospectus.

        Presently, we do not have liability insurance to protect us from the costs of claims for damages due to the use or recall of our products, except that our Biodermis subsidiary carries a limited amount of product liability insurance related to its products and our Biosil and Nagor subsidiaries carry product liability insurance excluding the United States. We may in the future seek additional insurance, which will be limited in both circumstance of coverage and amount. Recent premium increases and coverage limitations, including specifically limitations or prohibitions by insurers on insurance covering breast implant manufacturers, may make this insurance uneconomic or even unavailable. However, even if we obtain or increase insurance, one or more product liability claims or recall orders could exceed any coverage we may hold. If we continue to have limited or no coverage or our insurance does not provide sufficient coverage, product liability claims or recalls could result in losses in excess of our allowances.

Lawsuits, including those seeking class action status, may, if successful, cause us to incur substantial liability, including damage awards and significant legal fees that may exceed our allowances.

        Lawsuits have been filed naming us or our PIP.America subsidiary, the French manufacturer from which we purchase breast implant products, and the U.S. distributor of those same products who preceded our subsidiary in the U.S. market. In these suits the plaintiffs have sought or currently seek, among other things, class action status for claims, including claims for breach of warranty. The claims arise from products distributed both before and after our subsidiary that distributed the products came into existence. Although certain of the claims arise from products distributed by the other distributor prior to our subsidiary coming into existence, we have still been named as a defendant. While we have reserved an amount equal to the outstanding product replacement claims for claims arising from products our PIP.America subsidiary distributed, the plaintiffs are seeking to hold our subsidiary responsible for more damages. There can be no assurance we can terminate the litigation as to our subsidiary for amounts already provided. Although our subsidiary is indemnified by three separate entities or persons, including PIP, the French manufacturer, PIP/USA, Inc., the previous distributor, and Mr. Jean Claude Mas, personally, there can be no assurance this indemnity will protect us, as there is no guarantee the French manufacturer, the previous distributor, or Mr. Mas will, or is able to, honor the indemnification they have provided. Eurosilicone is also party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged.

        If our subsidiaries are unsuccessful in defending against the claims involved in these suits, or if class action status is achieved in the product warranty case, and the indemnification were to prove non-reliable, our subsidiary named in that litigation could be responsible for significant damages above the allowances provided and available assets needed to satisfy such a judgment. Eurosilicone does not have any allowances relating to the patent action against it.

Our product replacement programs may expose us to uninsured risk.

        Eurosilicone has not in the past had a formal or informal product replacement program or any similar program, though now it has enhanced its product replacement programs. Internationally, Nagor provides a standard manufacturers' warranty on all products sold with no time limit and has a product replacement program, called "NagorEnhance," which applies to all breast implant products implanted within the United Kingdom. While these subsidiaries have not had a history of material product-related litigation, we believe the limited nature of the litigation is in part due to the limited nature of these historic programs and in part due to not selling products in the United States, which historically has been much more litigious than the rest of the world. Eurosilicone and Nagor also have in the past relied on third-party distributors to support their products in almost all countries. We expect to develop programs similar to the enhanced program at Eurosilicone for the Biosil products marketed by Nagor and our other subsidiaries. These product replacement programs and changes in litigation experience outside the United States may expose our subsidiaries to additional potential liability. In addition, although Biosil and Nagor carry limited product liability insurance (excluding the United States) and Eurosilicone carries limited product liability insurance, these policies only cover product failure, whereas our replacement programs cover more than just failure. Although we have policies of carefully observing corporate form and formalities and otherwise seeking to preserve the protection of the corporate structure, there can be no assurance that some or all of these potential liabilities will not expose us or our other subsidiaries to potential liabilities as well.

If third parties claim we are infringing their intellectual property rights, we could suffer significant litigation or licensing expenses or be prevented from marketing our products.

        Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of others. However, regardless of our intent, our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we may face litigation and may be prevented from pursuing product development or commercialization. Eurosilicone is party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged. Eurosilicone has not established any allowances relating to this litigation.

We are subject to substantial government regulation, which could adversely affect our business.

        The production and marketing of our products and intended products and our research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities, both in the United States and abroad. Most of the medical devices we sell or intend to sell or develop must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process before they can be marketed. This process makes it longer, more uncertain and more costly to bring the products to market, and some of these products may not be approved, or, once approved, they may be recalled. The PMA process can be particularly expensive, uncertain and lengthy. Many devices for which FDA approval has been sought by other companies have never been approved for marketing and this could happen to us. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we or our suppliers or collaborative partners do not comply with applicable regulatory requirements, this could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or denial of FDA or other government entity approval of new products would adversely affect our business.

        Delays in or denial of regulatory approval may be encountered due to a number of reasons identified above in this Risk Factors section. In the United States, there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. Internationally, there is also risk that we or our suppliers or collaborative partners may not be successful in meeting the quality standards or other certification requirements. Regulatory approval of any given product is highly uncertain and may not be forthcoming despite extraordinary expense and diligence. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we or our suppliers or collaborative partners may not receive FDA approval to market our current or future products for intended indications, for broader or different indications or to market updated products that represent extensions of our, our suppliers' or collaborative partners' basic technology. In addition, we or our suppliers or collaborative partners may not receive export or import approval for products in the future, and countries to which products are to be exported may not approve them for import.

Government regulation of manufacturing of medical devices is expensive and time consuming for manufacturers and may result in product unavailability or recalls.

        Medical device manufacturing facilities also are subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized strictly. A governmental authority may challenge our or our suppliers' or collaborative partners' compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with products or facilities may result in restrictions on the product or the facility, including withdrawal of the product from the market or other enforcement actions.

If our use of hazardous materials results in contamination or injury, we could suffer significant financial loss.

        Our manufacturing and research activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources.

Risks Related to this Offering

The terms of a registration rights agreement relating to the Notes and the Warrants require this registration statement to become effective by no later than 270 days after the original date of issuance of the Notes.

        Under the registration rights agreement entered into by us and the holders of the Notes on April 26, 2006, we are required to file the registration statement of which this prospectus is a part and have the registration statement declared effective by the Securities and Exchange Commission, or SEC, within 270 days of the closing of the sale of the Notes, which occurred on April 26, 2006. If that registration statement is not declared effective by the SEC within that period, it would constitute an event of default and we would have to pay each holder of the Notes or Warrants an amount in cash, as partial liquidated damages, as provided in the registration rights agreement.

We cannot predict the number of warrants, if any, that will be exercised, or the proceeds that we will receive from the exercise of warrants.

        The selling stockholders in this offering that hold the Warrants and the Subordinated Warrant are under no obligation to exercise the Warrants or the Subordinated Warrant, and can be expected to do so only if it is economically reasonable for it to do so. Typically, warrants are not exercised unless exercise is forced, either by us calling them for redemption, or because they are scheduled to expire; and then they will be exercised only if the exercise price is less than the market price of our common stock underlying the warrants. In addition, the Warrants and the Subordinated Warrant may be exercised by the holders pursuant to a cashless exercise, in which event we will receive no proceeds from exercise. Accordingly, there is no assurance that the Warrants or the Subordinated Warrant will be exercised during the period they are exercisable, or that we will receive any proceeds from the exercise of the Warrants or the Subordinated Warrant.

If we default on the terms of the Notes, our lenders could foreclose on our assets and force us out of business.

        On April 26, 2006, we sold Notes in the aggregate principal amount of $50 million. In addition, in 2004, our ES Holdings subsidiary also entered into a bank loan agreement. Our obligation to repay the Notes is secured by a first lien on all of our assets, including all of the assets of certain of our subsidiaries that guaranteed payment and performance of all or any portion of the obligations by us to the Note holders. If we are unable to make timely payment of principal or interest on the Notes or on the bank debt, or if we default on any of the covenants or other requirements of the Notes or other agreements relating to the Note financing or to the bank financing, the lenders or Note holders may accelerate our indebtedness or foreclose on our assets. Any such default, acceleration or foreclosure could force us out of business.

It is unlikely that we will issue dividends on our common stock in the foreseeable future.

        We have never declared or paid dividends on our common stock and do not intend to pay dividends in the foreseeable future. In addition, the Notes contain provisions that restrict our ability to declare and pay any dividends or make any distributions (whether in cash, stock, equity securities or property). The terms of the Notes and the Warrants also contain provisions that may make the declaration and payment of dividends undesirable to the extent such dividends would result in a decrease of the conversion or exercise price of the Notes and Warrants. The payment of dividends in the future will be at the discretion of our board of directors. Therefore, an investor who purchases our common stock in this offering, in all likelihood, will only realize a profit on its investment if the market price of our common stock increases in value.

We will sell additional equity securities in the future which will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered by this prospectus.

        Subject to the restrictions of the Notes and Warrants or of any future securities, in the future we will sell additional shares of our common stock, or other securities convertible into or otherwise entitling the holder to purchase our common stock. As long as the Notes are outstanding, the holders of the Notes will have a right of first refusal to purchase these securities unless they are issued in an underwritten public offering of $75 million or more of common stock in which the net price per share (after deduction of underwriting discounts and commissions) is at or above $8.00. In the future we will also issue additional options to purchase our common stock to our employees, possibly including our executive officers, and our directors, and possibly to consultants and vendors. However, issuances of options and convertible securities other than those authorized under our current stock compensation program are prohibited under the Notes. We also intend to issue shares of our common stock in connection with acquisitions or other commercial transactions and to holders of outstanding debt, including holders that are affiliates. All such sales and issuances of our common stock, other equity securities and warrants and options to purchase our common stock, will be at presently undetermined prices, which may be lower than the price at which other holders of common stock purchased shares, and may be dilutive to those holders and will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered by this prospectus. Any future issuances may also be dilutive to our current stockholders and by the purchasers of our common stock offered by this prospectus. These issuances may also adversely affect prevailing market prices for our common stock.

The exercise of outstanding options, warrants, and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying these options and conversion rights may adversely affect prevailing market prices for our common stock.

        As of the date of this prospectus, there are outstanding options to purchase an aggregate of 6,751,903 shares of our common stock at per share exercise prices ranging from $1.00 to $4.30. Furthermore, outstanding shares of our series A preferred stock may be converted into 1,739,221 shares of our common stock at any time. In addition, subject to certain limitations, the Notes may be converted into an aggregate of 12,500,000 shares of our common stock at any time, and the Subordinated Note may be converted into an aggregate of 9,375,000 shares of our common stock at any time. The Warrants, which expire April 26, 2011, may be exercised at a price equal to $4.50 per share of common stock for an aggregate of 3,125,000 shares of our common stock at any time, subject to certain limitations. The Subordinated Warrant, which expires on April 26, 2011, may be exercised at a price equal to $4.50 per share of common stock for an aggregate of 2,343,750 shares of our common stock at any time, subject to certain limitations. In addition, subject to the limitations in the Notes and the Warrants, we may issue additional shares of our common stock in respect of dividends paid on outstanding shares of our series A preferred stock. The exercise of these outstanding options, warrants and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying these options, warrants and conversion rights may adversely affect prevailing market prices for our common stock.

The price of our common stock has historically been volatile.

        The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter-to-quarter variations in operating results or news announcements by us or our competitors as well as market conditions in the medical device industry generally or the breast implant segment of that market specifically or changes in earnings estimates by securities analysts may cause the market price of our common stock to fluctuate significantly. In addition, the stock market has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies and which often have been unrelated to the operating performance of those companies. These market fluctuations may adversely affect the price of our common stock.

Selling stockholders may choose to sell securities at prices below the current trading price.

        Selling stockholders are not restricted as to the prices at which they may sell their common stock. Sales of shares of our common stock below the then-current trading prices may adversely affect the market price of our common stock.

Our common stock is thinly traded on the Over-the-Counter Bulletin Board, which may not provide liquidity for our investors, and our stock may not be eligible to be listed on an exchange following effectiveness of the registration statement of which this prospectus is a part.

        Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Stock Market or national or regional exchanges, such as the New York Stock Exchange and the American Stock Exchange. Securities traded on the OTC Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. In addition, on January 4, 2005 we filed with the SEC a registration statement relating to the resale of other securities we have issued and, on May 8, 2006, we filed with the SEC the registration statement of which this prospectus is a part. Those filings, and our stated intention to seek to list our common stock on a securities exchange, may also adversely affect investors' willingness to trade our stock until such listing. The SEC's order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board. Quotes for stocks included on the OTC Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of shares of our common stock may have been unable to resell their shares at or near their original acquisition price, or at any price. We may seek to have our common stock listed on a securities exchange. However, there can be no assurance that our common stock will be approved for listing or listed on any stock exchange. If our common stock is approved for listing, because we will have no prior trading history on any stock exchange, there also can be no way to determine the prices or volumes at which our common stock would trade on a stock exchange.

We have been subject to the penny stock regulations and will continue to be unless and until our common stock is listed on a national securities exchange.

        SEC regulations require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. These regulations generally define a penny stock to be an equity security not listed on a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Accordingly, we have been subject to the penny stock regulations, including those regulations which require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and which impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally, institutional investors). In addition, under penny stock regulations, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend "penny stocks" to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations tend to limit the ability of broker-dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market. Unless and until our common stock is listed on a national securities exchange or trades consistently above $5.00 per share, our common stock will be defined as a penny stock and be subject to these disclosure and trading restrictions.

The terms of our outstanding preferred stock or future preferred stock may negatively affect the value of our common stock.

        We have the authority to issue an aggregate of 20,000,000 shares of preferred stock which may be issued by our board of directors with such preferences, limitations and relative rights as our board may determine without a vote of our stockholders. Presently we have authorized 45,000 shares of preferred stock in one series, Series A 8.0% Convertible Preferred Stock, 6,696 of which were outstanding on the date of this prospectus. Our series A preferred stock has, and other classes of our preferred stock we may issue in the future will have, priority over our common stock in the event of liquidation or dissolution. In the event of our liquidation or dissolution, our then-outstanding preferred stock (including series A preferred stock) will have priority of payment over all shares of our common stock. Preferred stock also generally has priority on payment of dividends over common stock. Our series A preferred stock has this priority, meaning that no dividends may be paid on our common stock unless all accrued dividends on our series A preferred stock have been paid. Each holder of convertible preferred stock (such as our series A preferred stock) may also generally, at the holder's option, convert the preferred stock into common stock at any time. We cannot predict whether, or to what extent, holders of convertible preferred stock will convert to common stock. Preferred stock may also provide that the holders thereof may participate with the holders of common stock on dividends or liquidation. This may have the effect of substantially diluting the interest of the common stock holders. Our series A preferred stock is not a participating preferred stock, though it is convertible into our common stock.

        Our series A preferred stock is presently convertible into shares of our common stock at a price of $3.85 per share of common stock based on the initial $1,000 liquidation preference per share of series A preferred stock. Holders of our series A preferred stock also vote on an as-converted basis and have special voting rights on specified significant transactions or events. The certificate of designation for the series A preferred stock includes a provision that if certain EBITDA or common stock value targets are not met by June 30, 2008, then the liquidation preference of our series A preferred stock will be increased pursuant to the formula, capped at 83% of the original liquidation preference of the originally issued series A preferred stock. These targets and the liquidation preference increase are described in detail in the Description of Capital Stock—Preferred Stock section of this prospectus.

        The perceived risk of dilution or any actual dilution occasioned by the conversion of our series A preferred stock, any other future series of preferred stock and/or issuance of awards under our 1999 stock compensation program may discourage persons from investing in our common stock or cause our stockholders to sell their shares, which would contribute to the downward movement in the price of our common stock. New investors could also require that their investment be on terms at least as favorable as the terms of our series A preferred stock (or another series of preferred stock) due to the potential negative effect of the dilution on a potential investment. In addition, downward pressure on the trading price of our common stock could encourage investors to engage in short sales, which would further contribute to downward pressure on the price of our common stock.

        The rights, preferences, powers and limitations of our series A preferred stock, as well as those of any future series of preferred stock as may be established, may have the effect of delaying, deterring or preventing a change of control of our company.

Risks Related to our Organization and Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of action not in your best interests.

        Our certificate of incorporation limits the liability of directors and officers to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Delaware law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Delaware law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. These limitations on recourse against officers and directors and the affirmative protections of officers and directors may limit or restrict actions by or on behalf of the company or stockholders, which could adversely affect the company or our stockholders. These limitations and protections are described in the Management—Indemnification section of this prospectus.

Concentration of ownership of our common stock by our management and others and termination of employment agreements we have entered into with our executive and other officers could negatively affect the market price of our common stock because they discourage open market purchases of our common stock by purchasers who might seek to secure control of MediCor.

        Our officers and directors as a group currently own an aggregate of 12,495,473 shares of common stock, hold securities convertible into 1,076,364 shares of common stock, and have been granted options to purchase an additional 1,578,230 shares of common stock. Not all of these options can be exercised immediately and the options are exercisable at prices ranging from $1.50 to $4.30 per share. We may in the future issue additional shares of common stock, or securities exercisable for or convertible into common stock, to our officers or directors.

        If our executive officers and directors exercised their options and converted all of the securities beneficially owned by them into an aggregate of 15,150,067 shares of our common stock and no other convertible or exercisable securities were converted or exercised, our officers and directors would own approximately 57% of our then-outstanding common stock. If the Subordinated Note and the Subordinated Warrant described below were converted and exercised in full and our officers and directors converted and exercised all convertible or exercisable securities held by them, and no other holders of convertible or exercisable securities converted or exercised those securities, our officers, directors and their affiliates would then own approximately 77% of our then-outstanding common stock. This concentration of ownership would probably insure our management's continued control of MediCor.

        In addition, Sirius Capital LLC, or Sirius, an investment fund affiliated with the family of our chairman, currently holds approximately $37,500,000 of our debt in the form of the Subordinated Note and holds the Subordinated Warrant to purchase 2,343,750 shares of our common stock. Although the convertibility and exercisability of the Subordinated Note and Subordinated Warrant are subject to certain restrictions, if some or all of the Subordinated Note were converted into our common stock, or the Subordinated Warrant were exercised in whole or in part, Sirius could own a substantial percentage of our outstanding common stock. This additional concentration of ownership of our common stock could further discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor and thereby prevent increases in the market price of our common stock.

        We have entered into employment agreements with Messrs. Theodore Maloney, Jim McGhan and Paul Kimmel, three of our executive officers. These agreements provide for payments to them in the event that their employment is terminated by us, including without "good reason" as defined in the agreements. We will pay an amount equal to two times the annual base compensation paid by us to such person plus applicable pro rata bonus amounts in the event of a termination by us without cause, as defined in the agreements, or a termination by the executive for good reason, which includes the occurrence of a change in control, as defined in the agreements. The employment agreements further provide that in the event of the death or disability of any of Messrs. Maloney, McGhan or Kimmel, we will pay to such person an amount equal to three months' compensation or compensation through the date our long-term disability policy begins paying benefits, as applicable. These termination of employment agreements may discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor. These employment arrangements are further described in the Management—Employment Contracts and Termination of Employment and Change-in-Control Arrangements section of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Many statements contained in this prospectus and other written and oral statements made from time to time by us, do not relate solely to historical facts. These "forward-looking statements" are identified by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words and expressions. These forward-looking statements involve important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially, including those factors described in the preceding section, together with the other information contained in this prospectus. It is not possible to foresee or identify all factors affecting our forward-looking statements and you should not consider any list of such factors to be exhaustive. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of the Notes or the Subordinated Note or upon their exercise of the Warrants or the Subordinated Warrant. If the Warrants or the Subordinated Warrant are exercised for cash, we will receive the proceeds of that exercise. Those proceeds will be used for general corporate purposes.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

        Prior to the effectiveness of the registration statement of which this prospectus is part, our common stock has traded on the OTC Bulletin Board. We have filed an application to have our common stock listed on the American Stock Exchange.

        On December 22, 2006, we had approximately 550 stockholders of record. Our common stock price at the close of business on December 20, 2006 on the OTC Bulletin Board was $1.74 per share. The average of the bid and asked price on that date on the OTC Bulletin Board was $1.74.

        The table below sets forth the high and low bid prices of our common stock for the periods indicated as reported on the OTC Bulletin Board under the symbol MDCR. Quotations reflect prices between dealers, do not reflect retail markups, markdowns or commissions, and may not necessarily represent actual transactions. Our initial registration statement on Form SB-2 was first declared effective on September 24, 2001; our common stock commenced trading on the OTC Bulletin Board in the quarter ended March 31, 2002, the third quarter of our 2002 fiscal year; the merger of Scientio, Inc. and International Integrated Incorporated, creating MediCor Ltd., occurred February 7, 2003; and we first filed the registration statement of which this prospectus is a part on May 8, 2006.

	High	Low
Fiscal 2004
Quarter ended September 30, 2003	$4.70	$1.01
Quarter ended December 31, 2003	$2.80	$1.01
Quarter ended March 31, 2004	$5.50	$1.05
Quarter ended June 30, 2004	$5.20	$2.50
Fiscal 2005
Quarter ended September 30, 2004	$5.55	$4.30
Quarter ended December 31, 2004	$5.35	$3.55
Quarter ended March 31, 2005	$4.75	$3.00
Quarter ended June 30, 2005	$4.00	$3.00
Fiscal 2006
Quarter ended September 30, 2005	$3.99	$3.00
Quarter ended December 31, 2005	$4.00	$3.10
Quarter ended March 31, 2006	$3.40	$2.05
Quarter ended June 30, 2006	$6.00	$2.50
Fiscal 2007
Quarter ended September 30, 2006	$3.25	$2.07

Dividends

        We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

SELECTED FINANCIAL DATA

        You should read the following selected consolidated financial data in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus and our consolidated financial statements and the notes thereto also included elsewhere in this prospectus.

        The selected consolidated statement of operations data for the unaudited three months ended September 30, 2006 and 2005 and the audited years ended June 30, 2006, 2005, and 2004, as well as the selected consolidated balance sheet data as of September 30, 2006, June 30, 2006, September 30, 2005 and June 30, 2005, are derived from, and are qualified by reference to, our audited and unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended June 30, 2003 and 2002, as well as the selected consolidated balance sheet data as of June 30, 2004, 2003 and 2002, are derived from our audited consolidated financial statements and the audited consolidated financial statements of our predecessor, International Integrated Incorporated, not included in this prospectus.

Statement of Operations Data
(thousands)

	Three Months Ended September 30,		Year Ended June 30,
	2006	2005	2006(1)	2005(2)	2004	2003	2002(3)
	(Unaudited)	(Unaudited)
Net sales	$9,494	$5,662	$31,383	$26,959	$1,422	$1,677	$1,704
Gross profit	$3,126	$1,716	$9,635	$11,795	$1,069	$1,530	$871
Operating loss	$(4,626)	$(2,776)	$(16,208)	$(10,039)	$(9,564)	$(4,537)	$(7,654)
Net loss	$(12,711)	$(3,827)	$(17,945)	$(16,135)	$(16,448)	$(5,042)	$(8,017)
Preferred dividends	$135	$124	$508	$1,147	$119	$148	$201
Net loss attributable to common stockholders	$(12,846)	$(3,951)	$(18,453)	$(17,282)	$(16,567)	$(5,190)	$(8,218)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.54)	$0.19	$(0.87)	$(0.95)	$(0.94)	$(0.33)	$(0.87)

(1)
Includes two months of operations of Biosil and Nagor due to their acquisition in April 2006.

(2)
Includes the twelve months of operations of Eurosilicone due to its acquisition in July 2004.

(3)
The financial statements for the fiscal year ended June 30, 2002 were those of our predecessor company, International Integrated Incorporated.

        Our unaudited condensed consolidated financial statements and audited consolidated financial statements are listed in the Index to Consolidated Financial Statements appearing on page F-1 of this Prospectus.

        The following is a summary of the unaudited quarterly financial information for the past two full fiscal years.

	2007	2006				2005
	First Quarter	Fourth Quarter(1)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter(2)	Third Quarter(2)	Second Quarter(2)	First Quarter(2)
Net sales	$9,494	$10,862	$7,878	$6,981	$5,662	$7,541	$7,130	$6,145	$6,143
Gross profit	$3,126	$2,614	$3,198	$2,107	$1,716	$3,948	$2,292	$2,965	$2,590
Operating loss	$(4,626)	$(8,333)	$(2,549)	$(2,550)	$(2,776)	$(2,263)	$(2,760)	$(3,111)	$(1,905)
Net loss	$(12,711)	$(6,017)	$(3,685)	$(4,142)	$(4,101)	$(4,156)	$(3,912)	$(4,313)	$(3,516)
Preferred dividends	$135	$129	$127	$128	$124	$242	$216	$375	$314
Net loss attributable to common stockholders	$(12,846)	$(6,146)	$(3,812)	$(4,270)	$(4,225)	$(4,398)	$(4,128)	$(4,688)	$(3,830)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.54)	$(0.29)	$(0.18)	$(0.21)	$(0.21)	$(0.24)	$(0.23)	$(0.26)	$(0.21)
Weighted average number of shares outstanding, basic and diluted	23,746	21,092	20,766	20,356	20,336	18,233	18,146	18,116	18,062

(1)
Includes two months of operations of Biosil and Nagor due to the acquisition in April, 2006.

(2)
Includes the three months of operations of Eurosilicone due to the acquisition in July 2004.

Balance Sheet Data
(thousands)

	As of September 30,		As of June 30,
	2006	2005	2006(1)(2)	2005(3)	2004	2003	2002(4)
	(Unaudited)	(Unaudited)
Total assets	$120,354	$61,306	$129,115	$61,580	$34,152	$10,443	$5,043
Current liabilities	$24,832	$17,933	$25,700	$16,909	$6,794	$4,676	$4,970
Long-term obligations	$96,608	$67,114	$93,464	$65,208	$36,156	$8,491	$990
Preferred shares subject to mandatory redemption requirements	$6,810	$6,573	$6,810	$6,573	$9,937	$—	$—
Stockholders' equity	$(7,896)	$(30,314)	$3,141	$(26,592)	$(18,735)	$(2,724)	$(916)

(1)
Includes assets and liabilities acquired through the acquisition of Biosil and Nagor in April, 2006

(2)
Includes the Notes, Subordinated Note, the subordinated long-term note, Senior Warrants and Subordianted Warrant debt that was incurred in April, 2006.

(3)
Includes assets and liabilities acquired through the acquisition of Eurosilicone in July 2004.

(4)
The financial statements as of June 30, 2002 were those of our predecessor company, International Integrated Incorporated.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis discuss our financial condition and results of our operations on a consolidated basis, unless otherwise indicated.

Overview

        MediCor Ltd. is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic and reconstructive surgery and dermatology markets. Current products include breast and other implants and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with the largest country, Brazil, accounting for about 11% of total breast implant sales. Breast implant and other implant products account for about 95% of total sales for the three months ended September 30, 2006, while scar management products contributed approximately 5% of total sales. We sell our products to hospitals, surgical centers and physicians, through a combination of distributors and direct sales personnel.

Company History and Business Strategy

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former Chairman and Chief Executive Officer of Inamed Corporation, McGhan Medical Corporation and McGhan Limited. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

        Currently, we have two main product lines:

  •
  breast and other implants for aesthetic plastic and reconstructive surgery; and

  •
  scar management products.

Breast and other implant products

        Our primary product line is breast implants, accounting for about 95% of total sales for the three months ended September 30, 2006. We acquired Eurosilicone in July 2004 and Biosil and Nagor in April 2006. Based on publicly available data, we estimate we have a market share of approximately 30% of the non-U.S. market. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest country, Brazil, accounting for about 11% of sales. Eurosilicone also manufactures a broad line of other implant products targeted for the aesthetic, plastic and reconstructive markets, including gluteal, calf, pectoral, malar and testicular implants, as well as external breast prosthesis, which collectively account for approximately 4% of total sales. The financing for the Eurosilicone acquisition was primarily provided through additional loans from International Integrated Industries, LLC, an affiliate of MediCor's chairman, as more fully described in our consolidated financial statements and notes, and the financing for the acquisition of Biosil and Nagor was primarily provided through the private placement of the Notes and the Warrants.

        Our strategy to gain entry into the United States saline-filled breast implant market relies in part upon our recent acquisition of Biosil, the saline-filled breast implants of which are the subject of a PMA application in process with the FDA. This strategy also relies in part upon our distribution agreement with PIP, an independent manufacturer of breast implants with whom we are working to prepare and submit a separate PMA application.

        The PMA application for the Biosil saline-filled breast implant was submitted in 2001 in a format in which separate components, or modules, of the application are submitted for review by the FDA. The submission was converted to a regular PMA application in 2002. We are addressing or have addressed comments and observations arising in the ordinary course of the FDA's review of the sufficiency of each of those modules of the application that have been submitted. Our analysis of the four-year interval clinical trial data that comprise a significant part of one module has been completed and is currently being prepared for submission as an amendment to the PMA. Although we had anticipated submitting the appropriate clinical data in response to the FDA's observations and guidance in 2006, there can be no assurance as to timing, review or decision concerning the completed PMA application. The clinical trial is ongoing, and all clinical trial management actions are being maintained. Discussions with the FDA are ongoing regarding the submission of the final clinical data, but we cannot guarantee that the FDA will provide final approval, nor can we determine when the FDA's decision regarding review and approval will be made.

        We are also continuing to work with PIP in furtherance of the PMA application for PIP's pre-filled saline breast implant. Our internal technical and regulatory personnel and experienced independent research contractors are managing the conduct of the ongoing clinical trial and preparation of appropriate regulatory submissions for the PMA application. PIP has completed the pre-clinical testing requirements of the PMA and will provide that information for us to submit as part of the PMA application. We intend to submit the PIP PMA application to the FDA upon satisfactory completion of clinical data collection and analysis, as well as collection and analysis of corresponding manufacturing data, which is to come from the manufacturer, PIP. There can be no assurance of the completion of data collection and analysis or of the timing, review or decision concerning the PMA application. Although we are not the manufacturer of the PIP pre-filled saline breast implant, consistent with the terms of our distribution agreement with PIP which was amended in 2004, we are now performing substantially all of the work to support the clinical trials, clinical data collection and related regulatory efforts. Similar to our clinical and regulatory work on the Biosil PMA, we fund this work from our general working capital as part of our ongoing research and development efforts.

Scar Management Products

        Our Biodermis subsidiary competes in the scar management market and distributes products used in the prevention and management of visible scar tissue known as keloid and hypertrophic scars. Sales from these products contributed about 5% of total sales for the three months ended September 30, 2006. The Biodermis products achieve therapeutic results by encapsulating the scar tissue with a soft, malleable, semi-occlusive polymer in the form of sheets and ointments that are believed to mimic the natural barrier function of the skin, improving the condition and appearance of scars. In the United States, the products are marketed under the names EpiDerm™ silicone gel sheeting and Xeragel™ and Pro-Sil™ silicone ointment. Internationally, the same products are also marketed under the names TopiGel™ and DermaSof™.

        Biodermis' secondary product lines consist mainly of two products, EPIfoam™ and HydroGOLD™. EPIfoam is a silicone backed, polyurethane foam utilized post-lipectomy to assist in recovery and enhance the overall aesthetic appearance following liposuction. HydroGOLD is a hydrogel-based product for use in reducing the pain, discomfort and burning sensation frequently associated with procedures of the skin typically aimed at reducing fine lines and wrinkles and to eliminate or reduce the signs of aging, such as laser resurfacing, chemical peels and micro-dermabrasion. Additionally, a portion of Biodermis' revenue is derived from the sale of scar management and post-operative care products to other medical device companies which then sell the products under their own brand names. To assure quality control and proper regulatory compliance, Biodermis retains all responsibilities related to the FDA and European CE-Mark certification and regulatory compliance related to manufacturing activities. Some of these medical device customers are allowed to compete for sales in similar markets and for similar customers against Biodermis' distributors and direct sales staff.

Application of Critical Accounting Policies and Estimates

        Management's Discussion and Analysis of Financial Condition and Results of Operations addresses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies set forth below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

        Management has identified the critical accounting policies to be those related to revenue recognition, inventories, adequacies of allowances for doubtful accounts and product replacement programs, inventories, property and equipment, valuation of long-lived assets and goodwill, income taxes and litigation.

Revenue Recognition

        We recognize product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, and Statement of Financial Accounting Standards No. 48, Revenue Recognition When Right of Return Exists. These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize revenue upon delivery of product to third-party distributors and customers and do not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. We do not offer price protection to our third-party distributors or customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances based on product return history. We believe our estimate for anticipated returns is a "critical accounting estimate" because it requires us to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically our estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of some of our customers to make required payments. This allowance is based on an analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of our customers were to deteriorate, adversely affecting their ability to make payments, additional allowance might be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out, or FIFO, method. We may write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment and Disposal of Long Lived Assets," or SFAS No. 144, as described below.

Accounting for Long-Lived Assets

        We account for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment and Disposal of Long-Lived Assets," which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We believe the estimate of our valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on our results of operations. With the exception of the impairment of a patent which was written off in June 2005, and the impairments to four of our patents which were written off in June 2006, as described in Note I to the financial statements included in this prospectus, MediCor does not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 20 years. We adopted SFAS No. 142 "Goodwill and Other Intangible Assets" in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Allowance for Product Replacement Programs

        We have an allowance for product replacement programs for breast implant sales. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value. We believe that our estimate for our product replacement program is a "critical accounting estimate" because it requires us to estimate failure rates, claim rates and amounts, and discount rates. Changes to actual claims and interest rates could have a material impact on our calculation, which could materially impact our reported expenses and results of operations. Expansion of the programs, either geographically or in extent of coverage, could also have a material impact on our calculation, which could adversely impact our reported expenses and results of operations.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Litigation

        We are involved in various litigation matters as a claimant and as a defendant. We record any amounts recovered in these matters when collection is certain. We record liabilities for claims against us when the losses are probable and can be reasonably estimated. Amounts recorded are based on reviews by outside counsel, in-house counsel, and management.

Results of Operations for Three Months Ended September 30, 2006 versus Three Months Ended September 30, 2005

Sales

        Sales for the three months ended September 30, 2006 were $9,493,549, an increase of $3,831,534 or 68% versus the same period in 2005. Of this, approximately $2,963,318 reflects the inclusion in our financial statements of three months of the results of operations of Biosil and Nagor. At Eurosilicone, positive unit growth—particularly in Latin America—was partially offset by a decrease in unit prices and a decline in the dollar relative to the euro. The decline in the dollar relative to other currencies negatively impacted overall MediCor sales by approximately 4%.

Cost of Sales

        Cost of sales as a percentage of net sales for the three months ended September 30, 2006 was approximately 67% compared to approximately 70% during the same period in 2005. This decrease was primarily attributable to the implementation of programs to improve manufacturing efficiencies during fiscal 2006, which have enabled us to increase production and lower our unit cost of sales. Based on our historical review of costs, we expect that cost of sales in the future will remain in line on a percentage basis with our historic level of approximately 66%. As sales volumes and prices increase, costs should then decrease as a percentage of sales.

Selling, General and Administrative Expenses

        Selling, general and administrative, or SG&A, expenses increased to $6,897,680 for the three months ended September 30, 2006, as compared to $3,579,066 during the same period in 2005. Of this, approximately $1,034,890 were SG&A expenses of Biosil and Nagor. The remaining increase was attributable to $576,838 for share-based payments; payroll-related expenses of $482,558; consulting fees of $216,261; product replacement related fees of $204,724; commission expense of $168,705; accounting fees of $155,958; additional amortization and deprecation of $143,791; advertising fees of $82,637; and other various increases of $252,252. Of all the SG&A expenses we incurred during the three months ended September 30, 2006, the majority were charges that are expected to be recurring.

Research and Development Expenses

        Research and development expenses for the three months ended September 30, 2006 were $854,860 as compared to $912,565 for the same period in 2005. While we recognized an increase of costs associated with the PIP product of $82,256 and increased expenses of $66,722 from Biosil and Nagor, we recognized a decrease in costs relating to the development of other product lines of $206,683. We expect that research and development expenses will continue to remain substantial and grow as we aggressively move to bring products to market. However, we expect that research and development expenses will decrease with respect to a particular product once we receive required government approvals for it, but these expenses will continue to increase overall as we bring new products to market or existing products to new markets.

Interest Expense

        Interest expense increased to $10,198,446 for the three months ended September 30, 2006 as compared to $1,454,303 for the three months ended September 30, 2005. Interest expense consists primarily of interest related to borrowings.

        Interest expense for the three months ended September 30, 2006, primarily included $3,570,464 for the interest at stated rates on the Notes and the Subordinated Note and $6,399,298 for amortization of related note discounts. We expect interest expense to continue at a high level, due both to maintaining a high level of debt and to the amortization of the note discounts and deferred financing fees.

Reduction in Value of Derivative Liabilities

        The value of derivative liabilities at September 30, 2006 was $2,156,250 less than at June 30, 2006, which resulted in a gain. There were no derivative liabilities in the same quarter a year ago. The gain was on the revaluation of the warrant liability and convertible feature liability of the Notes and the Subordinated Note from June 30, 2006 until September 30, 2006. This resulted from a decline in our stock price, which reduced the carrying value of these liabilities.

Net Loss

        Net loss attributable to common stockholders for the three months ended September 30, 2006 increased to $12,846,129 from $3,951,126 for the previous period. Basic and diluted loss attributable to common stockholders per share of common stock for the three months ended September 30, 2006 was $0.54 as compared to $0.19 for the three months ended September 30, 2005.

Results of Operations for Fiscal Year 2006 versus Fiscal Year 2005

Sales

        Sales for the fiscal year ended June 30, 2006 were $31,382,963, an increase of $4,424,416 or 16% versus the same period in 2005. Of this, approximately $1,986,105 of the increase was attributable to the acquisition of Biosil and Nagor. At Eurosilicone, unit growth—particularly in Latin America—was offset by a decrease in unit prices and a decline in the dollar relative to the euro. This decline impacted overall MediCor sales by approximately 3%.

Cost of Sales

        Cost of sales as a percentage of net sales for the fiscal year ended June 30, 2006 was approximately 69% compared to approximately 56% during the same period in 2005. This increase was primarily attributable to the decrease in average selling prices of breast implants noted above. However, an increase in ongoing regulatory and quality control costs contributed to the increase. These costs are from programs to improve manufacturing efficiencies and quality systems, programs which we believe will enable us to increase production and lower future unit cost of sales. Based on our historical review of costs, we expect that cost of sales in the future will remain in line on a percentage basis with our historic level of approximately 66%. As sales volumes and prices increase, costs should then reduce as a percentage of sales.

Selling, General and Administrative Expenses

        Selling, general and administrative, or SG&A, expenses increased to $22,360,416 for the fiscal year ended June 30, 2006, as compared to $19,143,127 during the same period in 2005. The increase was attributable to payroll related expenses of $2,340,202; product replacement related fees of $1,894,744; a legal settlement of $1,000,000; additional amortization and deprecation of $691,388; consulting fees of $520,454; travel related expenditures of $398,269; advertising fees of $268,595; acquisition expense of $249,920 and other various increases of $54,973. The legal settlement was related to our decision to discontinue and buy out a distributor in the Mexico market and commence direct sales efforts in that market, and the amount of the settlement was based on our negotiations with the distributor. These increases were partly offset by a reduction in bad debt expense of $1,323,998; a vendor settlement of $983,558 relieving accounts payable recorded in a prior period; a bad debt recovery of $672,663; a reversal of $517,536 in long-term accrued liability previously provided for in a prior period; a reduction in annual management fees of $414,063 and lower commission expense of $289,438. Of all SG&A expenses MediCor incurred during fiscal 2006, the majority were charges that are expected to be recurring.

Research and Development Expenses

        Research and development expenses in the fiscal year ended June 30, 2006 were $3,482,371 as compared to $2,691,333 for the same period in 2005. The increase of $791,038 was primarily attributable to a net increase of higher spending associated with the saline-filled breast implant clinical trials. Costs associated with the PIP product increased $174,360 and costs relating to the development of other product lines increased $616,678. We expect that research and development expenses will continue to remain substantial and grow as we aggressively move to bring products to market. However, we expect that research and development expenses will decrease with respect to a particular product once we receive required government approvals for it, but these expenses will continue to increase overall as we bring new products to market or existing products to new markets.

Interest Expense

        Interest expense increased to $12,760,518 for the fiscal year ended June 30, 2006 as compared to $5,315,568 for the fiscal year ended June 30, 2005. Interest expense consists primarily of interest related to borrowings.

        Interest expense for this fiscal year primarily included $12,219,286 related to the Notes and subordinated debt, including $4,878,899 amortization of related note discounts. We expect interest expense to continue as we maintain high debt levels.

Other Expenses/(Income)

        Other income and expense was a gain of $11,416,711 for the fiscal year ended June 30, 2006 but was nothing for the prior fiscal year. The largest part of this year's gain was a $10,218,750 gain on the revaluation of the warrant liability and convertible feature liability from their inception with the placement of the Notes until the fiscal year end. This resulted from a decline in our stock price, which reduced the carrying value of these liabilities. We also recognized a gain on extinguishment of our revolving debt with International Integrated Industries, LLC. This demand debt was replaced with the Subordinated Note to Sirius Capital, the Subordinated Warrant for the benefit of Sirius Capital, and a subordinated long-term note to International Integrated Industries, LLC with no change in principal amount. The present value of these two new long-term notes plus the value of the Subordinated Warrant and conversion feature on the Sirius note were $1,597,961 less than the demand note value they replaced. These gains were offset by $400,000 when we wrote down four patents as there was no commercial utilization of the patents over the past year. Thus, our ability to economically benefit over the life of the patents has been reduced.

Net Loss

        Net loss attributable to common stockholders for the fiscal year ended June 30, 2006 increased to $18,452,880 from $17,282,311 for the fiscal year ended June 30, 2005. Basic and diluted loss attributable to common stockholders per share of common stock for the fiscal year ended June 30, 2006 was $0.87 as compared to $0.95 for the fiscal year ended June 30, 2005.

Results of Operations for Fiscal Year 2005 versus Fiscal Year 2004

Sales

        Sales for the fiscal year ended June 30, 2005 equaled $26,958,547, an increase of $25,536,964 as compared to the fiscal year ended June 30, 2004 of $1,421,583. The sales of our subsidiary Eurosilicone, acquired on July 5, 2004, drove the increase in sales versus the prior year periods. On a pro forma basis, sales for the fiscal year ended June 30, 2005, increased by about $4.4 million or approximately 20% versus the prior year period. Excluding the estimated impact of foreign exchange rates, the growth rate was about 16%. The growth between periods was attributable to strong unit sales resulting from continued sales efforts and strong demand.

Cost of Sales

        Cost of sales as a percentage of net sales for the fiscal year ended June 30, 2005 was approximately 56% compared to approximately 29% at fiscal year ended June 30, 2004, although the prior year figure does not include the cost of sales for Eurosilicone and thus is not comparable. The majority of the costs associated with the production of our product are recurring and primarily include labor, raw material and quality control costs. On the basis of the results for the year ended June 30, 2005 which included twelve months of results for Eurosilicone, we expect that cost of sales will increase to approximately 66% due to the ongoing cost of newly implemented improvements in quality systems and process engineering, partly offset by gains in manufacturing efficiency. As sales volumes and prices increase, costs will then reduce as a percentage of sales.

Selling, General and Administrative Expenses

        Selling, general and administrative, or SG&A, expenses increased to $19,036,314 for the fiscal year ended June 30, 2005 as compared to $8,483,694 for the fiscal year ended June 30, 2004. Of this, increases of $8,421,025 and $1,092,866 resulted from the addition of Eurosilicone and our Latin America subsidiaries, respectively, which were not included in the prior year. The remaining increase of $1,038,709 can be attributed to travel related expenses of $597,606, payroll and payroll related expenses of $351,381 and licensing fees of $84,892. Of all SG&A expenses, about two-thirds were recurring charges. As a percentage of sales, SG&A expenses decreased from 597% in fiscal 2004 to 71% in fiscal 2005. SG&A expenses reflect start up period costs and costs associated with establishing and maintaining a fixed infrastructure. As our business and sales increase, we anticipate that recurring SG&A expenses will increase in absolute dollars but continue to decrease as a percentage of sales.

Research and Development Expenses

        Research and development expenses in the fiscal year ended June 30, 2005 were $2,691,333 as compared to $2,149,049 for the comparable period in 2004. The increase of $542,284 is primarily attributable to higher spending associated with the saline breast implant clinical trials. Costs associated with the PIP product were $148,082 and costs relating to the development of other product lines were $394,202. We expect that research and development expenses will decrease once we receive required government approvals but may increase as we bring new products to market or existing products to new markets.

Interest Expense

        Interest expense increased to $5,315,568 for the fiscal year ended June 30, 2005 as compared to $1,195,543 at June 30, 2004. Interest expense consists primarily of interest related to borrowings. The change in interest expense was primarily due to a significant increase in the average principal balance on the note payable to related party incurred as a result of the Eurosilicone acquisition.

Other Expenses

        Other expenses decreased to $106,903 during the fiscal year ended June 30, 2005 from $5,686,849 for the fiscal year ended June 30, 2004. Other expenses in fiscal 2005 consisted primarily of a $74,129 impairment loss on a patent. Other expenses in fiscal 2004 primarily consisted of a provision of $1,883,000 against a deposit made with respect to the purchase of stock in PIP and a provision of $3,800,000 against acquisition advances with respect to our asset acquisition of a third-party distributor of Biosil's products. During the year ended June 30, 2005, we wrote off one patent that carried a fair market value of $100,000 due to its abandonment and subsequent expiration. The decision was made not to pursue any efforts toward reinstatement, based upon an analysis of value and utility to us.

Net Loss

        Net loss at the fiscal year ended June 30, 2005 increased to $17,281,768 from $16,566,733 at June 30, 2004. The higher loss was due to the increased selling, general and administrative expenses, research and development expenses and interest expense described above. Basic and diluted loss attributable to common shareholders per share at the fiscal year ended June 30, 2005 was $0.93 as compared to $0.94 at fiscal year ended June 30, 2004.

Liquidity and Capital Resources

        Cash used in operations was $7,681,075, $15,004,370, $12,425,927 and $37,651,059 during the three months ended September 30, 2006 and the fiscal years ended June 30, 2006, 2005 and 2004, respectively, as impacted by SG&A expenses including continued startup costs, increased regulatory and quality assurance expenses, increased engineering expenses, research and development expenses and interest expense. Cash used in investing activities of $158,797 for the three months ended September 30, 2006 was principally the acquisition of fixed assets. Our investing activities for the fiscal year ended June 30, 2006 of $26,883,590 were principally due to the acquisition of Biosil and Nagor. On July 5, 2004, we completed the acquisition of Eurosilicone, which had a net effect on our investing activities of $14,641,239 for the fiscal year ended June 30, 2005. To complete the acquisition we borrowed an additional $11,000,000 from International Integrated Industries, LLC. In connection with indebtedness to International Integrated Industries, LLC, we entered into a credit facility with BNP Paribas. Under that facility we initially drew approximately $9,014,680, of which $5,000,000 was repaid to International Integrated Industries, LLC. On March 21, 2005, we drew an additional $3,965,559 under the BNP Paribas facility to pay the fiscal 2005 performance payment to the sellers of

Eurosilicone under the acquisition agreement. Our investing activities of $44,994 for the fiscal year ended June 30, 2004 were principally due to the acquisition of fixed assets.

        Our ability to make payments to refinance our debt and to fund planned capital expenditures and operations will depend on our ability to secure additional significant financing and generate sufficient cash in the future. Currently, we have only limited product sales in the United States and will not be in a position to materially increase United States sales unless and until the FDA issues a PMA relating to one or more of the products sought to be sold by us. Product entry into the United States market is a significant business priority. Our business strategy depends in significant part on the success of bringing our products to the United States market. We are currently funding substantial activities for two PMA applications which are accounted as operating expenses.

        Historically we have raised funds to support our operating expenses and capital requirements through sales of equity or debt securities or through other credit arrangements, including borrowing from our affiliates. Most recently, we raised $46.5 million ($50 million less fees) in a private placement that included the sale of the Notes and the Warrants. Of this, approximately $25 million was utilized in our acquisition of Biosil and Nagor and the balance was made available for general working capital needs. In addition, our ES Holdings subsidiary is party to a bank loan agreement under which it had an outstanding indebtedness of approximately $9,847,658 at September 30, 2006. In fiscal 2006, ES Holdings notified the banks under the loan agreement that inconsistencies existed in the loan covenant formulations which prevented consistent calculation of certain covenants. ES Holdings and the banks are currently negotiating an amendment to the loan agreement to clarify and correct these formulations. We anticipate that an amendment will be completed in the second quarter of fiscal 2007. To satisfy our liquidity requirements, we will need to raise additional funds. To the extent additional sales of equity or debt securities are insufficient to satisfy our liquidity requirements, we plan on being able to obtain any necessary additional funds through the incurrence of additional indebtedness to our affiliates. We have received a written commitment from International Integrated Industries, LLC, an affiliate of our chairman, to fund any operating expenses and capital expenditures through July 1, 2007. The same entity has provided to us over $77 million in funding through September 30, 2006. This historic funding has been a combination of equity and debt. However, our ability to incur additional indebtedness is restricted by our outstanding Notes. These Notes only permit the incurrence of a maximum of $10 million of indebtedness that is both expressly subordinate to them and unsecured. We are also restricted by these Notes from issuing convertible securities or options, and our Note holders have a right of first refusal with respect to new security issuances other than the issuance of common stock in an underwritten public offering of $75 million or more in which the net price per share (after deduction of underwriting discounts and commissions) is at or above $8.00. To the extent our future liquidity requirements are greater than these capital resources or limitations; we may have to seek to negotiate to obtain any necessary additional funds through the incurrence of additional indebtedness or issuance of equity securities. Continued delays in or failure to successfully bring planned products to the United States market adversely affects our liquidity and need for additional capital resources to a significant extent.

        We expect our operating losses to continue and increase as long as we do not have breast implant products approved for sale in the United States. We anticipate that we will need additional liquidity to cover negative cash flow in fiscal 2007. In addition, to the extent we want to pursue additional acquisitions, we expect that we will need additional financing. We do not presently have any commitments for such financing and it may not be available when we need it, on terms acceptable to us or at all. The lack of adequate financing could adversely affect our ability to effect acquisitions. In particular, there is an exception to the Note holders' right of first refusal with respect to new security issuances for securities issued in connection with acquisitions in which we acquire at least a majority of the voting power of the entity being acquired. However, we may or may not be able to exclusively use common stock in any proposed transaction.

        Our Eurosilicone Holdings subsidiary may be required to make a performance payment of up to €3 million to the sellers in fiscal 2008 under the Eurosilicone acquisition agreement and our Biosil U.K. Holdings Ltd. subsidiary will be required to make subsequent payments of £3.5 million in each of fiscal 2007 and 2008 under the Biosil/Nagor acquisition agreement. If a payment is required and Eurosilicone Holdings does not otherwise have sufficient funds from dividends or distributions from Eurosilicone, we may seek third-party financing to make this payment. We intend to pay the two required Biosil/Nagor £3.5 million payments out of current funding resources—operating cash flows plus our recent debt financing.

        We have also entered into put and call option agreements with each of the former shareholders of Biosil and Nagor. These agreements were required by the sellers in connection with their agreeing to take a portion of the acquisition consideration in shares of our common stock. Under those agreements we may be obligated to purchase the 2,640,000 shares of common stock issued to those shareholders in the acquisition if they are put to us by the holders. We may also call the same shares. The parties agreed that the economic value in Biosil and Nagor may be affected by the timing of the entry of Biosil's saline breast implants into the United States market as well as the timing of the entry of competitors' products. Accordingly, the shares may be put to us starting 18 months after the saline-filled breast implant manufactured by Biosil is approved for commercialization in the United States by the FDA. The put options expire if our common stock ever trades at or above $10.00 per share for 30 out of 45 consecutive trading days (whether before or after the puts are exercisable) and each put option is only exercisable to the extent the individual selling shareholder still holds the common stock we issued to him or her in the acquisition. The purchase price under the puts is $5.50 per share.

        The maximum number of shares that may be put to us in any three-month period by all of the selling shareholders is 660,000, less any shares of common stock otherwise sold by any of those holders during that period. The puts are also exercisable if there is a public offer by any person to acquire all of our outstanding shares of common stock. In such event, the price will be $5.50 per share if Biosil's saline-filled breast implant has been approved for commercialization in the United States by the FDA by the time the person becomes entitled to compulsorily acquire our common stock. Otherwise the price will be $6.50 per share. Any exercise of the puts will place additional demands on our capital resources, and we presently have no specific contingency plan for this possible future event.

        We may also call the shares of common stock issued to the selling shareholders at any time after FDA commercialization approval of the Biosil saline-filled breast implant and until our common stock trades at or above $20.00 per share for 30 out of 45 consecutive trading days at a price of $7.50 per share. Each holder also terminates the call with respect to his or her shares if he or she elects in his or her discretion to terminate the put.

        Both Eurosilicone and the combined operations of Biosil and Nagor have positive operating cash flow that may or may not be sufficient to fund all of their respective projected operational, working capital, financial and other obligations. We expect that, from time to time, one or more of these operating subsidiaries may have additional liquidity needs which may require MediCor or third-party, such as bank, financing. In addition, we have a written commitment from International Integrated Industries, LLC, to provide sufficient cash to fund any operating expenses and capital expenditures through July 1, 2007. However, the ability to access that commitment will be limited by the restrictions of the Notes.

        Our revenues are primarily denominated in U.S. dollars, in euros and British pounds, with U.S. dollars accounting for approximately 40% of total revenues. Our expenses are denominated in U.S. dollars, euros and British pounds. We do not currently hedge against foreign exchange risk and do not have any plan to do so.

Off-Balance Sheet Arrangements

        Since inception, we have not maintained any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities. Accordingly, we are not materially exposed to any market, credit, liquidity or financing risk that could arise if we had engaged in such relationships.

Contractual Obligations

        Our contractual obligations at June 30, 2006, shown by period, were:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	$2,719,623	$716,263	$991,887	$403,452	$608,021
Capital lease obligations(1)	3,051,406	571,393	783,207	577,362	1,119,444
Subsequent acquistion payments for Biosil and Nagor(1)(2)	13,222,518	—	13,222,518	—	—
Principal payments on other long-term debt	131,243,741	2,395,839	4,043,506	53,898,264	70,906,132

	$150,237,288	$3,683,495	$19,041,118	$54,879,078	$72,633,597

(1)
Not reduced to present value
(2)
Based on an exchange rate of at $1.81628/£

        The $6,356,980 (£3,500,000) payment originally due to the sellers of Biosil and Nagor in January 2007 was deferred to July 2007 and increased to $6,865,538 (£3,780,000). This and the $6,356,980 (£3,500,000) payment due December 2007 comprise the $13,222,518 reflected in the table above.

        In addition, we owe performance payments to the sellers of Eurosilicone that could be as high as €3,000,000 in each of July 2007 and March 2008. The July 2007 payment was deferred from March 2007 and will be paid with interest added at 8% per annum for the period of the deferral.

Quantitative and Qualitative Disclosure about Market Risk

        In the normal course of business, our operations are exposed to fluctuations in interest rates and foreign currency exchange rates. Our experience and expectation is that these fluctuations are not so great as to pose a significant risk to our business, even if they may be material to valuations on our balance sheet and to the results of our operations. We do not enter into financial instruments to hedge such exposures except where required by loan agreements, nor do we enter into financial instruments for either trading or speculative purposes.

        The value of two derivative liabilities on our balance sheet—warrants and senior note conversion feature—is affected both by interest rates and by the market value of our common stock. Our stock price is thinly traded and its price is volatile, and thus changes in valuations of these instruments can be significant. However, changes in the valuation of these derivatives have no impact on our cash obligations.

Interest Rate Risk

        At June 30, 2006, we had $99,194,794 of variable rate debt—$87,500,000 of U.S. dollar-denominated debt that varies with the three-month LIBOR rate and $11,694,794 (€9,318,041) of euro-denominated debt that varies with the six-month EURIBOR rate. If the interest rates on our variable rate debt were higher or lower by 1%, 2% or 3% for the next year, interest expense would increase or decrease for that year by $991,948, $1,983,896 or $2,975,844, respectively.

        The two derivative liabilities on our balance sheet are revalued quarterly using the Black-Scholes option pricing model, in which one factor is the risk-free interest rate as of the valuation date. If this rate had been higher by 1%, 2% or 3% at June 30, 2006, an additional loss of $312,500, $625,000, or $937,500, respectively, would have been recorded. If this rate had been lower by 1%, 2% or 3% at June 30, 2006, an additional gain of $187,500, $531,250, or $843,750, respectively, would have been recorded.

Foreign Currency Exchange Risk

        Our subsidiaries do not sell products only in their local currencies nor do they buy materials or services only in their local currencies, and many of our subsidiaries operate in a local currency other than the U.S. dollar. The gains and losses from settling trade accounts receivable and payable in other than functional currencies is minimized by prompt collections and payments, so that our operations are not significantly impacted.

        We also have transactions between our subsidiaries—principally inter-company loans and the receivables and payables that result from inter-company supply of product—which can result in both foreign currency transactions settlement and translation effects. However, these have no net cash impact on our operations.

        At June 30, 2006, $11,694,794 (€9,318,041) of our debt was euro-denominated, for which we have foreign currency exchange risk. If the U.S. dollar were stronger or weaker by 10% relative to the euro for the next year, interest expense would decrease or increase for that year by $1,169,479.

Common Stock Market Value Risk

        The two derivative liabilities on our balance sheet are revalued quarterly using the Black-Scholes option pricing model, in which one factor is the market price of our common stock as of the valuation date. For the year ended June 30, 2006, our stock has varied between $2.75 and $4.40 (varying less than 35% around its median of $3.35), with the market price having been $3.00 at June 30, 2006. If the market price had been higher by 25% or 50% at June 30, 2006, an additional loss of $10,343,750 or $20,875,000, respectively, would have been recorded. If this market price had been lower by 25% or 50% at June 30, 2006, an additional gain of $9,906,250 or $19,593,750, respectively, would have been recorded.

BUSINESS

Overview

        We are a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic plastic and reconstructive surgery and dermatology markets. Our current products include breast implant products and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently approximately 95% of total sales, with two distributors, Import Medic in Brazil and Corporación Recimédica in Venezuela, together accounting for approximately 22% of sales. Breast implant and other implant products account for approximately 94% of our total sales for the fiscal year ended June 30, 2006, while scar management products contribute approximately 6% of total sales. We sell our products to hospitals, surgical centers and physicians through a combination of distributors and direct sales personnel.

Company History and Business Strategy

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former Chairman and Chief Executive Officer of Inamed Corporation, McGhan Medical Corporation and McGhan Limited. Our objective is to be a leading supplier of selected international medical devices and technologies.

        To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. Because of our management team's experience in these target markets, and in particular the breast implant market, we focused our strategy from the outset on acquiring the rights to products or their manufacture in the breast implant market so we can compete as one of the world leaders in this market. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

        Implementation of our expansion and acquisition strategy commenced in 1999, when we were presented with the opportunity to be appointed a distributor for the PIP pre-filled saline breast implant in North America. In 1999, PIP appointed our PIP.America subsidiary a distributor for PIP products in North America. At the time, these products were being sold, as were other breast implants, under an exclusion from PMA requirements provided by FDA regulations. Prior to May 2000, PIP.America distributed in the United States pre-filled saline breast implants manufactured by PIP, on both a direct and a consigned inventory basis. As of May 2000, the FDA notified PIP.America and PIP that further direct sales to customers by PIP.America would be suspended until the FDA reviewed and approved the clinical study being conducted by PIP. Pursuant to a voluntary withdrawal from the market, sales of PIP products ceased in November 2002 pending final PMA clearance. PIP managed the PMA process until March 2004, when PIP.America amended its agreement with PIP and amended financial and management responsibility for completing the PMA process. In this capacity PIP.America will be responsible for funding the completion of the clinical trial and managing the submission of PMA data. As a result of the amended agreement, PIP.America acquired ownership of the PMA. As sole owner of the PMA, we will have exclusive control of all U.S. distribution of products approved under the PMA. PIP.America's distribution agreement with PIP is a customary agreement of its type under which PIP.America purchases breast implants from PIP at agreed prices and is then free to resell that product at prices determined by PIP.America.

        In 2001, we considered related product lines that were in our target markets and were revenue producing. We identified HPL BioMedical, Inc., which was operating under the name Biodermis. It was active in the specialty field of scar management and post-operative care products. Consistent with our business strategy, we acquired Biodermis through a cash and stock acquisition. Historic sales of this product line have been less than $2 million per year, with single customers accounting for as much as 8% of Biodermis' sales in 2004, 13% in 2005 and 9% in 2006. As a result of this concentration, Biodermis has experienced sales changes as large customers have altered their ordering patterns.

Biodermis anticipates that these fluctuations will diminish if its efforts to diversify its customer base are successful.

        In April 2002, we identified an opportunity to potentially distribute inflatable saline breast implants in the United States. We determined that this opportunity was consistent with our business strategy, and we agreed to acquire substantially all of the assets of the privately-held exclusive U.S. breast implant distributor for Biosil's inflatable saline breast implants. As in the case of PIP's products, these were also available in the United States prior to May 2000. We closed the asset acquisition, which involved assets that were insignificant in amount, in April 2005 for $250,000 in cash and 366,667 shares of our common stock. Concurrently, our MediCor Aesthetics subsidiary, entered into a direct exclusive distribution relationship with Biosil for distribution of its saline-filled breast implants in the United States. In April 2006, we acquired Biosil and its related international marketing company Nagor. We are now working to obtain the necessary governmental approvals for distribution of these products in the United States. Although the timing of regulatory approval for either the PIP or Biosil implants is uncertain, we believe that if we are successful in working to bring one or both of these products into the United States our business will be positively affected.

        Commencing in 2002 and concluding in 2003, we also investigated and acquired patents related to new materials with potential for use as fill material for breast implants which we believe may be useful in one or more of our target markets. We determined that acquiring this proprietary technology while it was available for sale was also consistent with our business strategy. We acquired that technology through the purchase of the stock of its owner in exchange for 600,000 shares of our common stock and currently have that technology in our research and development program as part of our new products strategy. Although we believe successful development and instruction of a new generation of breast implants would find market acceptance, there can be no assurance when, if ever, we will commercialize products from that intellectual property.

        In early 2003, we determined that being a company that filed periodic reports (including financial information) with the SEC, and whose stock was therefore under certain circumstances and limitations available to be traded, was consistent with our business strategy. We believed it positioned us to be able to use securities as consideration for acquisitions and prepared us for rapid growth and the requisite financing flexibility we believed we would need. In February 2003, our International Integrated Incorporated subsidiary entered into an agreement of merger with a Delaware corporation, Scientio, Inc., in which MediCor became the surviving parent, and a reporting entity.

        Over the next year we continued to pursue the advancement of the PMAs for the PIP and Biosil products and sought other acquisition opportunities that had been in our focus since our inception in 1999.

        Through late 2003 and into early 2004, we negotiated the transaction to acquire implant manufacturer Eurosilicone, which we completed in July 2004. Through this acquisition, we acquired the manufacturing capacity to market breast implants throughout the world, subject only to applicable regulatory constraints. In late 2005 we negotiated and, as noted above, in April 2006 we completed the acquisition of Biosil and Nagor. We believe these acquisitions are pivotal to our business strategy. The continuing Eurosilicone and Biosil/Nagor managements have successfully achieved registrations for their products throughout the world. In addition, several members of the MediCor management team and executives of our subsidiaries have experience in obtaining regulatory approvals and registrations for implantable medical devices for aesthetic medicine throughout the world, including the United States. This experience was gained during former employment with leading companies in the aesthetic medicine sector, including having led the efforts for the 2000 approval of saline breast implants by the FDA. We believe that our recent acquisitions of Eurosilicone, Biosil and Nagor will have material, positive impacts on our sales and cash flow. Eurosilicone recorded sales for the years ended December 31, 2002 and December 31, 2003 of €13,902,855 and €15,825,206, respectively, and for the year ended June 30, 2005 of €19,704,408. As also detailed in the historical results, Biosil/Nagor recorded sales for the years ended January 31, 2005 and January 31, 2006 of £6,279,641 and £5,953,311, respectively.

        Following our Eurosilicone acquisition, we also began implementing our strategy of regional sales and marketing oversight and distributor management. In September 2004, we acquired Dermatological Medical Products and Specialties, S.A. de C.V., a small medical device distributor in Mexico, to become part of MediCor Latin America, S.A. de C.V. We effected the acquisition, which involved assets that were insignificant in amount, primarily to acquire a corporate presence in Mexico and to hire its two owners and principal employees, who are now employed by MediCor Latin America as managers and by Dermatalogical Medical Products and Specialties as commissioned sales personnel. These two employees had previously distributed products for one of our competitors in the Mexican breast implant market. At the time of our acquisition, the company was distributing other medical products for other manufacturers. Following the acquisition, Dermatological Medical Products and Specialties ceased distributing these products to focus on becoming our second distributor in Mexico (supplementing our existing non-exclusive distributor) and MediCor Latin America is managing distribution of our products throughout Mexico, Central America and South America. As in other regions of the world, our Eurosilicone, Nagor and Biodermis subsidiaries have one or more distributors in target countries. For example, Eurosilicone had, prior to our acquiring it, and continues to have distributors in 15 Central and South American countries. During fiscal 2006, two of these distributors accounted for 14% and 8%, respectively of our consolidated revenue. Part of our localized active distributor management strategy is to monitor and closely manage these significant relationships as well as evaluate direct selling opportunities. As we have done in this region, we intend to put in place, in other regions identified by us, a regional manager or managers to support and manage, and participate directly in, distribution of our products.

        To fund our acquisitions of Biosil and Nagor and to continue our growth strategy, on April 26, 2006, we entered into a securities purchase agreement with the original purchasers of the Notes and the Warrants. Under the terms of the securities purchase agreement, we issued these Notes in an original aggregate principal amount of $50 million and granted Warrants to purchase up to 3,125,000 shares of our common stock at a price of $4.50 per share for an aggregate purchase price of $50 million. We agreed to use the U.S. dollar equivalent of £13,000,000 of the proceeds from the sale of the Notes and the Warrants to pay for the acquisitions of Biosil and Nagor and we agreed to use $3.5 million to pay expenses and commissions related to the sale of the Notes and the Warrants. The balance of the proceeds is for general corporate purposes, including working capital.

        The principal amount of the Notes carries interest at the three-month LIBOR rate, which is adjusted on each interest payment date, plus 6.00%. The principal amount of the Notes will be payable on the maturity date of March 31, 2011 or earlier upon conversion, acceleration or redemption. Interest will be payable every six months beginning on September 30, 2006 and upon maturity or earlier upon conversion, acceleration or redemption. Under the terms of the Notes, interest is payable by us either in cash or through the issuance of our common stock at a conversion price equal to 93% of the weighted average price of our common stock on its principal securities exchange or trading market during the five trading days prior to the relevant interest conversion date; provided, that we may not convert interest payable on the maturity date or any other interest payment date occurring less than 31 trading days prior to the maturity date. Interest may only be paid in stock if, among other conditions detailed in the Notes: there is and has been for at least 45 days an effective registration statement with respect to at least 150% of the shares issuable upon conversion of all of the Notes and associated Warrants; the common stock is listed for trading on the American Stock Exchange, Nasdaq or another national securities exchange; the number of shares to be issued as interest is less than the product of (a) 15% of the daily average trading volume for the common stock in the 20 trading days before the interest payment notice is issued and (b) the number of trading days in the interest period (usually the number of trading days in six months); we are not in default under and are in material compliance with the Notes; and there shall not have been announced any change in control or other significant corporate event relating to us.

        All or any part of principal amount of each Note and accrued interest thereon is at any time or times convertible into shares of our common stock at the election of the holder at a conversion price of $4.00, which is subject to adjustment under customary circumstances, including dividends and distributions, stock subdivisions, combinations and reclassifications, self-tender offers by us and other corporate events. In addition, following an underwritten public offering that meets certain qualifications and subject to the satisfaction of certain additional criteria, we have the right to require all principal and all accrued interest due at the maturity date be converted to shares of common stock at the then applicable conversion price. Except in the case of such a conversion at our election, all conversions of the Notes are subject to the restriction that such conversion does not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock.

        The Notes contain customary negative covenants for loans of this type, including limitations on our ability to incur indebtedness, issue securities, make loans and investments, make capital expenditures, dispose of assets and enter into mergers and acquisition transactions. Events of default under the Notes include breaches of our obligations under the Notes and other agreements relating to the transaction, certain defaults under any other indebtedness of at least $500,000 and certain bankruptcy events. An event of default under the Notes entitles the holders to declare all amounts then outstanding due and payable. We have also granted the holders of the Notes rights of first refusal to purchase new securities issued by us, subject to limited exceptions for share-based acquisitions and a qualified public offering. The Notes are secured by all of our assets and all of the assets of certain of our subsidiaries as guarantors according to a guarantee and collateral agreement. In addition, certain of our subsidiaries have jointly and severally agreed to guarantee our obligations under the Notes and the other agreements relating to the transaction.

        The Warrants are exercisable at any time or times through April 26, 2011 and entitle the holders to purchase shares of common stock at an exercise price of $4.50 per share, which exercise price is subject to adjustment under customary circumstances, including dividends and distributions, stock subdivisions, combinations and reclassifications, self-tender offers by us and other corporate events. All exercises of the Warrants are subject to the restriction that the exercise does not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock.

Products

        Currently, MediCor has two main product lines:

  •
  breast implants and other implants for aesthetic, plastic and reconstructive surgery; and

  •
  scar management products.

Breast implant and other implant products

        Our primary product line is breast implants and other implants, which accounted for approximately 95% of total sales for the three months ended September 30, 2006, 94% for the fiscal year ended June 30, 2006, 93% for the fiscal year ended June 30, 2005 and 0% for the fiscal year ended June 30, 2004. We acquired breast implant manufacturer Eurosilicone in July 2004 and Biosil and Nagor, two related breast implant companies, in April 2006. Sales in foreign (non-U.S.) countries are currently approximately 95% of total sales, with the largest country, Brazil, accounting for approximately 11% of sales. Eurosilicone also manufactures a broad line of other implant products targeted for the aesthetic, plastic and reconstructive surgery markets, including gluteal, calf, pectoral, malar and testicular implants, as well as external breast protheses, which collectively account for approximately 4% of total sales. The financing for the Eurosilicone acquisition was provided primarily through additional loans from International Integrated Industries, LLC, an affiliate of MediCor's chairman. The financing for the acquisition of Biosil and Nagor was primarily provided through our private placement of the Notes and Warrants to purchase common stock. The terms of these financings are described in the financial statements and related notes.

        Our strategy to gain entry into the United States saline-filled breast implant market relies in part upon our recent acquisition of Biosil, the saline-filled breast implants of which are the subject of a PMA application in process with the FDA. This strategy also relies in part upon our distribution agreement with PIP, an independent manufacturer of breast implants with whom we are working to prepare and submit a separate PMA application.

        The PMA application for the Biosil saline-filled breast implant was submitted in 2001 in a format in which separate components, or modules, of the application are submitted for review by the FDA. The submission was converted to a regular PMA application in 2002. We are addressing or have addressed comments and observations arising in the ordinary course of the FDA's review of the sufficiency of each of those modules of the application that have been submitted. Our analysis of the four-year interval clinical trial data that comprise a significant part of one module has been completed and is currently being prepared for submission as an amendment to the PMA. Although we had anticipated submitting the appropriate clinical data in response to the FDA's observations and guidance in 2006, there can be no assurance as to timing, review or decision concerning the completed PMA application. The clinical trial is ongoing, and all clinical trial management actions are being maintained. Discussions with the FDA are ongoing regarding the submission of the final clinical data, but we cannot guarantee that the FDA will provide final approval, nor can we determine when the FDA's decision regarding review and approval will be made.

        We are also continuing to work with PIP in furtherance of the PMA application for PIP's pre-filled saline breast implant. Our internal technical and regulatory personnel and experienced independent research contractors are managing the conduct of the ongoing clinical trial and preparation of appropriate regulatory submissions for the PMA application. PIP has completed the pre-clinical testing requirements of the PMA and will provide that information for us to submit as part of the PMA application. We intend to submit the PIP PMA application to the FDA upon satisfactory completion of clinical data collection and analysis, as well as collection and analysis of corresponding manufacturing data, which is to come from the manufacturer, PIP. There can be no assurance of the completion of data collection and analysis or of the timing, review or decision concerning the PMA application. Although we are not the manufacturer of the PIP pre-filled saline breast implant, consistent with the terms of our distribution agreement with PIP which was amended in 2004, we are now performing substantially all of the work to support the clinical trials, clinical data collection and related regulatory efforts. Similar to our clinical and regulatory work on the Biosil PMA, we fund this work from our general working capital as part of our ongoing research and development efforts.

Scar Management Products

        Our Biodermis subsidiary competes in the scar management market and distributes products used in the prevention and management of visible scar tissue known as keloid and hypertrophic scars. Sales from these products contributed approximately 5% of total sales for the three months ended September 30, 2006. The Biodermis products achieve therapeutic results by encapsulating the scar tissue with a soft, malleable, semi-occlusive polymer in the form of sheets and ointments that are believed to mimic the natural barrier function of the skin, improving the condition and appearance of scars. In the United States, the products are marketed under the names EpiDermTM silicone gel sheeting and XeragelTM and ProSilTM silicone ointment. Internationally, the same products are also marketed under the names TopiGelTM and DermaSofTM.

        Biodermis' secondary product lines consist mainly of two products, EPIfoamTM and HydroGOLDTM. EPIfoam is silicone backed, polyurethane foam utilized post-lipectomy to assist in recovery and enhance the overall aesthetic appearance following liposuction. HydroGOLD is a hydrogel-based product for use in reducing the pain, discomfort and burning sensation frequently associated with skin procedures typically aimed at reducing fine lines and wrinkles and eliminating or reducing the signs of aging, such as laser resurfacing, chemical peels and micro-dermabrasion.

        Additionally, a portion of Biodermis' revenue is derived from the sale of scar management and post-operative care products to other medical device companies which then sell the products under their own brand names. Biodermis is also pursuing a relationship with a distribution company that specializes in selling to retail consumer outlets and drug stores. To assure quality control and proper regulatory compliance, Biodermis retains all responsibilities related to the FDA and European CE-Mark certification, which includes ISO 9001, 13485 and 14607 Certifications, and regulatory compliance related to manufacturing activities for these products. Some of these medical device customers are allowed to compete for sales in similar markets and for similar customers against Biodermis' distributors and direct sales staff.

Sales and Marketing

        We sell our products primarily through independent distributors worldwide, as well as through small direct sales forces in Mexico and select European countries. We reinforce our sales and marketing program with telemarketing, which is designed to increase sales through follow-up on leads and the distribution of product information to potential customers. We supplement our marketing efforts with appearances at trade shows, advertisements in trade journals and sales brochures.

Breast Implants

        We sell our Eurosilicone and our Biosil-manufactured and Nagor-branded breast implant and other products in approximately 85 countries (other than the United States and Canada), primarily through three independent groups of up to approximately 70 third-party distributors each. We also sell these products through our direct sales forces which we are developing and have established in Mexico and select European countries. We intend to have the two companies' product offerings available in substantially all markets strategically targeted to customer needs and market conditions. Historically, two distributors, Import Medic in Brazil and Corporación Recimédica in Venezuela have together made up approximately 21% of our consolidated revenue. We are currently financially dependent on their sales. For our distributors, as well as for our own direct sales force, the customer is each doctor that implants or uses our products. If either of these distributors were to decide to no longer sell our products or were unable to sell our products, we would have to seek either to replace them, as we have done in some markets from time to time, or begin selling direct in those markets, as we have done in various markets and as we are currently doing in additional targeted markets. Nonetheless, losing either distributor would have an adverse effect on our business.

        Currently, we are awaiting the required FDA approval to sell saline-filled breast implants in the United States. The FDA approved PMA applications for saline-filled products in May 2000 for two competitors—Inamed Corporation (now a division of Allergan Corporation) and Mentor Corporation. We believe that the FDA will approve other PMA applications for saline-filled breast implants in the future following their review of complete PMA applications.

        Following their review of Inamed's PMA application for silicone-filled breast implants in late 2003, the FDA issued Draft Guidance for Industry and FDA Staff: Saline, Silicone Gel, and Alternative Breast Implants in January 2004. The FDA issued final guidance in November 2006. While this guidance applies to all types of breast implants, it is most significant for understanding the new requirements for silicone-filled breast implants. We anticipate that this final guidance will be the basis for the FDA's review of all PMA applications going forward. Although, as discussed below, advisory panels in April 2005 made recommendations concerning approval and disapproval of each of our two competitors' PMAs for silicone-filled breast implants, the FDA's interpretation and understanding of the new guidance has yet to be fully understood as only in November 2006 has the FDA made formal conditional approval of parts of these two competitors' applications.

        Our strategy to gain entry into the United States saline-filled breast implant market with the PIP pre-filled implant relies upon our contractual agreements with PIP with whom we are working to obtain FDA approval of a PMA application. The PMA application for the Biosil saline-filled breast implant was submitted in 2001 in a format where separate components, or modules, of the application are submitted for review by the FDA. The submission was converted to a regular PMA application in 2002. We are addressing or have addressed observations arising from the FDA review of modules of the application that have been submitted. The four-year interval clinical trial data which comprise part of one module have been analyzed, and we intend to submit that module soon as a PMA amendment. Although we had anticipated submitting the completed Biosil PMA in 2006, the data analysis is ongoing, and there can be no assurance as to the timing, review or decision concerning the completed PMA application. The clinical trial is ongoing, and all clinical trial management actions are being maintained. Discussions with the FDA are ongoing regarding the submission of the final clinical data, but we cannot guarantee that the FDA will provide final approval, nor can we determine when the FDA's decision regarding review and approval will be made. We are also continuing to work with PIP in furtherance of the PMA application for PIP's pre-filled saline breast implant. We are currently assisting in the collection of appropriate data through the ongoing clinical trial. We intend to submit the PMA application to the FDA upon completion of data collection and analysis. Although we had anticipated submission of the completed PMA application as early as 2006, there can be no assurance of the completion of data collection and analysis or of the timing, review or decision concerning the PMA application. Although we are not the manufacturer of the PIP pre-filled saline breast implant, consistent with the terms of our distribution agreement with PIP which was amended in 2004, we are now performing substantially all of the work to support the clinical trials, clinical data collection and related regulatory efforts.

        Our United States market entry strategy for silicone-filled breast implants is based upon our products currently marketed outside the United States. In April 2005, an FDA advisory panel reviewed the PMA application for each of our two competitors and recommended approval for one and disapproval for the other. Consistent with the panel recommendation, in July 2005, the FDA issued a letter to one of these competitors indicating that its application was in approvable form. Contrary to the panel recommendation, in late 2005 the FDA issued an approval letter to the other manufacturer. Customarily, within a few months following issuance of such a letter, the FDA approves the PMA application. The FDA approval of each of these applications was with respect to some but not all of the products for which approval was sought and the approvals were both subject to conditions. At an appropriate time in the future, we intend to initiate clinical trials and PMA applications in the United States in accordance with applicable FDA guidance and based on our existing or new product lines marketed internationally. The FDA evaluates each PMA application on its own merits and independent of any other applications. Although we will endeavor to prepare our future PMA application for silicone-filled breast implants consistent with applicable FDA guidance, there can be no assurance that these efforts will lead to FDA approval of that application.

        Our earlier distribution of saline-filled products in the United States was based upon the manufacturers having obtained what is known as 510(k) regulatory clearance for the devices. This type of clearance refers to a section of FDA regulations that permits the marketing of medical devices without a PMA. Following the approval in 2000 of two competitors' PMA applications for saline-filled breast implants, we were notified that any further direct shipments of PIP implants to customers would be suspended until the specific products we were distributing received a PMA clearance. The private company sponsors for both the PIP and Biosil PMA applications were pursuing their PMA applications from 1999 to 2000 but, unlike the large United States-based manufacturers, neither had a domestic clinical trial sufficiently advanced at the time of the FDA's call for PMA applications for saline-filled breast implants. In addition, neither sponsor had extensive FDA or PMA experience. As a result of these factors, neither PMA application advanced as quickly as may have occurred if it had more significant funding and expertise. We have since invested and continue to invest substantial financial, technical and other resources in preparing or prosecuting these two PMA applications as well as to prepare for other PMA applications. The passage of time has facilitated the collection of longer term data for both the Biosil and PIP breast implant products. Because of these prior resource and expertise constraints, the process of preparing and prosecuting each PMA application has taken longer than is optimal. In each case, we have recently become substantially more involved in providing assistance and expertise to enhance the prospects for the success and timing of the PMA applications. As is customary in the PMA application process, through ongoing dialogue with the FDA, the sponsor for each PMA application continues to amend and refine its regulatory submissions, including clinical study data, and each continues an ongoing dialogue with the FDA concerning its application. The FDA's approval of either or both of these PMA applications is necessary to provide regulatory clearance to market the approved saline-filled breast implants in the United States.

Scar Management Products

        In the United States, Biodermis distributes its products to dermatologists, dermatological surgeons, aesthetic plastic and reconstructive surgeons and obstetricians/gynecologists through a combination of a direct sales force and one distributor. Internationally, Biodermis distributes to the same fields of medicine through approximately 70 distributors in approximately 50 countries, including Canada and Mexico.

Competition

Breast Implants

        We face competition in every aspect of our business, and particularly from other companies that acquire, develop, manufacture or market breast implants and breast implant related products. Currently, we consider our primary competitors in the United States breast implant market to be Allergan Corporation and Mentor Corporation. In the near term, as we seek to bring products for distribution to the domestic market, we will only be able to offer saline-filled implants, while Allergan and Mentor offer saline- and silicone-filled implants. In the future, we may bring a full line of implant types to the domestic market. Through Eurosilicone and Nagor, we compete internationally with several manufacturers and distributors, including Allergan Corporation, Mentor Corporation, Silimed, S.A., PIP, Laboratoires Arion S.A, Laboratoires Sebbin S.A., and Laboratoire Pérouse Implant S.A. In addition, in the Asian market we currently compete with a number of Chinese manufacturers. In these international markets, we offer a broad line of saline- and silicone-filled implants, including various sizes, shapes, textures and cohesiveness, to compete across the various available product offerings of our competition.

        We believe that the principal factors that will allow our products to compete effectively are high-quality product consistency, product design, a broad product array, management's knowledge of and sensitivity to market demands, plastic surgeons' familiarity with our management and products, and our ability to identify and develop or license patented products embodying new technologies.

Scar Management Products

        Currently, we estimate there are approximately 15 companies in the United States and international markets competing for market share among dermatologists and aesthetic, plastic and reconstructive surgeons for products that are competitive with those of Biodermis. EpiDerm, also sold as DermaSof and TopiGel, and Xeragel comprise Biodermis' principal product line and compete against such product lines as "Cica Care" by Smith and Nephew, "Rejuveness" by ReJuveness Pharmaceuticals, "Kelo-Cote" by Advanced Bio-Technologies, Inc., "New Beginnings" by PMT Corporation, and others.

        EPIfoam post-operative compression foam has no direct product-type competition. However, it competes with a product known as "Reston" foam, manufactured by 3M, a piping and insulation product which we believe is occasionally used off-label by surgeons in a similar fashion as EPIfoam. HydroGOLDTM hydrogel sheeting competes against such products as "2nd Skin" by Spenco Corp. and "HydraSkin" by HydraSkin Corp.

Research and Development

        We use employee and independent consultant scientists, engineers, and technicians to work on material technology and product design as part of our research and development efforts. Currently, our research and development expense is primarily directed toward supporting the clinical trials of our manufactured products or products that we seek to distribute for third parties. In addition, our research and development is focused on the development or acquisition of new and improved products based on scientific advances in technology and medical knowledge, together with input from the surgical profession. We do this directly and in collaboration with third parties. We incurred expenses of $3,482,371, $2,691,333 and $2,149,049 for the years ended June 30, 2006, 2005 and 2004, respectively, for research and development. The $791,038 increase for the year ended June 30, 2006 over 2005 was driven by higher spending associated with the saline-filled breast implant clinical trials. Costs associated with the PIP product increased $174,360 and costs relating to the development of other product lines increased $616,678. The increase of $542,284 for the year ended June 30, 2005 over 2004 was attributable to a net increase of higher spending associated with the saline breast implant clinical trials. Costs associated with the PIP product were $148,082 and costs relating to the development of other product lines were $394,202. We expect that research and development expenses will continue to remain substantial and may grow as we aggressively move to bring products to market. While these expenses will decrease with respect to a particular product once we receive required government approval for it, they may increase overall as we bring new products to market or existing products to new markets.

Patents, Licenses, and Related Agreements

        We currently own or have exclusive license rights to numerous patents, patent applications, trademarks and trademark applications throughout the world. Although we believe our patents and patent rights are valuable, our technical knowledge with respect to manufacturing processes, materials, and product design are also valuable. As a condition of employment or consulting, we require that all employees and consultants execute a proprietary information and inventions agreement relating to our proprietary information and intellectual property rights.

        Our intellectual property includes trademarks, patents and trade secret information. Our trademarks cover a large percentage of our commercial products. Most marks are registered in the United States, some are registered outside the United States and we are pursuing additional registrations. Our current commercial breast implant line is manufactured and distributed completely outside the United States. This line's design technology and manufacturing technology are considered trade secrets. United States patents to which we have acquired ownership and the corresponding foreign patents protect technology under investigation in the research and development of a new generation of breast implant fillers, shell material and component design. While we are hopeful that this research will produce proprietary products, we cannot assure that any developments will be commercialized or that any of our current patents will be material. Another United States patent protects a minor product in our dermatology and wound care offerings.

        All patents mentioned in the preceding discussion (except that covering dermatology) were acquired through the acquisition of Intellectual Property International, Inc. in 2002. The patents currently expire at various dates from January 2009 to May 2024. Additional patents are pending in the United States and in Europe based on new improvements to the specific technology portfolio so acquired.

Manufacturing and Raw Materials

Breast implants

        Prior to our acquisition of Eurosilicone, we did not manufacture any of the breast implant products we sold. All of the saline-filled breast implant products we distributed, prior to the acquisition, were manufactured in France by PIP. PIP is responsible for ensuring that these products were produced in controlled environments utilizing specialized equipment for precision measurement, quality control, packaging, and sterilization. The manufacturing activities for products sold in the United States are subject to FDA regulations and guidelines. The PIP products and their manufacturing procedures were reviewed by the FDA prior to the FDA's call for a PMA for saline-filled breast implants in 2000. Before any Biosil or PIP products can be imported into the United States, their manufacturing procedures will be subject to FDA review. As is the case with other European manufacturers, PIP's manufacturing activities are also subject to regulatory requirements and periodic inspections by European regulatory agencies.

        Our Eurosilicone products are manufactured at the Eurosilicone facility in Apt, France. Our Biosil products currently marketed under the Nagor brand are manufactured at facilities located near Birmingham, England and Glasgow, Scotland. Each of these facilities and their operations are subject to similar European standards and government regulation and inspection for manufacturing facilities.

        There are very few qualified suppliers of long-term implantable grade silicone raw materials in the world. To the extent that we build or acquire manufacturing capability, each single manufacturing operation will most likely be required to purchase its silicone raw material supplies for production of breast implants from a single-source supplier. Eurosilicone relies upon one manufacturer for its silicone raw material supplies, the same supplier used by our largest competitors. Biosil relies on a different supplier, which also supplies some of our other competitors.

Scar Management Products

        Biodermis has developed product lines though its vendors. These vendors are single-source suppliers due to the highly specialized nature of the products and the regulatory requirements for the manufacturing of the products. Biodermis is responsible for the governmental regulatory submissions for the products it distributes, as well as a required vendor audit program and internal controls for all aspects of product flow through its vendor's facilities.

        In the event we build or acquire our own manufacturing facilities for scar management products, we will be subject to appropriate standards and government regulation and inspection required for Class I and Class II medical devices.

        There are very few qualified suppliers of the raw materials required for the Biodermis products in the world. To the extent we build or acquire scar management product manufacturing capability, we will most likely be required to purchase our raw material supplies for our products from one of these suppliers.

Environmental Compliance

        Our manufacturing facilities are regulated by various federal, state, regional and local laws. We believe that our operations are in compliance with all applicable laws and we received no citations or notices of violations in 2005 or 2006. In fiscal 2006, we did not incur any material expense to maintain our compliance level.

Government Regulation

        Medical devices are subject to regulation by the FDA, by state agencies and, in varying degrees, by foreign government health agencies. These regulations, as well as various United States federal and state laws, govern the development, clinical testing, manufacturing, labeling, record keeping, and marketing of these products. The majority of our product candidates must undergo rigorous testing and an extensive government regulatory approval process prior to sale in the United States and other countries. The lengthy process of seeking required approvals and the continuing need for compliance with applicable laws and regulations require the expenditure of substantial resources. Regulatory approval, when and if obtained, may be limited in scope and may significantly limit the indicated uses for which a product may be marketed. Approved products and their manufacturers are subject to ongoing review, and discovery of previously unknown problems with products may result in restrictions on their manufacture, sale, or use or their withdrawal from the market.

Regulation of Medical Devices

        Our current products are medical devices intended for human use and are subject to regulation by FDA in the United States. Unless an exemption applies, each medical device we market in the United States must have a 510(k) clearance or a PMA in accordance with the federal Food, Drug, and Cosmetic Act of 1976, as amended. FDA regulations generally require reasonable assurance of safety and effectiveness prior to marketing, including safety data obtained under approved clinical protocols. FDA regulation divides medical devices into three classes. Class I devices are subject to general controls that require compliance with device establishment registration, product listing, labeling, good manufacturing practices and other general requirements. Class II devices are subject to special controls in addition to general controls. Class III devices are subject to the most extensive regulation and in most cases require submission to the FDA of a PMA application that includes data, including clinical data, supporting the safety and effectiveness of the device. Manufacturing must comply with the FDA's Quality System Requirements for "good manufacturing practices," or GMP, and the compliance is verified by detailed FDA inspections of manufacturing facilities. These regulations also require reporting of product defects to the FDA. Periodic reports must be submitted to the FDA, including descriptions of any adverse events reported. The advertising, promotion and distribution of medical devices are regulated by the FDA and the Federal Trade Commission, or FTC, in the United States.

        The majority of our products are regulated as Class III medical devices. Our Class I and Class II scar management products marketed in the United States have received appropriate regulatory clearances by the FDA. Our Eurosilicone and Biosil and Nagor products are not currently approved for sale in the United States, and we have yet to file an application for a PMA for those products. The breast implant lines which we manufacture or for which we own distribution rights in the United States are or will be the subject of separate, ongoing PMA applications that will be submitted to the FDA in their final form and then finally reviewed by the FDA.

        Products marketed in the European Union must comply with the requirements of the European Medical Device Directive, or MDD, and must be CE-Marked. Medical device laws and regulations similar to those described above are also in effect in many of the other countries to which we export our products. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. Our Eurosilicone and Nagor breast implant lines marketed outside the United States have received the European CE Mark, which includes ISO 9001, 13485 and 14607 Certifications, and have been registered or approved for sale in other markets. In the European Union, the CE Mark provides sufficient regulatory status for the products to be marketed throughout most of the European and eastern European countries. In Central and South America, Eurosilicone and Biosil have received regulatory approval for their breast implant lines in several countries, including Brazil, Argentina and Australia. Regulatory registrations have also been achieved in China. Russian authorities have authorized registration for Eurosilicone's breast implants and a variety of Eurosilicone's other implantable silicone devices. Eurosilicone and Nagor also distribute the Eurosilicone and Biosil breast implant product lines in several countries that do not require additional regulatory approval.

        Failure to comply with these domestic and international regulatory standards and requirements could affect our ability to market and sell our products in these countries. The current regulatory status of our Biodermis products is discussed in the Manufacturing and Raw Materials section above. The current regulatory status of the Eurosilicone and Biosil manufactured products and the other breast implant products we distribute is discussed above and in the Company History and Business Strategy section above. Failure to comply with FDA regulations could result in requirements by the FDA to correct such conditions while allowing the affected products to remain on the market. In more serious situations, failure to comply with FDA regulations could result in products being recalled and/or products being prevented from sale in the United States or prevented from exportation abroad.

Regulation of Manufacturing

        For medical devices the manufacturing processes and facilities are subject to continuing review by the FDA and various state and other national agencies. These agencies inspect quality systems and facilities from time to time to determine whether they are in compliance with various regulations relating to manufacturing practices and other requirements. Facilities that manufacture products sold in the United States must comply with the FDA's Quality System Regulation requirements for GMPs. For products sold in Europe, we must demonstrate compliance with ISO 9001, 13485 and 14607 and EN 46000 international quality system standards. Our Eurosilicone and Biosil products are manufactured outside the United States and are not distributed in the United States. As such, the manufacture of our Eurosilicone and Biosil products are not subject to FDA regulation at this time. Our Eurosilicone and Biosil manufacturing facilities have achieved requisite ISO 9001, 13485 and 14607 and EN 46000 compliance, and we expect our Biosil manufacturing facility to timely meet GMP requirements to manufacture product for the United States market.

Foreign Corrupt Practices Act

        The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Because many of our competitors internationally are not subject to such restrictions, our adherence to these laws may place us at a competitive disadvantage.

Other Regulation

        We are subject to federal, state, local and foreign environmental laws and regulations, including the U.S. Occupational Safety and Health Act, the U.S. Toxic Substances Control Act, the U.S. Resource Conservation and Recovery Act, and other current and potential future federal, state, or local regulations. Our manufacturing and research and development activities involve the controlled use of hazardous materials, chemicals, and biological materials, which require compliance with various laws and regulations regarding the use, storage, and disposal of such materials.

        We are also subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular product. The U.S. federal government has published regulations that identify "safe harbors" or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. In the event it became necessary in the conduct of our business, we would seek to comply with any safe harbors where pertinent. False claim laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers (including Medicare and Medicaid) claims for reimbursed products or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Because we may sell products that are used in a Medicare or Medicaid reimbursed procedure (such as a breast reconstruction following a mastectomy), our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

        Our present and future business has been and will continue to be subject to various other laws and regulations.

Third-Party Coverage and Reimbursement

        Purchases of breast implant products for augmentation and facial aesthetics products are generally not reimbursed by government or private insurance carriers. However, since 1998, U.S. federal law has mandated nationwide insurance coverage of reconstructive surgery following a mastectomy, which includes coverage for breast implants. Outside the United States, reimbursement for breast implants used in reconstructive surgery following a mastectomy may be available, but the programs vary on a country-by-country basis.

        In some countries, both the procedure and product are fully reimbursed by the government healthcare systems for all citizens who need it, and there is no limit on the number of procedures that can be performed. In other countries, there is complete reimbursement but the number of procedures that can be performed at each hospital is limited either by the hospital's overall budget or by the budget for the type of product. Historically, less than 5% of our sales have been the subject of insurance reimbursement.

Product Replacement Programs

        We have always conducted our product service and support activities with careful regard for the consequences to patients. As with any medical device manufacturer, however, we occasionally receive communications from surgeons with respect to various products claiming the products were defective, lost volume, or have otherwise failed. In the case of a deflation of a saline-filled breast implant product sold by us, in most cases our product replacement program provides for a free replacement implant and limited financial assistance paid to the surgeon to help reduce the cost of a replacement surgical procedure if the deflation occurred within ten years of the original implantation. For Nagor products in the U.K., we also provide a free replacement implant in cases of capsular contracture within one year of the original implantation. For surgeons that participate in our Eurosilicone marketing alliance program, we also provide free product replacement for the life of the patient, including for competitive implants, and for aesthetic dissatisfaction as well as deflation. In follow-on clinical studies, we may extend the period in which free replacement implants can be claimed for capsular contracture or deflation.

        We deal with the surgeon directly in our product replacement programs because we can only sell our regulated medical devices to licensed medical professionals. As required by government regulation, we make extensive disclosure concerning the risks of our products and implantation surgery. Anticipated estimated financial liabilities for our product replacement programs are periodically reviewed and reflected in our financial statements.

Financial Information About Geographic Areas

        A majority of our historic sales and substantially all of our long-lived assets are outside the United States. We expect that our financial assets will continue to be primarily outside of the United States, including our manufacturing assets in France and the United Kingdom, and we expect sales will continue to be significantly outside the United States, with sales into over 80 countries. For additional information, see the notes to our audited consolidated financial statements.

Working Capital and Product Inventories

        When in the past we have sold breast implant products, we have maintained significant breast implant consignment inventories, consistent with industry practice. We expect this practice to continue as we reintroduce products to the market. Since a doctor may not be sure of the exact size of breast implant required for implantation and cannot be sure that no accidental damage will occur to an implant, the doctor is likely to order extra quantities and sizes beyond the quantity and size ultimately used in surgery. By carrying a consignment inventory of typical sizes at certain hospitals and other medical offices, we reduce the level of product return subsequent to surgery. To address customer desires for just-in-time deliveries of product, we may also maintain more localized stores of inventories, which would also tend to increase our inventory levels. We attempt to manage inventories at levels that permit good customer service but that do not unnecessarily increase our working capital. Additionally, there are inventory builds prior to launching new products.

        Our accounts receivable payment terms have been and we anticipate them to continue to be consistent with normal industry practice for each of our market segments.

        For the fiscal year ended June 30, 2006, we experienced no material changes or fluctuations in Eurosilicone's historical working capital or inventories. In the future, working capital and product inventories may change materially, including in connection with purchase accounting adjustments related to the Biosil/Nagor acquisition. We anticipate that inventory and accounts receivable will be consistent with norms in the industry and consistent with Eurosilicone's, Biosil's and Nagor's histories.

Employees

        As of December 1, 2006, we had approximately 460 employees—30 in the United States, 255 in France, 140 in the British Isles, and 35 in other countries. From time to time, we also engage consultants on short- or long-term contracts, primarily in connection with research and development projects. None of our employees is represented by a labor union. The employees we retained in the Eurosilicone acquisition are represented by a statutory workers' council.

        We recognize the importance of environmental responsibility and the need to provide a safe and healthy workplace for our employees by complying with all federal, state, and local laws, rules, and regulations. During the past fiscal year, we have received no citations, notices of violations or other censures from public agencies regulating environmental compliance or our employees' health and safety. We plan to make capital expenditures of approximately $500,000 in fiscal 2007 to comply with environmental, health, or safety regulations. Otherwise, we believe that our current systems and processes are adequate for current needs.

Property

        Our Eurosilicone subsidiary leases approximately 91,300 square feet of land and three buildings consisting of approximately 44,100 square feet of manufacturing, storage and office space located in Apt, France. The terms of the leases expire in December 31, 2009 (approximately 23,400 square feet of building and land), December 31, 2010 (approximately 68,200 square feet of building and land) and January 14, 2017 (approximately 43,800 square feet of building and land). The terms of the leases provide for aggregate annual lease payment obligations of approximately $613,000.

        Our Biosil subsidiary leases approximately 10,000 square feet of manufacturing, storage and office space located in Ashby de la Zouche, England and approximately 18,400 square feet of manufacturing, storage and office space located in Cumbernauld, Scotland. The terms of the leases expire in 2009, 2010, 2015 and 2017 respectively. The terms of the leases provide for aggregate annual lease payment obligations of approximately $199,000. Our Nagor subsidiary owns a building consisting of approximately 8,800 square feet of storage and office space located in Douglas, Isle of Man. Our MediCor Germany subsidiary leases approximately 600 square feet of office space located in Warngau,

Germany under a three-year lease that commenced on March 1, 2006. The lease provides for an aggregate annual payment obligation of approximately $42,624.

        Our MediCor Mexico subsidiary leases three warehouse and office spaces in Mexico. The first lease is located in Mexico City and is approximately 10,000 square feet of warehouse and office space under a one-year lease that commenced on May 15, 2006. The second lease is approximately 950 square feet of office space located in Guadalajara, Mexico under a one-year lease that commenced on November 15, 2005. The third lease is approximately 770 square feet of office space located in Tijuana, Mexico under a one-year lease that commenced on June 1, 2006. The leases provide for an aggregate annual aggregate payment obligation of approximately $51,349.

        Our Biodermis subsidiary, located in Las Vegas, Nevada, leases approximately 6,500 square feet of office, manufacturing and warehouse space under a five-year lease that commenced on May 1, 2003 for an aggregate annual payment of $70,850.

        We lease approximately 7,000 square feet of administrative office space and research and development space in Santa Barbara under a four-year lease that commenced in April 2006. The lease provides for an aggregate annual payment obligation of approximately $170,304.

        Our principal executive office is located at 4560 S. Decatur Blvd., Suite 300, Las Vegas, NV 89103. We lease these approximately 6,400 square feet under a five-year lease that commenced in January 2003. The lease provides for an aggregate annual payment of $178,120. We believe our current facilities, together with those we may acquire in connection with future acquisitions, will generally be adequate for our needs for the foreseeable future.

Legal Proceedings

        In October 1999, Case No. 99-25227-CA-01, June 2000, Case No. 00-14665-CA-01, June 2003, Case No. 03-15006-CA-09, and September 2003, Case Nos. 0322537-CA-27 and 03-22399-CA-15, separate litigations were filed by Saul Kwartin, Ruth Kwartin, Steven M. Kwartin, Robert Kwartin and Nina Kwartin against PIP.America (our subsidiary), PIP/USA, Inc., Poly Implants Protheses, S.A., Jean Claude Mas, Jyll Farren-Martin and Donald K. McGhan in the Circuit Court of Miami-Dade County, Florida. The Kwartin family members variously allege that they are shareholders of PIP/USA, Inc. ("PIP/USA") or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs assert that they have certain derivative or other rights to an alleged distribution agreement between PIP and PIP/USA. Plaintiffs further allege, among other things, that PIP.America and its chairman tortiously interfered with that agreement and plaintiffs' other alleged rights. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP and invalidate PIP.America's distributor relationship with PIP. These cases are consolidated for pretrial purposes but not for trial. Defendants have filed a motion to dismiss the consolidated cases, which will be heard in March, 2007.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others was voluntarily dismissed. The consolidated second amended complaint contained counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs had been sought. On January 26, 2006, PIP.America, which was a defendant in the action, won dismissal of all counts in these cases but the third-party beneficiary claims. Plaintiffs have amended and refilled their complaint against PIP.America (seeking the same damages), and PIP.America has filed another motion to dismiss plaintiffs' latest complaint (the Third Amended Complaint). PIP.America's motion to dismiss has been fully briefed and will be heard on November 1, 2006. PIP, a defendant in the Schnebel litigation, has agreed to indemnify PIP.America for any losses PIP.America may suffer as a result of the Illinois litigation.

        With respect to cases involving PIP, PIP.America is indemnified by PIP/USA, Inc., PIP, and PIP's President, Jean Claude Mas, personally, from, among other things, claims arising from products manufactured by PIP-France. PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        In July, 2005, IP Resources Limited, a UK-based company filed an action against our Eurosilicone subsidiary in the Marseille Civil Court (Tribunal de Grande Instance), Marseille, France. The complaint alleges Eurosilicone infringed upon a certain European Patent licensed by IP Resources, Inc. known as "Implantable prosthesis device," Patent #0 174 141 B1, and seeks damages of €3 million, plus legal costs. The case is in the preliminary stages and we believe Eurosilicone's products do not infringe on the 0 174 141 B1 patent and Eurosilicone is prepared to wage a vigorous defense based on both the validity of the patent and upon the merits of the claims.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves in each lawsuit. MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. In the majority of such cases, the claims are dismissed, or settled for immaterial amounts. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believe we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

MANAGEMENT

        The names of our executive officers and board of directors, their ages and certain biographical information about them, are set forth below.

Name	Position	Age
Donald K. McGhan	Chairman	72
Theodore R. Maloney	Director, Chief Executive Officer	45
Jim J. McGhan	Director, Chief Operating Officer	54
Paul R. Kimmel	Chief Financial Officer	59
Marc S. Sperberg	Executive Vice President and Secretary	44
Mark E. Brown	Director	46
Thomas Y. Hartley	Director	73
Samuel Clay Rogers	Director	78
Robert L. Forbuss	Director	58
Ikram U. Khan, M.D.	Director	57
Eugene I. Davis	Director	51

        Donald K. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as its chairman from its inception. Previously, Mr. McGhan was a founder and director of Medical Device Alliance, Inc., or MDA, where he served as its chairman from its inception in 1996. Prior to that, Mr. McGhan was a founder and director of Miravant Medical Technologies, Inc., which was originally named PDT, Inc. Mr. McGhan was also a founder, chairman and president of Inamed Corporation from 1984 to 1998, founder, chairman and chief executive officer of McGhan NuSil Corporation, which was acquired by Union Carbide Corporation in 1990, and a founder, president and chairman of Immulok, Inc., which was acquired by Ortho Diagnostics Systems, Inc., a subsidiary of Johnson & Johnson in 1983. In 1999, after being denied in California, a group of MDA shareholders brought suit in a Nevada court to have a receiver appointed for MDA. The plaintiff shareholders' principal allegation was inadequate disclosure of the investment of corporate funds following a private placement of securities. Based solely on the allegations in the complaint, the court, in an interlocutory order, found that some directors may have been guilty of fraud, collusion or gross mismanagement, misfeasance, malfeasance or nonfeasance and that the assets of MDA may have been in danger of loss through attachment, foreclosure, litigation or otherwise. The court appointed a temporary receiver on the basis of these allegations. Prior to any evidentiary hearing as to the merits of the allegations, the parties settled in 2001. Pursuant to the terms of the settlement, no party admitted any fault or wrongdoing. Subsequent to the settlement, MDA was acquired by ArthroCare Corporation for approximately $30 million.

        Theodore R. Maloney.    Mr. Maloney has served as a director and our chief executive officer since September 2003. Prior to joining MediCor, Mr. Maloney was a partner in the corporate practice group of the law firm of Sheppard, Mullin, Richter & Hampton, LLP from September 2001 to September 2003. Sheppard Mullin acquired Nida & Maloney, LLP, a corporate law firm based in Santa Barbara, California which Mr. Maloney founded in 1994. Prior to founding Nida & Maloney, Mr. Maloney was associated with Milbank, Tweed, Hadley & McCloy from 1988 to 1994 and with Clifford Chance from 1986 to 1988, where he worked in the corporate departments.

        Jim J. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as a director and its chief operating officer from its inception. Previously, Mr. McGhan served a director, a vice president and the chief operating officer of Medical Device Alliance, Inc. As described above, a receiver was appointed for Medical Device Alliance in 1999. Mr. McGhan also served as a director and chief operating officer of Inamed Corporation from 1996 to 1998. Mr. McGhan also served as a director and chief executive officer of Inamed Corporation's subsidiary McGhan Medical Corporation from 1992 through 1998. Prior to that, Mr. McGhan also served as president of Inamed's subsidiaries, CUI Corporation and BioEnterics Corporation. Mr. McGhan is Donald K. McGhan's son.

        Paul. R. Kimmel    Mr. Kimmel has served as the Company's Chief Financial Officer since March 2006. Prior to holding this position Mr. Kimmel served as the Company's Financial Controller and Executive Vice President since November 2005. Prior to joining MediCor in November 2005, Mr. Kimmel held various finance positions with Inamed Corporation from 2000 to 2005, including Vice President and Controller of Inamed and Vice President of Finance of its principal subsidiary McGhan Medical Corporation. Mr. Kimmel has experience and expertise in the areas of business and financial accounting, external audit management, Securities and Exchange Commission reporting and financial planning and analysis. Mr. Kimmel is a member of the American Institute of Certified Public Accountants, Nevada Society of Certified Public Accountants, Financial Executives International and the Institute of Management Accountants. Mr. Kimmel is a Certified Public Accountant and holds a B.S. in engineering from the Case Institute of Technology and a Master's Degree in Business Administration from the Harvard Graduate School of Business Administration.

        Marc S. Sperberg.    Mr. Sperberg has served as the Vice President—Business Development for MediCor or its subsidiary International Integrated Incorporated since 2001. He was appointed Executive Vice President and Secretary in April 2003. From 1998 to 2001, Mr. Sperberg was the principal shareholder and executive vice president, sales and marketing for HPL BioMedical, which was acquired by MediCor in 2001. From 1996 to 1998, Mr. Sperberg was a principal and officer of Kohler, Sperberg and Rivera, Inc. Advertising, Design and Government Affairs, Las Vegas, Nevada, a full service advertising agency with a focus on the high-tech and medical device industries and government affairs.

        Mark E. Brown.    Mr. Brown has been a director since February 2003. He currently serves as President of YourBuyerWorldWide, Inc., a global purchasing company. Formerly, Mr. Brown was the President of, Nevada's largest public affairs, public relations and full-service advertising agency. Mr. Brown assumed this position as a result of a merger in 2004 between R&R Partners and Brown & Partners, Inc., a similar business he founded in 2000. From 1999 through 2000, Mr. Brown served as executive vice president of government relations and corporate communications for Station Casinos, Inc. From 1994 through 1999, Mr. Brown served as senior vice president of corporate and government relations and marketing for the Howard Hughes Corporation, an affiliate of The Rouse Company. Prior to 1994, Mr. Brown owned and operated The Carrara Group, a government affairs and public relations company which was acquired by Burson-Marsteller, the world's largest PR firm. Mr. Brown is considered an authority in legislative, regulatory and corporate communications and spent five years in Washington, D.C., as a senior legislative assistant on the staff of former Nevada Senator Chic Hecht, overseeing all of his U.S. Senate Banking and Energy Committee assignments. He currently is a member of the Board of Trustees of the UNLV Foundation. Mr. Brown is also a founding Director of Service 1st Bank located in Las Vegas, Nevada.

        Thomas Y. Hartley.    Mr. Hartley has been a director since October 2004. Beginning in 1959 Mr. Hartley was employed in various capacities by Deloitte Haskins & Sells (now Deloitte & Touche) from 1959 until his retirement as an area managing partner in 1988. From 1991 to 1999 he was President and Chief Operating Officer of Colbert Golf Design and Development. Also in 1991, Mr. Hartley joined Southwest Gas Corporation as a Director and was elected Chairman of the Board of Directors in 1999 and served until his retirement in May of 2006. From 1997 to 2002 Mr. Hartley was a director of Ameritrade Holdings Corporation. He is a past chairman of the UNLV Foundation and the Nevada Development Authority, and past president of the Las Vegas Founders Club and a director of the Las Vegas Founders Golf Foundation, the Las Vegas Chamber of Commerce. Mr. Hartley is the past president of the PGA Tour Tournaments Association and is a director of Sierra

Health Services, Inc. Mr. Hartley is a Certified Public Accountant and holds a B.S. in Business from Ohio University, 1955.

        Samuel Clay Rogers.    Mr. Rogers has been a director since October 2004. He obtained his Bachelor of Science degree in Electrical Engineering from Louisiana State University in 1948 and his Masters of Science degree in Electrical Engineering from Purdue University in 1950. After serving in the U.S. Army, Mr. Rogers joined Bell Telephone Labs, where he worked until 1971, focusing in areas of communications code, electronic circuits for missile systems and missile guidance electronics design. From 1961 to 1965, Mr. Rogers joined Sandia Corp, on leave of absence from Bell Labs at the request of Sandia Corp, as a Division Supervisor in their research organization to, among other things, improve their research in the effects of nuclear radiation on semiconductor devices, electronic circuits and systems. In 1971, Mr. Rogers was a founder of R and D Associates, where he served as a principal advisor on the U.S. Defense Nuclear Agency (DNA) for its TREE (Transient Radiation Effects on Electronics) program and manager of an Air Force Weapons Labs sponsored effort that developed nuclear criteria for new Air Force systems. In 1984, Mr. Rogers joined JAYCOR, where he continued to provide advisory services to the TREE program and other related programs. Mr. Rogers retired from JAYCOR in 1998, following which he has been an independent consultant to U.S. Government agencies and contractors.

        Robert L. Forbuss.    Mr. Forbuss is the President of Strategic Alliances, a business and government affairs consulting firm he co-founded in 1999. In 1994, Mr. Forbuss sold his company, Mercy Medical Services to Laidlaw Medical Transportation, which subsequently acquired and ultimately adopted the corporate name, American Medical Response, Inc. Mr. Forbuss joined that company's management team, helping architect a consolidation of ambulance companies throughout the United States. Mr. Forbuss is a past Chairman of the Las Vegas Chamber of Commerce and has served as a Director of the Las Vegas Convention and Visitor Authority since 1999 and as a Member of the Nevada Development Authority since 1990.

        Ikram U. Khan, M.D.    Dr. Khan has been in private practice as a general surgeon from 1978 through his retirement in 2005. He is currently the President of Quality Care Consultants L.L.C., a company engaged in providing consultant services in the areas of health care strategy and health care policy development. Dr. Khan serves as a member of the Governor's Commission for Medical Education, Research & Training, as a member of the Association of Governing Boards of Universities and Colleges and as a member of the Board of Directors of the Nevada Cancer Institute. From 1999 to present, Dr. Khan was nominated by the President of the United States and confirmed by the U.S. Senate to be a member of the Board of Regents for the Uniformed Services University of Health Sciences, an advisory board to the U.S. Secretary of Defense. Dr. Khan has been recognized and has received academic appointment by serving as the Clinical Assistant Professor of Surgery from 1979 to 1992 at the University of Nevada, School of Medicine. He also has been named to fellowships and memberships on the Certified American Board of Quality Assurance and Utilization Review Physicians.

        Eugene I. Davis.    Mr. Davis has served as the Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a consulting firm specializing in management, mergers and acquisitions and strategic planning advisory services, since 1999. He served as Chief Operating Officer of Total-Tel USA Communications, Inc., an integrated telecommunications provider, from 1998 to 1999. Mr. Davis served in various capacities including as director, Executive Vice President, President and Vice Chairman of Emerson Radio Corp., a distributor of consumer electronics products, from 1990 to 1997. He served in various capacities including as a director, Chief Executive Officer and Vice Chairman of Sports Supply Chain, Inc., a distributor of sporting goods and athletic equipment, from 1996 to 1997. Prior to such time, Mr. Davis was an attorney in private practice. Mr. Davis currently serves as Chairman of the Board of Directors for Atlas Air Worldwide Holdings, Inc. and as a director for Stratos International, Inc., Knology Broadband, Inc., American Commercial Lines, Inc., Footstar Inc., Granite

Broadcasting Corp., PRG Shultz International, Inc. and Viskase Companies Inc. Viskase has been sold and Mr. Davis will not be a director of the successor company.

Board Composition

        The board of directors is composed of a majority of independent members as required by the listing standards of the American Stock Exchange. Our board of directors has affirmatively determined, based upon its review of all facts and circumstances, that Mr. Brown, Mr. Hartley, Mr. Rogers, Mr. Forbuss, Dr. Khan and Mr. Davis are "independent" under the listing standards of the American Stock Exchange and the applicable rules promulgated by the SEC.

Directors' Compensation

        Directors who are not employees of MediCor receive an annual fee of $12,000 and a fee of $500 for each meeting of our board of directors attended or committee meeting separate from a board meeting that they chair, and are reimbursed for their expenses. In addition, upon their initial election to the board of directors, directors receive a grant of 20,000 common stock equivalents and thereafter are granted an additional 20,000 common stock equivalents effective as of each annual meeting of stockholders of MediCor. A common stock equivalent is a right to receive one share of common stock of MediCor or, if provided by the board, an amount equal to the fair market value of a share of common stock. Each common stock equivalent comes with a dividend equivalent right, which is the right to receive a cash payment in an amount equal to the dividend distributions paid on a share of common stock from time to time. We maintain a Non-Employee Directors' Deferral Plan (the "Deferral Plan"), which governs the annual award of common stock equivalents, pursuant to which up to 100% of the cash fees received by a non-employee director may be deferred at the election of the director. Unless a participant elects otherwise, cash fees deferred under the Deferral Plan are credited to an account for the director and thereafter a return on this account is calculated, with interest or loss pursuant to such rates or pursuant to such indices as the board may determine from time to time. Amounts in this account are referred to as fixed-return credits and an investment return is calculated on the fixed-return credits. The current index set for calculating interest or loss on these fixed-return credits is the Standard & Poor's 500 Index. The board may allow a participant to elect twice in any twelve-month period to convert common stock equivalents to fixed-return credits and vice versa. All deferred cash fees are fully vested. Under the terms of the Deferral Plan, common stock equivalents generally vest at the time of the next subsequent annual stockholder's meeting. Distributions are made to participants in the Deferral Plan at the earlier of (1) January 1 of the year of or following either the participant's ceasing to be a non-employee director or the participant's death and (2) a corporate reorganization of MediCor. The distributions are of the stock or its cash equivalent, or a combination, as elected by the director. Directors who are employees of MediCor are not entitled to any compensation for their service as a director.

        The table below sets forth, for the fiscal years ended, all compensation earned by our independent directors.

Name	June 30, 2006	June 30, 2005
Mark E. Brown	$13,500	$12,500
Thomas Y. Hartley	16,500	15,000
Samuel Clay Rogers	15,000	14,000
Robert L. Forbuss	—	—
Ikram U. Khan, M.D.	—	—
Eugene I. Davis	—	—

Total	$45,000	$41,500

Meetings of the Board of Directors

        During fiscal year 2006, our board of directors held six meetings and acted by unanimous written consent one time. During that fiscal year, no director other than Mr. Brown attended fewer than 75% of the total number of meetings of our board of directors and all of the committees of our board of directors on which such director served during that period.

Committees of the Board of Directors

        Compensation Committee.    The Compensation Committee, formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers, recommends to our board of directors all aspects of compensation arrangements for the executive officers and approves compensation recommendations for certain other senior employees. The Compensation Committee also oversees administration of our Amended and Restated 1999 Stock Compensation Program. The Compensation Committee met one time in fiscal 2006. Mr. Rogers is the current chairman of the Compensation Committee and Mr. Hartley, Mr. Brown and Mr. Davis serve as members of the Compensation Committee. Our board of directors has adopted a written charter for the Compensation Committee. Each member of the Compensation Committee is "independent" under the listing standards of the American Stock Exchange.

        Audit Committee.    The Audit Committee was formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers. The Committee met four times in fiscal 2006. The Audit Committee has oversight responsibilities with respect to the annual audit and quarterly reviews, the system of internal controls and the audit, accounting and financial reporting processes. The Audit Committee selects the independent auditors and meets with the independent auditors regularly in fulfilling the above responsibilities. Each member of the Audit Committee is independent under the listing standards of the American Stock Exchange and meets the applicable American Stock Exchange requirements for financial literacy and financial expertise. Mr. Hartley is the current chairman of the Audit Committee and Mr. Rogers, Mr. Brown and Mr. Forbuss serve as members of the Committee. Our board of directors has adopted a written charter for the Audit Committee. Our board of directors has determined that Mr. Hartley is an audit committee financial expert, as defined by the rules of the SEC. Mr. Hartley has agreed to serve as our Audit Committee financial expert.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee was formed in October 2004. The Corporate Governance and Nominating Committee met once in fiscal 2006. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee pursuant to which, among other things, nominations for our board of directors are recommended to our board of directors for selection by the Committee. Mr. Brown is the current chairman of the Corporate Governance and Nominating Committee and Mr. Hartley, Mr. Rogers and Dr. Khan currently serve on the Committee. None of the current members of the Corporate Governance and Nominating Committee is an employee of MediCor and each is independent under the listing standards of the American Stock Exchange.

Code of Business Conduct and Ethics and Complaint Procedures

        Our board of directors adopted a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and members of the board of directors. This Code of Business Conduct and Ethics is intended to promote and require ethical conduct among our directors, executive officers and employees. A copy of the code is available upon request, without charge, to the Corporate Secretary, at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103, and complies with the rules of the SEC and the listing standards of the American Stock Exchange. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of a member of our senior management or the Audit Committee, as appropriate, and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Compensation

        The following table sets forth, for the fiscal years ended June 30, 2006, 2005 and 2004, all compensation earned for services rendered in all capacities by our chief executive officer and each of our other top four executive officers whose salary and bonus exceeded $100,000 in fiscal 2004, 2005 and 2006 as well as our chairman, Donald K. McGhan. These officers are referred to as the "named executive officers." The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of our named executive officers in fiscal 2004, 2005 and 2006.

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Stock Options Granted (In Shares) (#)	All Other Compensation ($)
Theodore R. Maloney(1) Chief Executive Officer	2006 2005 2004	480,000 480,000 400,000	72,000 100,000 272,900	(5)	— — —	— 200,000 400,000	9,226 — —
Jim J. McGhan Chief Operating Officer	2006 2005 2004	360,000 360,000 360,000	54,000 — —		— — —	— 200,000 320,000	6,921 — —
Donald K. McGhan(2) Chairman	2006 2005 2004	— — —	— — —		— — —	— — —	— — —
Paul R. Kimmel(3) Chief Financial Officer	2006	194,615	46,750		—	160,000	—
Thomas R. Moyes(4) Chief Financial Officer	2006 2005 2004	242,632 330,000 330,000	— 25,000 144,450	(5)	— — —	160,000 320,000 —	— — —
Marc S. Sperberg Executive Vice President and Secretary	2006 2005 2004	192,000 181,000 180,000	53,800 — —		— — —	— 80,000 100,000	— — —

(1)
Mr. Maloney commenced with MediCor on September 1, 2003.

(2)
Mr. McGhan does not draw a salary from MediCor.

(3)
Mr. Kimmel commenced with MediCor on November 8, 2005.

(4)
Mr. Moyes commenced with MediCor on June 2, 2003, and resigned on March 15, 2006. Mr. Moyes currently serves as a financial consultant to MediCor.

(5)
Includes $200,000 (Mr. Maloney) and $100,000 (Mr. Moyes) paid in the form of restricted preferred stock which is convertible into common stock.

Option Grants in Last Fiscal Year

        The table below shows information about stock options granted during fiscal 2006 to the named executive officers:

Individual Grants
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year(2)
Value at Assumed
Name			Exercise Price ($/Sh)	Expiration Date
					5%($)	10%($)
Theodore R. Maloney	—	—	—	—	—	—
Jim J. McGhan	—	—	—	—	—	—
Donald K. McGhan	—	—	—		—	—
Paul R. Kimmel	160,000	95%	$3.50	11/08/12	227,976	531,282
Thomas R. Moyes(4)	—	—	—	—	—	—
Marc S. Sperberg	—	—	—	—	—	—

(1)
Unless otherwise noted, amounts represent shares of common stock underlying warrants and/or options to purchase shares of common stock.

(2)
In fiscal year 2006, we granted stock options covering a total of 168,000 shares of common stock to employees under all stock option plans maintained by us.

(3)
The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with the SEC rules and regulations and do not represent our estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock is sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

(4)
Mr. Moyes resigned as our Chief Financial Officer on March 15, 2006.

Restricted Stock Grants

        We did not grant any restricted stock to any of the named executive officers during fiscal 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth certain information concerning exercises of stock options and warrants by our named executive officers in fiscal 2006 and unexercised stock options and warrants held by our named executive officers at June 30, 2006.

			Number of Securities Underlying Unexercised Options at 2006 Fiscal Year-End		Value of Unexercised In-The-Money Options at 2006 Fiscal Year-End($)(1)
	Number of Shares Acquired on Exercise
Name		Value Realized ($)
			Exercisable	Unexercisable	Exersicable	Unexercisable
Theodore R. Maloney	—	—	250,000	350,000	750,000	1,050,000
Jim J. McGhan	126,308	165,607	150,000	310,000	450,000	930,000
Donald K. McGhan	597,216	1,659,908	500,908	—	1,502,724	—
Paul R. Kimmel	—	—	—	160,000	—	480,000
Thomas R. Moyes(2)	—	—	110,000	—	330,000	—
Marc S. Sperberg	12,427	19,759	107,281	122,427	321,843	367,281

(1)
On June 30, 2006 (the last trading day of fiscal year 2006), the last reported sales price of our common stock as reported on the OTC Bulletin Board was $3.00.

(2)
Mr. Moyes resigned as our Chief Financial Officer on March 15, 2006.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        In June 2003, we entered into an employment agreement with Mr. Moyes in connection with his employment as chief financial officer. Pursuant to his employment agreement, Mr. Moyes received (i) a base salary of $330,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. Moyes' employment agreement also provided that upon termination of Mr. Moyes' employment by us without "cause" (as defined in the agreement), Mr. Moyes would be entitled to severance compensation equal to 24 months of his then-effective compensation. Additionally, Mr. Moyes' employment agreement also provided that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Moyes, Mr. Moyes would be entitled to receive compensation equal to 24 months of his then-effective compensation. Mr. Moyes currently serves as a financial consultant to MediCor.

        In September 2003, we entered into an employment agreement with Mr. Maloney in connection with his employment as chief executive officer. Mr. Maloney's employment agreement provides that Mr. Maloney will receive (i) a base salary of $480,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 200,000 shares of our common stock. Mr. Maloney's employment agreement also provides that upon termination of Mr. Maloney's employment by us without "cause" (as defined in the agreement), Mr. Maloney will be entitled to severance compensation equal to 24 months of his then-effective compensation. Additionally, Mr. Maloney's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Maloney, Mr. Maloney will be entitled to receive compensation equal to 24 months of his then-effective compensation.

        In October 2003, we entered into an employment agreement with Jim J. McGhan in connection with his employment as chief operating officer. Mr. McGhan's employment agreement provides that Mr. McGhan will receive (i) a base salary of $360,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. McGhan's employment agreement also provides that upon termination of Mr. McGhan's employment by us without "cause" (as defined in the agreement), Mr. McGhan will be entitled to severance compensation equal to 24 months of his then-effective compensation. Additionally, Mr. McGhan's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. McGhan, Mr. McGhan will be entitled to receive compensation equal to 24 months of his then-effective compensation.

        In April 2005, we entered into an employment agreement with Mr. Sperberg in connection with his employment as executive vice president and corporate secretary. Mr. Sperberg's employment agreement provides that Mr. Sperberg will receive (i) a base salary of $192,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 80,000 shares of our common stock. Mr. Sperberg's employment agreement also provides that upon termination of Mr. Sperberg's employment by us without "cause" (as defined in the agreement), Mr. Sperberg will be entitled to severance compensation equal to 12 months of his then-effective compensation. Additionally, Mr. Sperberg's employment agreement also provides that upon a "change of control" (as defined in the agreement) and a subsequent termination of Mr. Sperberg, Mr. Sperberg will be entitled to receive compensation equal to 12 months of his then-effective compensation.

        In November 2005, we entered into an employment agreement with Mr. Kimmel in connection with his employment as financial controller and executive vice president. Mr. Kimmel's employment agreement provides that Mr. Kimmel will receive (i) a base salary of $300,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 160,000 shares of common stock. Mr. Kimmel's employment also provides that upon termination of Mr. Kimmel's employment by us without "cause" (as defined in the agreement) Mr. Kimmel will be entitled to severance compensation equal to 24 months of his then-effective compensation. Additionally, Mr. Kimmel's employment agreement also provides that upon a "change of control" (as defined in the agreement) and a subsequent termination of Mr. Kimmel, Mr. Kimmel will be entitled to receive compensation equal to 12 months of his then-effective compensation.

Indemnification

        Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our stockholders' ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all directors and officers who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and officers consistent with indemnification to the fullest extent permitted under the DGCL.

        We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        International Integrated Industries, LLC ("LLC") and Sirius Capital, LLC ("Sirius") are McGhan family companies in which the chairman of MediCor, Mr. Donald K. McGhan, holds a controlling interest. Neither MediCor nor any of its subsidiaries has any direct ownership in LLC or Sirius. The LLC acted on behalf of MediCor by funding significant expenses incurred for which MediCor had a revolving loan agreement as shown on MediCor's Consolidated Balance Sheet of $50,533,489 at June 30, 2005 and $34,316,401 at June 30, 2004. The outstanding balance of the note payable accrued interest at an annual interest rate of ten percent (10%) per annum. During the fiscal year ended June 30, 2006, LLC advanced $10,630,000 to MediCor, of which $477,231 was repaid. Interest expense relating to this note payable was $5,196,965 for the fiscal year ended June 30, 2006, of which $1,071,507 had been paid. During the fiscal year ended June 30, 2005, LLC advanced $22,090,000 to MediCor, of which $5,872,912 was repaid. Interest expense relating to this note payable was $4,510,969. During the year ended June 30, 2004, LLC advanced $32,957,100 to MediCor, of which $5,005,000 was converted to preferred stock, $412,292 was converted to common stock and none was repaid. Interest expense relating to this note payable was $1,008,077 for the year ended June 30, 2004. At the end of fiscal 2006, we obtained an extension of the written commitment from International Integrated Industries, LLC to provide sufficient cash to fund any operating expenses and capital expenditures through July 1, 2007. Upon its expiration, the parties have the option of renegotiating, terminating or extending the commitment. However, the ability to access that commitment will be limited by the restrictions of the Notes.

        On April 26, 2006, the original LLC promissory note was replaced by two notes, one for $37,500,000 which was assigned to Sirius and one for approximately $31,039,000 which was retained by LLC, with the original note indefeasibly paid in full. Each of these new promissory notes was then amended and restated, one in favor of Sirius (the "Sirius Note") and the other in favor of LLC (the "LLC Note").

        The maturity date of the LLC Note is six months after the earlier of (1) the maturity date of the Notes, or (2) the date on which the entire principal amount of the Notes has been converted or redeemed. The LLC Note is expressly subordinate and junior in right of payment to the Notes.

        The Sirius Note has similar terms as the Notes, except for the following key differences: (1) prior to the indefeasible payment in full in cash of the Notes, all interest on the Sirius Note is to be paid only by adding such interest to the principal amount of the Sirius Note and (2) the Sirius Note has the same maturity date as the LLC Note. In addition, the Sirius Note is expressly subordinate and junior in right of payment to the Notes. Furthermore, the Sirius Note is not covered by a registration rights agreement.

        In connection with the amendment and restatement of the Sirius Note, we granted Sirius a warrant to purchase up to 2,343,750 shares of MediCor's common stock at an exercise price of $4.50 per share. The warrant has similar terms as the Warrants. Additional information on the terms of this transaction and the notes is contained in Note M to MediCor's financial statements included in this prospectus.

        In October 2003, MediCor entered into a reimbursement agreement with Global Aviation Delaware, LLC, a company controlled by the MediCor's chairman, for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective only for expenses incurred for MediCor business purposes. MediCor did not incur any expenses related to this agreement for the three months ended September 30, 2006. MediCor recognized a total expense of $705,250 for the fiscal year ended June 30, 2006, $637,670 for the fiscal year ended June 30, 2005 and $649,792 for the fiscal year ended June 30, 2004, pursuant to the reimbursement agreement. These amounts represent approximately 12.3%, 14.7%, and 13.1% for the fiscal years ended June 30, 2006, 2005 and 2004, respectively, of their operating costs of the entity. All other operating costs (such as fuel, pilot wages, food, etc.) are paid directly by MediCor through a service agreement we have with NexGen Management, a company also controlled by the MediCor's chairman. MediCor did not incur any expenses related to this agreement for the three months ended September 30, 2006 and the twelve months ended June 30, 2004. MediCor recognized a total expense of $880,977 and $496,015 for the fiscal years ended June 30, 2006 and June 30, 2005 pursuant to the service agreement with NexGen Management. Under these agreements, only costs directly tied to MediCor's use of the plane asset are reimbursable to the owner or paid to the agent. MediCor has no minimum guarantees or guarantee of debt for either of these companies. All expenses recognized pursuant to these agreements have been included by MediCor in selling, general, and administrative expenses.

        Ms. Nikki Pomeroy, an adult daughter of Donald K. McGhan, chairman of our board of directors, is a consultant to MediCor and received $31,541 in compensation for the fiscal year ended June 30, 2004 for administrative services. During the three months ended September 30, 2006 and 2005, and the fiscal years ended 2006 and 2005, MediCor did not incur any fees from Ms. Pomeroy. Additionally, shares held in various entities beneficially owned or controlled by Ms. Pomeroy are reflected in the Security Ownership of Certain Beneficial Owners and Management section of this prospectus not including shares owned or controlled by Ms. Pomeroy's adult son referenced in that section.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 45,000 shares of preferred stock, par value $0.001 per share. At December 22, 2006, 23,746,162 shares of our common stock were outstanding and owned of record by approximately 550 persons and 6,696 shares of our series A preferred stock were outstanding and owned of record by 29 persons. At December 22, 2006, we had 34,743,259 shares of common stock issuable upon the exercise or conversion of all outstanding options, warrants, convertible notes and preferred stock. Other than these securities, as of the date of this prospectus, we have no commitments or obligations to issue additional shares of our common stock. We estimate that there are more than 2,000 beneficial owners of our common stock.

Common Stock

        Prior to this offering, shares of our common stock were quoted on the OTC Bulletin Board under the symbol "MDCR." We have filed an application to have our common stock listed on the American Stock Exchange under the symbol "MGH." Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting. Accordingly, subject to the voting rights of holders of outstanding preferred stock, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Our series A preferred stock votes on an as-converted basis. At December 22, 2006, 6,696 shares of series A preferred stock were outstanding, equalling 1,739,221 votes. Holders of common stock will be entitled to receive ratably dividends, if any, declared from time to time by our board of directors, and will be entitled to receive ratably all of our assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of our common stock have no preemptive, subscription or redemption rights. All the currently outstanding shares of our common stock are, and all shares of our common stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

Preferred Stock

        Our certificate of incorporation currently provides that we are authorized to issue up to 20,000,000 shares of "blank check" preferred stock. Without any further approval by our stockholders, our board of directors may designate and authorize the issuance, upon the terms and conditions the directors may determine, of one or more classes or series of preferred stock with prescribed preferential dividend and liquidation rights, voting, conversion, redemption and other rights, and the number of shares constituting any series. The issuance of preferred stock, while providing flexibility for securing needed financing and for possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of preferred stock could also make it more difficult for a third party to gain control of MediCor, discourage bids for the common stock at a premium or otherwise adversely affect the market price of our common stock. We currently have one series of preferred stock designated—series A preferred stock. In addition, our board of directors has the authority to designate additional classes or series of preferred stock in the future with rights that may adversely affect the rights of the holders of our common stock or its market price.

Series A 8.0% Convertible Preferred Stock

        Designation and Rank.    In July 2004, in connection with our board of director's authority to issue "blank check" preferred stock, we amended our certificate of incorporation through a certificate of designation to designate the relative rights and preferences of our series A preferred stock. In this certificate of designation our board of directors authorized the issuance of up to 45,000 shares of series A preferred stock, par value $0.001 per share. The series A preferred stock ranks senior to our common stock and to all other classes and series of our equity securities that by their terms do not rank senior to the series A preferred stock. The series A preferred stock is subordinate to, and ranks junior to, all of our indebtedness. The series A preferred stock has a stated value of $1,000 per share. As of December 22, 2006, there were 6,696 shares of series A preferred stock outstanding.

        Dividends.    Each holder of series A preferred stock is entitled to receive dividends at the rate of 8.0% per annum of the series A preferred stock's stated liquidation preference amount of $1,000 per share, payable by us semi-annually and at our option in either cash or additional shares of series A preferred stock, based on their stated liquidation preference.

        Dividends on the series A preferred stock are cumulative, accrue and are payable semi-annually based on the liquidation value of the outstanding shares; provided, however, that with respect to dividends payable with respect to each June 30 reference date, the liquidation value on which dividends are calculable on such date is the liquidation value of the outstanding series A preferred stock as of the preceding December 31 without regard to any additional dividend shares issued in respect of the dividend reference date occurring on such preceding December 31. Dividends paid on the series A preferred stock are paid prior and in preference to any declaration or distribution on any outstanding share of common stock or any other equity securities of ours which rank junior to the series A preferred stock.

        As long as any shares of series A preferred stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution we will have paid all accrued and unpaid dividends on the outstanding shares of series A preferred stock.

        Liquidation Preference.    In the event of our liquidation, dissolution or winding up, the holders of shares of the series A preferred stock then outstanding shall be entitled to receive, out of our assets, a liquidation preference amount equal to $1,000 per whole share of the series A preferred stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of our common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount (plus any accrued and unpaid dividends) to the holders of the series A preferred stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the series A preferred stock, then all of our assets will be distributed among the holders of the series A preferred stock and the other classes of stock on a parity with the series A preferred stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full series A liquidation preference amount (plus any accrued and unpaid dividends), the holders of shares of series A preferred stock will not be entitled to any further participation as such in any distribution of our assets.

        Additional Liquidation Preference.    If (i) we have not, during any period of four consecutive quarters ending prior to the respective Target Dates set forth below, generated earnings before interest, taxes, depreciation and amortization, or EBITDA, at least equal to the respective EBITDA Target Amounts set forth below and (b) there has not occurred on or before June 30, 2008 a Qualifying Liquidity Event (as defined below), then, on July 1, 2008, the cumulative liquidation preference of all originally issued shares of (but not shares issued as dividends on) series A preferred stock shall be adjusted by adding thereto the amount calculated below, as the Additional Liquidation Preference.

Target Date	EBITDA Target Amount
June 30, 2006	$11,000,000
June 30, 2007	$14,000,000
June 30, 2008	$18,000,000

        If actual EBITDA for the fiscal year ended June 30, 2008, or the Actual EBITDA, is less than $18,000,000, then the amount of the Additional Liquidation Preference shall be calculated from the following equation:

($18,000,000 – E) × 18 × (0.15 × L/$20,000,000) = x

where: x equals the Additional Liquidation Preference amount; E equals the Actual EBITDA; 18 represents an EBITDA multiple of 18; and L equals the aggregate initial liquidation preference of all shares initially issued (but not including the liquidation preference of shares issued in payment of dividends); provided that the Additional Liquidation Preference amount will be subject to the Cap (as defined below).

        Notwithstanding Actual EBITDA, and assuming that $20,000,000 in liquidation preference of series A preferred stock is initially issued, the maximum Additional Liquidation Preference amount will be $16,667,000, or the Cap. This amount will be reduced ratably based upon the aggregate liquidation preference of shares that are actually initially issued.

        A "Qualifying Liquidity Event" shall be a firm commitment underwritten public offering of common stock with gross sale proceeds of at least $25 million and in which the implied equity value is at least equal to the sum of (a) $83,000,000 plus the aggregate initial liquidation value of the originally issued shares of series A preferred stock (without regard to any Additional Liquidation Preference) plus (b) 25% per annum from June 30, 2004, based on the pricing mid-point contained in the preliminary prospectus for the offering.

        Redemption.    All outstanding shares of the series A preferred stock are to be mandatorily redeemed on June 30, 2011 at a redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared, which amount will be payable in cash. At any time after June 30, 2006 and until June 30, 2010, we may redeem the series A preferred stock in whole or in part on at least 15 days prior written notice at a price per originally issued share equal to the following premiums of the liquidation preference of those shares:

July 1, 2006 to June 30, 2007	169%
July 1, 2007 to June 30, 2008	220%
July 1, 2008 to June 30, 2009	286%
July 1, 2009 to June 30, 2010	371%

        Concurrent with the redemption of any originally issued shares, MediCor will concurrently redeem the dividend shares issued in respect of such originally issued shares at a price per share equal to the par value of such dividend shares.

        Voting Rights.    For so long as at least 7,500 shares of series A preferred stock remain outstanding (subject to adjustment for any stock dividend, stock split, reverse stock split or other combination or subdivision of the series A preferred stock), the holders of the series A preferred stock, voting separately as a single class and with each share entitled to one vote, shall be entitled to elect two directors to serve on our board of directors. If the number of directors is increased to a number greater than seven directors, the number of directors the holders of the series A preferred stock are entitled to elect shall be increased such that the holders of the series A preferred stock shall be entitled to elect one additional director for every four directors that are added to our board of directors. There are currently fewer than 7,500 shares of series A preferred stock outstanding, and so the holders of series A preferred stock do not have any right to elect a director or directors.

        In addition, so long as (1) any shares of series A preferred stock remain outstanding with respect to the following clauses (i), (iv), (v), (vi) or (vii) and (2) at least 7,500 shares of the series A preferred stock remain outstanding with respect to the following clauses (ii) and (iii) (subject to adjustment to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the series A preferred stock), the affirmative vote of the holders of a majority of the outstanding shares of series A preferred stock shall be necessary to:

  (i)
  alter or change the preferences, rights or powers of the series A preferred stock;

  (ii)
  create, authorize or issue any capital stock that ranks prior (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the series A preferred stock;

  (iii)
  create, authorize or issue any capital stock that ranks on parity with the series A preferred stock, provided that up to $20,000,000 of parity stock may be issued without such vote;

  (iv)
  increase the authorized number of shares of series A preferred stock;

  (v)
  effect a change of control, unless as a result of such change in control each share will be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon;

  (vi)
  effect a voluntary liquidation, dissolution, winding up or other similar event, unless each share, as a result of such voluntary liquidation, dissolution, winding up or other similar event, would be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon; or

  (vii)
  become subject to any agreement or instrument which by its terms would restrict MediCor's right to comply with the terms of the series A preferred stock.

        On all other matters the holders of series A preferred stock are entitled to vote on an as-converted basis, together with the holders of common stock.

        Conversion.    Each holder of series A preferred stock may, at such holder's option, elect to convert all or any portion of the shares of series A preferred stock held by such holder into a number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the series A liquidation preference amount divided by (ii) the series A conversion price. The initial "series A conversion price" is $3.85, subject to customary adjustment in the event of any stock dividend, stock split, reverse stock split or other combination or subdivision. The series A liquidation preference amount is subject to adjustment as set forth above under the subheading Additional Liquidation Preference above.

Stock Compensation Program

        The following is a summary of the principal features of our Amended and Restated 1999 Stock Compensation Program. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at our offices at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103.

        On September 15, 1999, our board of directors adopted and the stockholders approved our 1999 Stock Compensation Program, which was amended and restated in 2003 following our reincorporation merger. Under the Stock Compensation Program, the board of directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants.

        Purpose, structure, awards and eligibility.    The Stock Compensation Program is intended to secure for MediCor and its stockholders the benefits arising from ownership of common stock by individuals employed or retained by us who will be responsible for the future growth of the enterprise. The Stock Compensation Program is designed to help attract and retain superior personnel for positions of substantial responsibility, and to provide individuals with an additional incentive to contribute to our success.

        Our Stock Compensation Program is composed of seven parts and our Compensation Committee may make the following types of awards under the Stock Compensation Program:

  •
  incentive stock options, or ISOs, under the Incentive Stock Option Plan;

  •
  nonqualified stock options, or NQSOs, under the Nonqualified Stock Option Plan;

  •
  restricted shares under the Restricted Shares Plan;

  •
  rights to purchase stock under the Employee Stock Purchase Plan, or ESPP;

  •
  grants of options under the Non-Employee Director Stock Option Plan;

  •
  stock appreciation rights, or SARs, under the Stock Appreciation Rights Plan; and

  •
  specified other stock rights under the Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid on a share of common stock.

        Officers, key employees, employee directors, consultants and other independent contractors or agents of MediCor or our subsidiaries who are responsible for or contribute to the management, growth or profitability of our business are eligible for selection by the Stock Compensation Program administrators to participate in the Stock Compensation Program, provided, however, that incentive stock options may be granted under the Incentive Stock Option Plan only to a person who is an employee of MediCor or its subsidiaries.

        Shares subject to the Stock Compensation Program.    There are authorized and reserved for issuance an aggregate of 4,242,680 shares of MediCor common stock under the Stock Compensation Program. The shares of common stock issuable under the Stock Compensation Program may be authorized but unissued shares, shares issued and reacquired, or shares purchased by us on the open market. If any of the awards granted under the Stock Compensation Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the Stock Compensation Program.

        Effective date and duration.    All of the plans other than the Incentive Stock Option Plan and the Employee Stock Purchase Plan, became effective upon their adoption by the board of directors. The Incentive Stock Option Plan and the Employee Stock Purchase Plan became effective upon their adoption by the board of directors and approval of the Stock Compensation Program by a majority of the stockholders. The Stock Compensation Program will continue in effect until September 15, 2009 unless sooner terminated under the general provisions of the Stock Compensation Program.

        Administration.    The Stock Compensation Program is administered by the board of directors or by a committee appointed by our board of directors. That committee must consist of not less than two directors who are:

  •
  non-employee directors within the meaning of SEC Rule 16b-3 under the Exchange Act, so long as non-employee director administration is required under Rule 16b-3; and

  •
  outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, so long as outside directors are required by the Code.

Subject to these limitations, the board of directors may from time to time remove members from the committee, fill all vacancies on the committee, and select one of the committee members as its chair. The Stock Compensation Program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the Stock Compensation Program. The Stock Compensation Program is presently administered by the non-employee directors who serve on the Compensation Committee of our board of directors.

Summary of United States Federal Income Tax Consequences of the Stock Compensation Program

Option Grants

        Options granted under the Stock Compensation Program may be either ISOs which satisfy the requirements of Section 422 of the Code or NQSOs which are not intended to meet those requirements. Options granted under the Non-Employee Directors Stock Option are non-statutory options. To date, no ISOs have been granted. The federal income tax treatment for the NQSOs is as follows:

        Nonqualified Stock Options.    No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee is required to satisfy the tax withholding requirements applicable to that income.

        MediCor will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction generally will be allowed for MediCor in the taxable year that the ordinary income is recognized by the optionee.

Restricted Shares Plan

        The tax principles applicable to the issuance of restricted shares under the Stock Compensation Program will be substantially the same as those summarized above for the exercise of non-statutory option grants in that they are both governed by Section 83 of the Code. Restricted shares are not taxed at the time of grant unless the grantee elects to be taxed under Section 83(b) of the Code. When the restriction lapses, the grantee will have ordinary income equal to the fair market value of the shares on the vesting date. Alternatively, at the time of the grant, the grantee may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the fair market value of the granted shares on the grant date. If the Section 83(b) election is made, the grantee will not recognize any additional income when the restriction lapses. We will be entitled to an income tax deduction equal to the ordinary income recognized by the grantee in the year in which the grantee recognizes such income.

Employee Stock Purchase Plan (ESPP) Issuances

        The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under a plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the plan or in the event the participant should die while still owning the purchased shares.

        If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which the sale or disposition occurs, equal in amount to the excess.

        If the participant sells or disposes of the purchased shares more than two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (2) 15% of the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to any income tax deduction with respect to that sale or disposition.

        If the participant still owns the purchased shares at the time of death, the lesser of (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (2) 15% of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

Stock Appreciation Rights (SARs)

        A Stock Compensation Program participant who is granted an SAR will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for in the taxable year that the ordinary income is recognized by the participant.

Stock Rights

        Generally, a Stock Compensation Program participant who is granted other stock rights will recognize ordinary income in the year of the grant of the right, if a present transfer of stock or value is made to the participant, or in the year of payment, such as in the case of a dividend equivalent right. That income will generally equal the fair market value of the granted right or payment. We will generally be entitled to an income tax deduction equal to the income recognized by the participant on the grant or payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of executive compensation

        We anticipate that any compensation deemed paid by us in connection with the disqualifying disposition of incentive stock option shares or the exercise of nonqualified stock options granted with exercise prices equal to the fair market value of the shares on the grant date will generally qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, we believe all compensation deemed paid under the Stock Compensation Program with respect to those dispositions or exercises will remain deductible by us without limitation under Code Section 162(m).

Accounting treatment

        Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in compensation expense to us equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. The only exceptions to this are shares issued under the ESPP. Under current accounting rules, the issuance of common stock under the ESPP allows us to continue to measure compensation cost of ESPP using the intrinsic value. However, the impact of purchase rights granted under the ESPP must be disclosed in pro forma financial statements to reflect their impact on reported earnings and earnings per share as if the fair value method had been applied. Compensation expense will be expensed over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to our earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining our earnings per share on a diluted basis.

        Currently, in accordance with Statement of Financial Accounting Standards No. 123, stock option grants made to non-employees, other than elected members of our board of directors, will result in a direct charge to our reported earnings based upon the fair value of the option measured on the vesting date of each installment of the underlying option shares. The charge must include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares. In addition, any options that are re-priced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the re-priced option and the date the option is exercised.

        If an optionee is granted stock appreciation rights having no conditions upon exercisability other than a service or employment requirement, then those rights will result in compensation expense to us.

Put and Call Option Agreements

        In connection with our acquisition of Biosil and Nagor, we entered into put and call option agreements with each of the former shareholders of Biosil and Nagor. Under these agreements, we may be obligated to purchase the 2,640,000 shares of our common stock issued to those shareholders in the acquisition if they are put to us by the holders. We may also call the same shares. The shares may be put to us starting 18 months after the saline-filled breast implant manufactured by Biosil is approved for commercialization in the United States by the FDA. The put options expire if our common stock ever trades at or above $10.00 per share for 30 out of 45 consecutive trading days (whether before or after the puts are exercisable) and each put option is only exercisable to the extent the individual selling shareholder still holds the common stock we issued to him or her in the acquisition. The purchase price under the puts is $5.50 per share.

        The maximum number of shares that may be put to us in any three-month period by all of the selling shareholders is 660,000, less any shares of common stock otherwise sold by any of those holders during that period. The puts are also exercisable if there is a public offer by any person to acquire all of our outstanding shares of common stock. In such event, the price will be $5.50 per share if Biosil's saline-filled breast implant has been approved for commercialization in the United States by the FDA by the time the person becomes entitled to compulsorily acquire our common stock. Otherwise the price will be $6.50 per share.

        We may also call the shares of common stock issued to the selling shareholders at any time after FDA commercialization approval of the Biosil saline-filled breast implant and until our common stock trades at or above $20.00 per share for 30 out of 45 consecutive trading days at a price of $7.50 per share. Each holder also terminates the call with respect to his or her shares if he or she elect in his or her discretion to terminate the put.

Certain Statutory and Charter Provisions Relating to a Change of Control

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this provision prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; and

  •
  on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

        A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

        Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation's board of directors.

        Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

  •
  provide our board of directors with the ability to alter our bylaws without stockholder approval;

  •
  provide that, subject to the rights of the holders of any series of preferred stock, special meetings of stockholders can only be called by (i) by the chairman of the board, (ii) by the board of directors pursuant to a resolution adopted by a majority of the whole board, or (iii) by the stockholders pursuant to a resolution adopted by the holders of a majority of the voting power of the shares of the then outstanding voting stock voting together as a single class;

  •
  provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

  •
  provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, or by a sole remaining director; and allow us to issue up to 20,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well as having the anti-takeover effects discussed above.

        Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

        The transfer agent for our common stock is U.S. Stock Transfer Corporation, located at 1475 Gardena Avenue, Suite 200, Glendale, California 91204.

Shares Eligible for Future Sale

        As of December 22, 2006, we had outstanding 23,746,162 shares of common stock.

Rule 144

        All of the 41,702,500 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. In addition to the shares being registered in the registration statement of which this prospectus is a part, we are also registering 3,540,273 shares of common stock (1,926,757 of which are outstanding as of December 22, 2006 and the remainder of which are issuable upon conversion of our Series A preferred stock) in a separate registration statement. Upon effectiveness of that registration statement, the shares registered thereunder will also be freely transferable. As of December 22, 2006, we also have an additional 19,179,405 shares of common stock outstanding that are not covered by this or any other registration statement and were issued and sold in reliance on exemptions from the registration requirements of the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below. In addition, we may file a registration statement on Form S-8 with respect to an aggregate of 6,751,903 outstanding options and warrants and an additional 4,242,680 shares issued or available for issuance pursuant to grants or awards under our Stock Compensation Program.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which as of December 22, 2006 would equal approximately 237,462 shares; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. We calculate that 1,483,266 of our shares are presently eligible for resale under Rule 144(k).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as to our shares of common stock beneficially owned as of December 22, 2006, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Shares Covered by Options, Warrants or Convertible Securities Included in Total(2)	Percent of Total(3)
1999 III Equity Performance II, LP	1,304,814		—	5.49%
Nikki M. Pomeroy	1,662,765	(4)	6,234	7.00%
Donald K. McGhan	9,743,777	(5)	705,267	36.91%
Jim J. McGhan	3,068,734	(6)	306,307	11.62%
Theodore R. Maloney	656,104	(7)	254,156	2.49%
Paul R. Kimmel	60,000	(8)	40,000	*
Marc S. Sperberg	333,335		120,747	1.26%
Samuel Clay Rogers	973,701		963,701	3.69%
Mark E. Brown	145,000		145,000	*
Thomas Y. Hartley	139,416		89,416	*
Robert L. Forbuss	10,000	(9)	10,000	*
Ikram U. Khan, M.D.	10,000	(9)	10,000	*
Eugene I. Davis	10,000	(9)	10,000	*
All officers and executive directors as a group	15,150,067		2,654,594	57.38%

*
Less than 1%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table is in care of MediCor at 4560 S. Decatur Blvd., Suite 300, Las Vegas, Nevada 89103.

(2)
In accordance with Rule 13d-3, the share numbers reported in the table include shares of common stock that may be acquired within 60 days of December 22, 2006 upon the exercise or conversion of other securities. These include, for instance, shares of common stock underlying our series A preferred stock beneficially owned by the respective persons as reported in the following table.

(3)
The percentages are calculated on the basis of the number of outstanding shares of common stock as of December 22, 2006, which were 23,746,162. In accordance with Rule 13d-3, the percentage reported for each person includes common stock that may be acquired by that person within 60 days of December 22, 2006 upon the exercise or conversion of other securities.

(4)
Ms. Pomeroy is the adult daughter of Donald K. McGhan, chairman of our board of directors. Includes 1,656,552 shares held directly and by various entities beneficially owned or controlled by Ms. Pomeroy. Does not include 604,455 shares beneficially owned by Ms. Pomeroy's adult son, as to which Ms. Pomeroy disclaims beneficial ownership.

(5)
Includes 7,109,895 shares held in various entities beneficially owned or controlled by Mr. McGhan, including 1,304,814 held by 1999 III Equity Performance II, LP and 621,340 held by 2000 III Equity Performance III, LP. Mr. McGhan is the general partner of the two limited partnerships and has voting and dispositive control with respect to all shares held by the partnerships. Does not include 729,454 shares beneficially owned by Mr. McGhan's wife, as to which Mr. McGhan disclaims beneficial ownership. In addition, Sirius Capital LLC, a private equity investment fund affiliated with Mr. McGhan, holds the Subordinated Note, which may be converted into up to 9,375,000 shares of common stock, and the Subordinated Warrant, which may be exercised for up to 2,343,750 shares of common stock. However, all conversions pursuant to the Subordinated Note, and all exercises pursuant to the Subordinated Warrant, are subject to the restriction that such conversions or exercises do not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock. Since Mr. McGhan currently owns more than 4.99% of our outstanding shares of common stock, the Subordinated Note and the Subordinated Warrant are not currently convertible or exercisable.

(6)
Includes 2,912,427 shares held by various entities beneficially owned or controlled by Mr. McGhan.

(7)
Does not include 100,000 shares held by 2000 III Equity Performance III, LP, which represents Mr. Maloney's interest in shares held by the entity which Mr. Maloney does not control.

(8)
Does not include 20,000 shares held by 2000 III Equity Performance III, LP, which represents Mr. Kimmel's interest in shares held by this entity which Mr. Kimmel does not control.

(9)
Consists of common stock equivalents granted to the directors under our 1999 stock compensation program and our director deferral plan.

        The following table sets forth information as to our shares of series A preferred stock beneficially owned as of December 22, 2006 by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding series A preferred stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table (to the extent they own any series A preferred stock) and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total(2)
Donald K. McGhan(3)	432	6.45%
Theodore R. Maloney	16	*
Marc S. Sperberg	4	*
Samuel Clay Rogers	3,675	54.88%
Jim J. McGhan	—	*
Mark E. Brown	—	*
Thomas Y. Hartley	171	2.55%
Robert L. Forbuss	—	*
Ikram U. Khan, M.D.	—	*
Eugene I. Davis	—	*

All officers and executive directors as a group	4,298	64.19%

*
Less than 1%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table is in care of MediCor at 4560 S. Decatur Blvd., Suite 300, Las Vegas, Nevada 89103.

(2)
The percentages are calculated on the basis of the number of outstanding shares of series A preferred stock as of December 22, 2006, which were 6,696.

(3)
Shares held through International Integrated Industries, LLC, which is controlled by Mr. McGhan.

SELLING STOCKHOLDERS

        The following table provides certain information with respect to the selling stockholders' beneficial ownership of our common stock as of December 22, 2006 and as adjusted to give effect to the sale of all of the shares of common stock offered by this prospectus. The table also provides information about the shares of common stock registered and offered by this prospectus. Pursuant to our contractual agreements with the selling stockholders who purchased the Notes, the Subordinated Note, the Warrants and the Subordinated Warrant, the shares registered and indicated as offered by this prospectus include 150% of the shares of common stock currently issuable upon conversion of the Notes and the Subordinated Note and 125% of the shares of common stock currently issuable upon exercise of the Warrants. These percentages represent estimates of the shares that may be issuable under future circumstances pursuant to the terms of the securities upon conversion of the Notes and the Subordinated Note, payment of interest on the Notes and the Subordinated Note and exercise of the Warrants. Except in this regard, the numbers in the table do not include additional shares of common stock, if any, that may be issued in payment of interest or capitalized interest on the Notes or the Subordinated Note in accordance with their terms, which may also be offered by this prospectus. We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this prospectus. The selling stockholders may choose not to sell any of the shares offered by this prospectus. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying the Notes, the Subordinated Note, the Warrants and the Subordinated Warrant held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of December 22, 2006 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 23,746,162 shares of common stock outstanding as of December 22, 2006. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. None of these selling stockholders are, or are affiliates of, a broker-dealer registered under the Exchange Act.

        Except in cases where we have the right to require all principal and all accrued interest due at a maturity date be converted to shares of our common stock, all conversions pursuant to the Notes are subject to the restriction that such conversion does not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock. By written notice to us, the holder may from time to time increase or decrease the 4.99% limitation to any other percentage not in excess of 9.99% specified in such notice, provided, however, that (i) any such increase will not be effective until the date which is 61 days after such notice is delivered to us and (ii) any such increase or decrease will apply only to the holder who has so notified us and not to any other holder of the Notes. The Subordinated Note contains the same conversion limitation. In addition, we may not issue any shares of common stock upon conversion of the Subordinated Note until we obtain the approval by our stockholders of our issuance of all shares of common stock issuable upon conversion of the Subordinated Note and the Notes and exercise of the Subordinated Warrant and the Warrants in accordance with the rules and regulations applicable to companies on the principal securities exchange or trading market for our common stock. The listing requirements of the OTC Bulletin Board do not contain any stockholder approval rules and national securities exchanges to typically have certain stockholder approval rules applicable to applications to list additional shares on the exchange. We intend to include the shares issuable upon conversion of the Notes and the Subordinated Note and exercise of the Warrants and the Subordinated Warrant in any original listing application we submit to securities exchange, so we do not believe that any additional stockholder approval is or will be required for issuance of the common stock issuable upon conversion of the Subordinated Note or exercise of the Subordinated Warrant.

        All exercises pursuant to the Warrants are subject to the restriction that such conversion does not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock. By written notice to us, the holder may from time to time increase or decrease the 4.99% limitation to any other percentage not in excess of 9.99% specified in such notice, provided, however, that (i) any such increase will not be effective until the date which is 61 days after such notice is delivered to us and (ii) any such increase or decrease will apply only to the holder who has so notified us and not to any other holder of the Warrants. The Subordinated Warrant contains the same conversion limitation. In addition, we may not issue any shares of common stock upon exercise of the Subordinated Warrant until we obtain the same approval, if any, by our stockholders as with respect to the Subordinated Note. As described above, we do not believe any such approval is required.

        The only transactions between MediCor, its predecessors or affiliates and the selling stockholders within the past three years have been the sale and purchase of the securities identified below in the acquisition and financing transactions described in this prospectus.

			Shares of Common stock Beneficially Owned After Completion of the Offering
		Number of Shares of Common stock Registered for Sale Hereby
	Number of Shares of Common stock Beneficially Owned Prior to the Offering
Selling Stockholder(1)			Number of Shares	Percent
John A. Alsop(2) c/o Nagor Limited P.O. Box 21 Global House Isle of Man Business Park Cooil Road Douglas, Isle of Man, IM99 1AX	643,500	643,500	0	*
Jessie A. Evans(2) c/o Nagor Limited P.O. Box 21 Global House Isle of Man Business Park Cooil Road Douglas, Isle of Man, IM99 1AX	965,250	965,250	0	*
John G. Evans(2) c/o Nagor Limited P.O. Box 21 Global House Isle of Man Business Park Cooil Road Douglas, Isle of Man, IM99 1AX	965,250	965,250	0	*

Joseph S. Gallagher(2) c/o Nagor Limited P.O. Box 21 Global House Isle of Man Business Park Cooil Road Douglas, Isle of Man, IM99 1AX	66,000		66,000	0	*
GAIA Offshore Master Fund, Ltd.(3)(4) c/o Promethean Asset Management LLC 55 Fifth Avenue, 17th Floor New York, NY 10003	1,328,125	(14)	1,925,781	0	*
HFTP Investments LLC(4)(5) c/o Promethean Asset Management LLC 55 Fifth Avenue, 17th Floor New York, NY 10003	403,044		584,414	0	*
Promethean II Master, L.P.(4)(6) c/o Promethean Asset Management LLC 55 Fifth Avenue, 17th Floor New York, NY 10003	221,956		321,836	0	*
Portside Growth and Opportunity Fund(7)(8) c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017	2,812,500	(14)	4,078,125	0	*
Silver Oak Capital, LLC(9)(10)(11) c/o Angelo, Gordon & Co., LLP 245 Park Avenue New York, NY 10167	10,859,375	(14)	15,746,094	0	*
Sirius Capital, LLC(12)(13) 4560 S. Decatur Blvd., Suite 201 Las Vegas, NV 89103	11,718,750	(15)	16,406,250	0	*

*
Less than 1%

(1)
All share numbers are based on information that these selling stockholders supplied to us. The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table above. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name, unless otherwise indicated below. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder.

(2)
These shares were issued on April 28, 2006 in partial consideration of all of the outstanding shares of Biosil and Nagor pursuant to the agreement of the sale and purchase of the shares of Biosil and Nagor dated September 13, 2005.

(3)
The shares beneficially owned by this selling stockholder consist of 1,062,500 shares issuable upon conversion of the Notes and 265,625 shares issuable upon exercise of Warrants. The selling stockholder acquired its Notes and Warrants on April 26, 2006 for a purchase price of $4.25 million. In addition, pursuant to our contractual obligations with the holders of the Notes and the Warrants, we have registered an additional 531,250 shares of our common stock issuable upon conversion of the Notes held by such selling stockholder and an additional 66,406 shares of our common stock issuable upon exercise of the Warrants held by the selling stockholder.

(4)
Promethean Asset Management L.L.C., a New York limited liability company ("Promethean"), serves as investment manager to Gaia Offshore Master Fund, Ltd. ("Gaia"), HFTP Investment L.L.C. ("HFTP") and Promethean II Master, L.P. ("Master"), and may be deemed to share beneficial ownership of the shares beneficially owned by Gaia, HFTP and Master. Promethean disclaims beneficial ownership of the shares beneficially owned by Gaia, HFTP and Master. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, Gaia, HFTP and Master. Each of Gaia, HFTP and Master has advised us that (i) it is not a registered broker-dealer, (ii) it does not control and is not controlled by a registered broker-dealer, (iii) it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, (iv) the broker-dealer that is an affiliate of the selling security holder was not involved in the purchase of the Notes and Warrants, and will not be involved in the ultimate sale, of the securities, (v) it purchased the Notes and Warrants in the ordinary course of its business, and (vi) at the time the selling stockholder holder purchased the Notes and Warrants, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

(5)
The shares beneficially owned by this selling stockholder consist of 322,435 shares issuable upon conversion of the Notes and 80,609 shares issuable upon exercise of Warrants. The selling stockholder acquired $2 million in Notes and Warrants to purchase 135,000 shares of common stock on April 26, 2006 for a purchase price of $2.0 million. In addition, pursuant to our contractual obligations with the holders of the Notes and the Warrants, we have registered an additional 161,218 shares of our common stock issuable upon conversion of the Notes held by the selling stockholder and an additional 80,152 shares of our common stock issuable upon exercise of the Warrants held by the selling stockholder.

(6)
The shares beneficially owned by this selling stockholder consist of 177,565 shares issuable upon conversion of the Notes and 44,391 shares issuable upon exercise of Warrants. The selling stockholder acquired its Notes and Warrants on October 31, 2006 in a private transaction with HFTP. In addition, pursuant to our contractual obligations with the holders of the Notes and the Warrants, we have registered an additional 88,782 shares of our common stock issuable upon conversion of the Notes held by the selling stockholder and an additional 11,098 shares of our common stock issuable upon exercise of the Warrants held by the selling stockholder.

(7)
The shares beneficially owned by this selling stockholder consist of 2,250,000 shares issuable upon conversion of the Notes and 562,500 shares issuable upon exercise of Warrants. The selling stockholder acquired its Notes and Warrants on April 26, 2006 for a purchase price of $9.0 million. In addition, pursuant to our contractual obligations with the holders of the Notes and the Warrants, we have registered an additional 1,125,000 shares of our common stock issuable upon conversion of the Notes held by the selling stockholder and an additional 140,625 shares of our common stock issuable upon exercise of the Warrants held by the selling stockholder.

(8)
Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(9)
The shares beneficially owned by this selling stockholder consist of 8,687,500 shares issuable upon conversion of the Notes and 2,171,875 shares issuable upon exercise of its Warrants. The selling stockholder acquired its Notes and Warrants on April 26, 2006 for a purchase price of $34.75 million. In addition, pursuant to our contractual obligations with the holders of the Notes and the Warrants, we have registered an additional 4,343,750 shares of our common stock issuable upon conversion of the Notes held by the selling stockholder and an additional 542,969 shares of our common stock issuable upon exercise of the Warrants held by the selling stockholder.

(10)
Silver Oak Capital, L.L.C. holds the shares as nominee for private investment funds and separately managed accounts managed by Angelo, Gordon & Co., L.P. Mr. John M. Angelo and Mr. Michael L. Gordon are controlling members of Silver Oak Capital L.L.C and, in such capacities, may be deemed to have beneficial ownership over the shares and other securities held for the account of Silver Oak Capital L.L.C. Mr. Angelo and Mr. Gordon disclaim beneficial ownership of the shares and other securities held by Silver Oak Capital L.L.C.

(11)
Silver Oak Capital, L.L.C. has advised us that (i) it is not a registered broker-dealer, (ii) it does not control and is not controlled by a registered broker-dealer, (iii) it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, (iv) the broker-dealer which is an affiliate of the selling stockholder was not involved in the purchase of the Notes and Warrants and has not been and will not be involved in the ultimate sale of the underlying common stock, (v) it purchased the Notes and Warrants in the ordinary course of its business, and (vi) at the time the selling stockholder purchased the Notes and Warrants, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

(12)
The shares beneficially owned by this selling stockholder consist of 9,375,000 shares issuable upon conversion of the Subordinated Note and 2,343,750 shares issuable upon exercise of the Subordinated Warrant. The selling stockholder acquired the Subordinated Note and the Subordinated Warrant on April 26, 2006 when, in connection with the Note and Warrant financing, a promissory note in the principal amount of $37,500,000 beneficially owned by the selling stockholder was amended and restated. In addition, we have registered an additional 4,687,500 shares of our common stock issuable upon conversion of the Subordinate Note held by the selling stockholder.

(13)
Sirius Capital LLC is a private equity investment fund affiliated with our chairman and founder, Donald K. McGhan. Mr. McGhan is the managing member of Sirius Capital LLC. As such, Mr. McGhan may be considered the beneficial owner of any shares and other securities deemed to be beneficially owned by Sirius Capital LLC.

(14)
As described above, all conversions of, or exercises under, the Notes and the Warrants are subject to the restriction that such conversions or exercises do not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock. Based on the 23,746,162 shares of our common stock that were outstanding as of October 31, 2006, as of such date, each of these selling stockholders may be deemed to beneficially own and may only convert and/or exercise a maximum of 1,247,167 shares of our common stock under its respective Note and Warrant.

(15)
The Subordinated Note and the Subordinated Warrant contain the same 4.99% limitation on conversion and exercise described in note (14) above. As a result of Mr. McGhan currently owning more than 4.99% of our outstanding shares of common stock, the Subordinated Note and the Subordinated Warrant are not currently convertible or exercisable.

PLAN OF DISTRIBUTION

        Upon effectiveness of the registration statement of which this prospectus is a part, we intend to list the shares of our common stock offered pursuant to this prospectus on the American Stock Exchange.

        All of the 41,702,500 shares of our common stock included in this prospectus are for sale by the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion or exercise of the Notes, the Subordinated Notes, the Warrants and the Subordinated Warrants.

        The selling stockholders, and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144, Rule 144A or other exemptions from registration available under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. If any of the selling stockholders enter into an agreement with an underwriter to do a firm commitment offering of the shares of our common stock offered by such selling stockholder through this prospectus, if we are aware of such underwriting agreement we will file a post-effective amendment to the registration statement of which this prospectus is a part setting forth the material terms of such underwriting agreement. The selling stockholder may not sell any of the shares in such firm underwriting until such post-effective amendment becomes effective.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to any applicable prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act or other exemptions from the registration requirements of the Securities Act may be sold under Rule 144, Rule 144A or such other exemptions rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

        The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the potential need to the extent required by the Securities Act to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        We do not know whether any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

        We will pay all expenses of the registration of the shares of common stock offered pursuant to this prospectus including SEC filing fees and expenses of compliance with state securities or "blue sky" laws, except that the selling stockholders will pay any underwriting discounts and selling commissions for the sale of their shares. We expect that our expenses for this offering, consisting primarily of legal, accounting and printing expenses, will be approximately $360,000.

        We will indemnify certain the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with a certain registration rights agreement and other agreements entered into by us with such selling stockholders, or such selling stockholders will be entitled to contribution.

        Once sold under the registration statement, of which this prospectus forms a part, by any of the selling stockholders, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

        Greenberg & Company CPAs LLC, an independent registered public accounting firm, has audited our consolidated financial statements and schedules as of June 30, 2004, 2005 and 2006 and for the years then ended, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Greenberg & Company CPAs LLC's reports, given on their authority as experts in accounting and auditing.

        The combined financial statements of Nagor and Biosil as of 31 January 2005 and 2006 and for each of the two years in the period ended 31 January 2006 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of the registration statement that we filed on Form S-1 with the SEC as an amendment to our previously filed Registration Statement on Form SB-2. The registration statement contains more information about us and our common stock than this prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our common stock being offered in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Information about us may be obtained from our website www.medicorltd.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the Securities and Exchange Commission (SEC) through a link to the SEC's EDGAR reporting system. Simply select the "Investors" menu item, then click on the "SEC Filings" link.

UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENT OF OPERATIONS

INTRODUCTORY NOTE

        The following Unaudited Pro Forma Consolidated Statement of Operations gives effect to the acquisition by MediCor Ltd., a Delaware corporation (the "Company") of Biosil Ltd. and Nagor Ltd. ("Biosil-Nagor"), both Isle of Man (United Kingdom) companies, using the purchase method of accounting. The assumptions and adjustments to reflect the allocation of purchase price are described in the notes accompanying this statement. The purchase price allocations are based on management's estimates of the value of the tangible and intangible assets acquired. This statement consolidates the audited results of operations of the Company and the unaudited results of the acquired companies for the year ended June 30, 2006 as if the acquisition had occurred at the end of business on June 30, 2005. The audited results of the Company include the results of Biosil-Nagor since their acquisition—i.e., for two months. The pro forma consolidated results presented herein thus add the net effect of an additional ten months of Biosil-Nagor.

        The Unaudited Pro Forma Consolidated Statement of Operations has been prepared from the historical consolidated financial statements of MediCor Ltd., which can be found in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006. This statement should be read in conjunction with the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006 and the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 2006. Financial statements for Biosil Ltd. and Nagor Ltd., combined, for the years ended January 31, 2006 and 2005 are included in this Registration Statement on Page F-54.

        The Unaudited Pro Forma Consolidated Statement of Operations is presented for illustrative purposes only and is not intended to represent what the Company's financial statements are or would have been if the acquisition had occurred on that date or to project the Company's financial statements for any future period. The purchase accounting adjustments made in connection with the Unaudited Pro Forma Consolidated Statement of Operations are based on a preliminary valuation that has been made solely for the purpose of developing the pro forma financial information and are based upon currently available information. Such a valuation is subject to final adjustments. Accordingly, the actual adjustments to be recorded in connection with the final purchase price allocation may differ from the pro forma adjustments reflected in the Unaudited Pro Forma Consolidated Statement of Operations, and any such differences may be material. The purchase price valuations are expected to be completed by March 31, 2007. Since the Company and the acquired companies were not under common control or management for the period presented, the Unaudited Pro Forma Consolidated Statement of Operations may not be comparable to, or indicative of, future performance. This statement does not reflect any additional costs or cost savings resulting from the acquisition.

MediCor Ltd.

Unaudited Pro Forma Consolidated Statement of Operations

For the Twelve Months Ended June 30, 2006

(In U.S. Dollars)

	MediCor Ltd. as reported	Biosil-Nagor 10 months	Adjustments	Notes	Pro Forma Consolidated
Net sales	$31,382,963	$8,377,488	$(60,818)	(a)	$39,699,633
Cost of sales	21,748,344	5,138,027	707,630	(b)	27,594,001

Gross profit	9,634,619	3,239,461	(768,448)		12,105,632
Operating expenses:
Selling, general and administrative
Salaries and wages	6,758,647	1,318,735	—		8,077,382
Other	15,601,769	920,720	367,370	(c),(d)	16,889,859
Research and development	3,482,371	201,465	(49,683)	(a)	3,634,153

Operating income (loss)	(16,208,168)	798,541	(1,086,135)		(16,495,762)
Non-operating expenses:
Interest expense (income), net	12,760,518	(194,310)	3,440,107	(e),(f)	16,006,315
Other expenses/(income)
Net change in value of derivative liabilities	(10,218,750)	—	—		(10,218,750)
Gain on debt extinguishment, net	(1,597,961)	—	—		(1,597,961)
Impairment of intangible assets	400,000	—	—		400,000
Loss on foreign exchange transactions	218,128	—	—		218,128

Income (loss) before income taxes	(17,770,103)	992,851	(4,526,242)		(21,303,494)
Income tax expense (benefit)	174,897	498,406	(438,209)	(g)	235,094

Net income (loss)	(17,945,000)	494,445	(4,088,033)		(21,538,588)
Preferred dividends	507,881	—	—		507,881

Net income (loss) attributable to common stockholders	$(18,452,881)	$494,445	$(4,088,033)		$(22,046,469)

Earnings per share data:
Weighted average number of shares outstanding, basic and diluted	21,092,318			(h)	23,276,647
Net loss per share to common stockholders	$(0.87)				$(0.95)

MEDICOR LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
STATEMENT OF OPERATIONS

1.     Basis of Presentation

        On April 28, 2006, MediCor Ltd., a Delaware corporation (the "Company"), through its wholly-owned subsidiary, Biosil UK Ltd., completed its acquisition of Biosil Ltd. ("Biosil") and Nagor Ltd. ("Nagor"), both privately held Isle of Man (United Kingdom) companies, from their shareholders (the "Sellers") pursuant to the Agreement for the Sale and Purchase of the Shares of Biosil Limited and Nagor Limited (the "SPA") dated September 13, 2005. The combined purchase price for both companies was £20 million plus 2.64 million shares of MediCor common stock. The Company paid £13 million in cash at closing from funds available as part of a separate, earlier $50 million senior secured convertible note offering. The remaining £7 million is due in two equal payments on January 3, 2007 and December 31, 2007. In conjunction with the transaction, the Company and each of the Sellers entered into Put and Call Option Agreements and a Registration Rights Agreement. Copies of these agreements and the SPA were provided with the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2006. The terms of the acquisition were determined on the basis of arm's-length negotiations and at values that the Company believes are below the values associated with comparable medical device companies.

        Biosil manufactures and Nagor markets a full range of breast implants for the aesthetic, plastic and reconstructive surgery markets, including silicone gel-filled and saline-filled breast implants and including both round and anatomical shapes and both smooth and micro-textured surfaces. Biosil also manufactures a range of other silicone devices, including tissue expanders, testicular implants, gluteal implants, calf implants, facial implants and a range of scar management products. Biosil also has developed innovative products within the anesthesia and colorectal disciplines. Nagor supplies the breast implant and associated products manufactured by Biosil to customers in approximately 60 countries throughout Europe, Africa, Asia, Oceania, and Latin America. Biosil employs approximately 90 persons in its two ISO-certified manufacturing facilities in England and Scotland, which total approximately 28,400 square feet. Nagor employs approximately 35 persons, principally in Douglas, Isle of Man, where its facility comprises approximately 7,800 square feet.

        The Unaudited Pro Forma Consolidated Statement of Operations included herein has been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information not misleading.

        The columns above include historical combined unaudited financial statements of Biosil and Nagor prepared in accordance with US GAAP. All material transactions between the two companies have been eliminated. The Consolidated Statement of Operations for the twelve months ended June 30, 2006 was derived from unaudited combined financial statements of Biosil and Nagor in British pounds prepared in accordance with U.S. GAAP. The ten months of Biosil-Nagor additionally included were translated from British pounds to U.S. dollars at the average foreign exchange rate of $1.76280 per pound for the ten months July 2005 through April 2006. No gain or loss on the translation of the British pound-based financial statements has been reflected in the statement of operations prior to the actual date of acquisition.

        The pro forma adjustment column above reflects the adjustments necessary to consolidate them with MediCor Ltd. in a fashion to provide investors with information about the continuing impact of this acquisition transaction by showing how it might have affected the statement of operations if the transaction had been effected at an earlier time.

2.     Purchase Price Allocation

        The Unaudited Pro Forma Consolidated Statement of Operations reflects various purchase price allocations. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," the total purchase price was allocated to the tangible and intangible assets of Biosil Ltd. and Nagor Ltd. based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The estimates are preliminary and are prior to completion of independent valuations. Consequently, the values below are subject to change as the valuations become final.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, April 28, 2006. (These figures will differ from those used in the pro-forma financial statements.)

Purchase consideration
Cash (£13,000,000 at $1.78726 per £ bank settlement rate at April 28, 2006)	$23,234,428
Cash (£7,000,000, discounted to £6,199,636 at 11.1% annual interest, translated at $1.7893 per £ exchange rate at April 28, 2006)	11,093,009
Shares of MediCor common stock	9,498,074
(2,640,000 shares at $3.60 per share, the median market price for 20 business days on either side of the acquisition date, less registration costs)
Direct acquisition costs	1,129,730

Total purchase price	$44,955,241
Allocation of purchase price
Cash and cash equivalents	$1,375,959
Accounts receivable	1,803,800
Inventories	4,123,574
Other current assets	304,181
Property and equipment	2,840,709
Investments	42,709
Intangible assets	36,220,498
Other non-current assets	96,394
Accounts payable	(144,491)
Deferred tax liability, current	(273,149)
Other current liabilities	(686,531)
Deferred tax liability, non-current	(748,412)

Total purchase price	$44,955,241

        The components of the intangible assets listed above as of the acquisition date were estimated as follows:

	Amount	Life
Customer list	$2,870,856	3.1 years
Goodwill	33,349,642	Indefinite

Total intangible assets	$36,220,498

        Awaiting independent valuation, no value has yet been assigned for patents, trade names, non-compete agreements, etc.

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill and certain other intangible assets are deemed to have indefinite lives and, accordingly, are not amortized but instead are subject to periodic impairment testing at future periods. Customer relationships are amortized over 3.1 years using the straight-line method.

        The information presented above is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been completed as of the date indicated, nor are they necessarily indicative of future operating results. The purchase accounting adjustments made in connection with the Unaudited Pro Forma Consolidated Statement of Operations are based on a preliminary valuation that has been made solely for the purpose of developing the pro forma financial information and are based upon currently available information. Such a valuation is subject to final adjustments. Accordingly, the actual adjustments to be recorded in connection with the final purchase price allocation may differ from the pro forma adjustments reflected in the Unaudited Pro Forma Consolidated Statement of Operations, and any such differences may be material. The purchase price valuations are expected to be completed by March 31, 2007.

3.     Pro Forma Adjustments

        The following adjustments have been reflected in the Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended June 30, 2006.

(a)
$60,818 elimination of fee income, in the accounts of Biosil-Nagor, from Hutchison International Inc. which was the ultimate responsibility of MediCor Ltd. and of which all but $11,135 had been recognized by MediCor Ltd.

(b)
Amortization of fair value adjustment to Boisil-Nagor inventory, excluding two months of amortization already recognized as expense within the figures for MediCor Ltd.

(c)
$753,693 amortization of fair value adjustments to fixed and intangible assets at Biosil-Nagor.

(d)
$386,323 of acquisition costs incurred in the year presented are excluded.

(e)
Initial cash payment to the Sellers at acquisition ($23,462,400) is funded by debt at an 11.1% annual interest rate. This interest rate is approximately the actual initial interest rate paid by MediCor on new debt secured shortly after the acquisition. $2,604,326 is the interest expense for the ten months not already reported in MediCor Ltd., Consolidated.

(f)
$835,781 interest expense on the discounted two remaining payments of £3,500,000 each, due to the Sellers in 8 and 20 months after the date of acquisition, respectively, excluding the two months already in the results of MediCor Ltd., Consolidated.

(g)
Tax benefit from the amortization of the fair value adjustments to inventory and intangible assets at Biosil-Nagor.

(h)
An additional 2,184,329 shares result from the inclusion of 2,640,000 shares issued to the sellers of Biosil-Nagor for the additional ten months.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         To the Shareholders and Board of Directors
Medicor Ltd.
Las Vegas, Nevada

        We have audited the accompanying consolidated balance sheet of Medicor Ltd. and subsidiaries (collectively the "Company") as of June 30, 2005 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity (deficit) and cash flows for each of the two years in the period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements presented above present fairly, in all material respects, the financial position of Medicor Ltd. at June 30, 2005, and the results of its operations and cash flows for each of the two years then ended in conformity with U.S. generally accepted accounting principles.

GREENBERG & COMPANY LLC

Springfield, New Jersey
August 19, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Medicor Ltd.
Las Vegas, Nevada

        We have audited the accompanying consolidated balance sheet of Medicor Ltd. and subsidiaries (collectively the "Company") as of June 30, 2006 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity (deficit) and cash flows for each of the two years in the period ended June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements presented above present fairly, in all material respects, the financial position of Medicor Ltd. at June 30, 2006, and the results of its operations and cash flows for each of the two years then ended in conformity with U.S. generally accepted accounting principles.

GREENBERG & COMPANY LLC

Springfield, New Jersey
August 25, 2006, except for Note U, as to which the date is September 28, 2006

MediCor Ltd.

Consolidated Balance Sheets

(thousands, except par value)

	As of
	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,378	$14,442	$1,835
Accounts receivable, net of allowance $1,560, $1,605 and $1,366, respectively	10,076	10,422	6,567
Notes receivable, net of allowance $3,782, $3,673 and $2,779, respectively	—	—	—
Inventories	9,781	9,160	3,877
Deferred financing fees	1,154	1,102	—
Prepaid expenses and other current assets	1,304	1,090	233

Total current assets	27,693	36,216	12,512
Property and equipment, net	8,153	8,135	5,202
Goodwill and other intangible assets, net	81,876	81,777	43,151
Deposits	166	165	96
Other assets	2,466	2,822	619

Total assets	$120,354	$129,115	$61,580

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,044	$5,902	$6,091
Accrued expenses and other current liabilities	11,291	13,347	4,439
Deferred tax payable	1,022	1,022	—
Dividends payable	256	256	—
Short-term note payable	120	170	1,854
Interest payable	450	1,417	—
Interest payable to related party	1,817	752	3,610
Current portion of long-term debt	2,832	2,834	397

Total current liabilities	24,832	25,700	16,391
Long-term debt, net of current portion and note discounts	27,101	22,029	14,675
Long-term debt to related party, net of note discounts	37,538	37,310	50,533
Senior warrants	5,969	6,375	—
Senior note conversion feature	26,000	27,750	—

Total liabilities	121,440	119,164	81,599

Commitments and contingencies (Note T)
Preferred shares subject to mandatory redemption requirements	6,810	6,810	6,573

Stockholders' equity (deficit)
Common shares, $0.001 par value; authorized 100,000 shares at September 30, 2006, June 30, 2006 and June 30, 2005; issued 23,800 at September 30, 2006 and June 30, 2006 and 20,353 at June 30, 2005; outstanding 23,746 at September 30, 2006 and June 30, 2006 and 20,333 at June 30, 2005	24	24	20
Additional paid-in capital	73,664	73,144	26,927
Deferred compensation	—	(111)	(27)
Accumulated deficit	(84,690)	(71,978)	(53,276)
Accumulated other comprehensive income	3,106	2,062	(237)

Stockholders' equity (deficit)	(7,896)	3,141	(26,592)

Total liabilities and stockholders' equity (deficit)	$120,354	$129,115	$61,580

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statements of Operations

(thousands, except per share data)

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2006	2005	2006	2005	2004
	(Unaudited)	(Unaudited)
Net sales	$9,494	$5,662	$31,383	$26,959	$1,422
Cost of sales	6,368	3,946	21,748	15,163	353

Gross profit	3,126	1,716	9,635	11,796	1,069
Operating expenses:
Selling, general and administrative
Salaries and wages	2,095	1,286	6,759	4,666	2,424
Other	4,802	2,293	15,602	14,478	6,060
Research and development	855	913	3,482	2,691	2,149

Operating loss	(4,626)	(2,776)	(16,208)	(10,039)	(9,564)
Non-operating expenses:
Net interest expense	10,198	1,454	12,761	5,316	1,196
Other expenses/(income)	—	—	—	—
Net change in value of derivative liabilities	(2,156)	—	(10,219)	—	—
Gain on debt extinguishment, net	—	—	(1,598)	—	—
Impairment of intangible assets	—	—	400	—	—
Provision for collectibility of deposits and advances to third- parties	—	—	—	—	5,686
Loss/(gain) on foreign exchange transactions	(142)	(275)	218	237	—

Loss before income taxes	(12,526)	(3,955)	(17,770)	(15,592)	(16,446)
Income tax expense (benefit)	185	(128)	175	543	2

Net loss	(12,711)	(3,827)	(17,945)	(16,135)	(16,448)
Preferred dividends
Preferred dividends deemed	—	—	—	263	92
Preferred dividends in arrears series A Preferred 8%	135	124	508	884	27

Net loss attributable to common stockholders	$(12,846)	$(3,951)	$(18,453)	$(17,282)	$(16,567)

Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.54)	$(0.19)	$(0.87)	$(0.95)	$(0.94)
Weighted average number of shares outstanding, basic and diluted	23,746	20,336	21,092	18,233	17,633

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statements of Cash Flows

(thousands)

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2006	2005	2006	2005	2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,711)	$(4,101)	$(17,945)	$(16,135)	$(16,448)
Adjustments to reconcile net loss to net cash utilized by operating activities
Depreciation and amortization	867	435	2,480	1,800	489
Provision for doubtful accounts	104	304	1,134	3,627	(2,634)
Inventory write down	—	—	—	—	60
Loss on disposal of property, plant and equipment	—	—	—	—	23
Employee stock options	543	—	—	—	—
Non-employee stock options	88	28	296	179	74
Employee preferred stock	—	—	—	267	940
Directors' restricted common stock	—	27	111	80	—
Non-cash interest expense	6,690	—	—	—	—
Reduction in value of derivative liabilities	(2,156)	—	—	—	—
Increase (decrease) in cash flows from changes in operating assets and liabilities, excluding the effects of acquisitions
Accounts receivable, net	347	398	(2,350)	(2,543)	2,908
Notes receivable	(104)	(293)	(894)	(2,474)	(277)
Inventories	(621)	(715)	(1,128)	(479)	(24)
Prepaid expenses and other current assets	(214)	22	(549)	513	(154)
Investment advances and deferred charges	—	—	—	—	(29,020)
Goodwill	—	—	—	(618)	—
Deposits	(1)	(264)	(27)	618	5,063
Other assets	303	9	(3,824)	(589)	17
Bank overdraft	—	—	—	—	(128)
Accounts payable	1,143	113	(269)	39	1,282
Accrued expenses and other current liabilities	(2,056)	(689)	9,668	963	55
Payroll taxes payable	—	—	—	—	20
Dividends payable	—	—	256	—	—
Interest payable	97	1,220	(1,446)	3,666	177
Non-current accrued liabilities	—	(517)	(517)	(1,339)	(74)

Net cash used in operating activities	(7,681)	(4,024)	(15,004)	(12,425)	(37,651)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(159)	(111)	(667)	(373)	(45)
Acquisition of Laboratoires Eurosilicone S.A., net of cash acquired	—	—	(3,227)	(13,943)	—
Acquisition of Deramedics, net of cash acquired	—	—	—	(75)	—
Acquisition of selected assets of Hutchison International, Inc., net of cash acquired	—	—	—	(250)	—
Acquisition of Biosil Ltd. and Nagor Ltd., net of cash acquired	—	—	(22,990)	—	—

Net cash utilized in investing activities	(159)	(111)	(26,884)	(14,641)	(45)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible debentures	—	—	—	—	1,350
Proceeds from issuance of short-term debt	—	4,400	19,597	22,874	33,798
Proceeds from issuance of long-term debt	—	—	39,158	10,901	—
Proceeds from issuance of common stock	—	—	598	586	12
Purchase of treasury stock	—	—	(250)	—	(40)
Proceeds from issuance of preferred shares subject mandatory redemption requirements	—	—	—	862	2,750
Payments on convertible debentures	(50)	—	(50)	(300)	(60)
Payments on short-term debt	(2,218)	(1,496)	(477)	(6,389)	—
Payments on long-term debt	—	—	(1,768)	—	—
Payments of preferred shares dividends	—	—	(14)	(35)	—

Net cash provided by financing activities	(2,268)	2,904	56,794	28,499	37,810

EFFECT OF FOREIGN EXCHANGE TRANSLATION ON CASH AND CASH EQUIVALENTS	1,044	275	(2,299)	237	—
CHANGE IN CASH AND CASH EQUIVALENTS
Net increase (decrease) in cash and cash equivalents	(9,064)	(956)	12,607	1,670	114

Cash and cash equivalents at beginning of period	14,442	1,835	1,835	165	51

Cash and cash equivalents at end of period	$5,378	$879	$14,442	$1,835	$165

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Conversion of short-term debt to preferred stock	$—	$—	$—	$250	$—
Conversion of short-term debt to long-term debt	$—	$50	$66,342	$—	$—
Conversion of long-term debt to common stock	$—	$—	$50	$512	$—
Issuance of preferred stock to employees and consultants	$—	$—	$—	$267	$—
Issuance of preferred stock in lieu of dividends	$—	$—	$237	$—	$—
Issuance of common stock to directors	$—	$—	$—	$80	$—
Issuance of common stock for the acquisition of Biosil Ltd. and Nagor Ltd.	$—	$—	$9,504	$—	$—
The Company converted 6 shares of our Series A preferred stock to 1,495 shares of our common stock with a stated value of $1,000 per share	$—	$—	$—	$5,755	$—
The Company purchased all of the capital stock of Laboratories Eurosilicone S.A. for $43,298. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$—	$—	$—	$20,275	$—
Goodwill	$—	$—	$—	$32,104	$—
Less: Liabilities assumed	$—	$—	$—	$(9,081)	$—

Cash paid for capital stock	$—	$—	$—	$43,298	$—

Included in the fair value of assets acquired and liabilities assumed was $2,532 for capital lease obligations.
The Company purchased all of the capital stock of Dermatological Medical Products and Specialites, S.A. de C.V. for $75. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$—	$—	$—	$75	$—
Less: Liabilities assumed	$—	$—	$—	$—	$—

Cash paid for capital stock	$—	$—	$—	$75	$—

The Company purchased all of the assets and liabilities of Hutchison International, Inc. for $3,000. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$—	$—	$—	$3,283	$—
Less: Liabilities assumed	$—	$—	$—	$(283)	$—
Less: Common stock issued to sellers	$—	$—	$—	$(2,750)	$—

Cash paid for capital stock	$—	$—	$—	$250	$—

The Company purchased all of the capital stock of Biosil Ltd. and Nagor Ltd. for $44,957. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired, net of cash acquired of $1,376	$—	$—	$12,085	$—	$—
Goodwill	$—	$—	$33,348	$—	$—
Less: Liabilities assumed	$—	$—	$(1,852)	$—	$—
Less: Subsequent payments to the sellers of Biosil Ltd. and Nagor Ltd.	$—	$—	$(11,093)	$—	$—
Less: Common stock issued to sellers	$—	$—	$(9,498)	$—	$—

Cash paid for capital stock	$—	$—	$22,990	$—	$—

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$2,598	$442	$960	$2,235	$391
Income taxes	$2	$2	$553	$1,662	$2

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statement of Stockholders' Equity/(Deficit)

(thousands)

	Number of Common Shares	Common Shares $0.001 Par Value	Additional paid in capital	Deferred Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total
Balance—July 1, 2003	17,518	18	16,910	—	(19,652)	—	(2,725)
Net Loss	—	—	—	—	(16,539)	—	(16,539)
Issuance of Common Shares	547	—	493	—	—	—	494
Non-Employee Stock Options	—	—	74	—	—	—	74
Repurchase and Retirement of Common Stock	(20)		—	—	(40)	—	(40)

Balance—June 30, 2004	18,045	18	$17,477	$—	$(36,231)	$—	$(18,736)

Comprehensive income:
Net loss	—	—	—	—	(17,044)	—	(17,044)
Foreign currency translation adjustments						(237)	(237)

Total comprehensive income							(17,281)
Issuance of common shares	2,288	2	9,270	—	—	—	9,272
Directors' restricted common stock	—	—	—	(27)	—	—	(27)
Non-employee stock options	—	—	179	—	—	—	179

Balance—June 30, 2005	20,333	20	26,926	(27)	(53,275)	(237)	(26,593)

Comprehensive income:
Net loss	—	—	—	—	(18,453)	—	(18,453)
Foreign currency translation adjustments	—	—	—	—		2,299	2,299

Total comprehensive income							(16,154)
Issuance of common shares	3,446	3	10,508	—	—	—	10,512
Subordinated warrant	—	—	6,258	—	—	—	6,258
Subordinated note conversion feature	—	—	29,156	—	—	—	29,156
Non-employee stock options	—	—	296	(84)	—	—	212
Repurchase and retirement of common stock	(33)	(0.03)	—	—	(250)	—	(250)

Balance—June 30, 2006	23,746	$24	$73,144	$(111)	$(71,978)	$2,062	$3,141

See accompanying notes to consolidated financial statements

MEDICOR LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(thousands, except per share data)

Note A—Description of Business

        MediCor Ltd. (the "Company") is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic and reconstructive surgery and dermatology markets. Current products include breast implant products and scar management products. The Company's breast implant products are currently sold in approximately 85 countries, but are not sold in the United States or Canada. The Company's products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently approximately 95% of total sales, with Brazil accounting for approximately 11% of sales. Breast implant and other implant products account for approximately 95% of total sales for the three months ended September 30, 2006, with sales in approximately 85 countries but not the U.S. or Canada; scar management products contributed approximately 5% of total sales. The Company sells its products to hospitals, surgical centers and physicians through a combination of distributors and direct sales personnel.

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former chairman and chief executive officer of Inamed Corporation, McGhan Medical Corporation and McGhan Limited. MediCor's objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

Note B—Summary of Significant Accounting Policies

Interim Reporting

        The accompanying unaudited consolidated financial statements for the three-month period ended September 30, 2006 and September 30, 2005, have been prepared in accordance with accounting principles generally accepted in the United States and with the Securities and Exchange Commission ("SEC") rules for interim financial information reporting. In the opinion of management, all adjustments (consisting only of normal recurring accruals, unless otherwise indicated) considered necessary for a fair presentation of the results of operations for the indicated periods have been included. Certain amounts recorded in previous periods have been reclassified to conform to the current period presentation. Operating results for the three months ended September 30, 2006 are not necessarily indicative of the results for the full fiscal year.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. Certain prior year amounts in previously issued financial statements have been reclassified to conform to the current year presentation. The consolidated financial statements have been prepared in United States dollars.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of the Company's financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

        The Company recognizes product revenue, net of sales discounts, returns and allowances, in accordance with the SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition and the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 48, Revenue Recognition When Right of Return Exists. These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. The Company recognizes revenue upon the delivery of product to third-party distributors and customers and does not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in the Company's industry, the Company also recognizes revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. The Company does not offer price protection to its third-party distributors and customers and accepts product returns only if the product is defective. Because of this restrictive return policy, actual returns are immaterial and thus no allowance for returned product is appropriate. For product alleged to have failed, an allowance for product replacement programs is maintained, as described on the next page.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, and adversely affect their ability to make payments, additional allowances might be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company may write down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long Lived Assets, as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, Accounting for the Impairment and Disposal of Long Lived Assets, which superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on the Company's financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company believes the estimate of its valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuations it could have a material impact on the Company's results of operations. With the exception of the impairment of a patent, which was written off in June 2005, and the impairments to four of our patents which were written off in June 2006, the Company does not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets of businesses acquired by the Company. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 20 years. The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, in January 2002. As a result, goodwill is no longer amortized, but was subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Classification of Financial Instruments

        In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, financial instruments with a mandatory redemption rights are not to be recorded as permanent equity unless the redemption is to occur upon the liquidation or termination of the issuer. SFAS No. 150 also specifies that a financial instrument that embodies a conditional obligation is based solely or predominantly on variations inversely related to changes in the fair value of the issuer's equity shares. Based on these characteristics, and following the further guidance in the SEC's Accounting Series Release No. 268 and that in FASB's Emerging Issues Task Force ("EITF") Abstracts, Topic No. D-98, Classification and Measurement of Redeemable Securities, the Company has recorded the Preferred Stock on the balance sheet between liabilities and stockholders' equity. See Note O, Preferred Stock.

Convertible Debentures

        The Company has issued convertible debt securities with non-detachable conversion features and detachable warrants. The Company evaluated and accounts for such securities in accordance with EITF Issue Nos. 98-5, 00-19, 00-27, 05-02, 05-04 and 05-08, and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended.

        In accordance SFAS No. 133, the Company evaluates that the holder's conversion right provision, interest rate adjustment provision, liquidated damages clause, cash premium option, and the redemption option (collectively, the debt features) contained in the terms governing the Notes to determine whether they are or are not clearly and closely related to the characteristics of the Notes. Accordingly, if the features qualify as embedded derivative instruments at issuance and, furthermore if they do or do not qualify for any scope exception within SFAS No. 133 (paragraphs 12-32), then they are required by SFAS No. 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

Evaluation of Conversion Feature

        In accordance with EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Rights, as amended by EITF Issue No. 00-27, the Company must evaluate the potential effect of any beneficial conversion in terms related to convertible instruments such as convertible debt or convertible preferred stock. Valuation of the benefit is determined based upon various factors including the valuation of equity instruments, such as warrants that may have been issued with convertible instruments, conversion terms, and the value of the instruments to which the convertible instrument is convertible, etc. Accordingly, the ultimate value of the beneficial feature is considered an estimate due to the partially subjective nature of the valuation techniques.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company's Own Stock

        The Company accounts for obligations and instruments potentially to be settled in the Company's stock in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company's own stock.

        Under EITF Issue No. 00-19 contracts are initially classified as equity or as either assets or liabilities, in the following situations:

  Equity

    •
    Contracts that require physical settlement or net-share settlement; and

    •
    Contracts that give the company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement), assuming that all the criteria for equity classification have been met.

  Assets or Liabilities

    •
    Contracts that require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the control of the company); and

    •
    Contracts that give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

        All contracts are initially measured at fair value and subsequently accounted for based on the current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, the Company reports changes in fair value in earnings and discloses these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

        In accordance with EITF Issue No. 00-19, a transaction which includes a potential for net-cash settlement, including liquidated damages, requires that derivative financial instruments, including warrants and additional investment rights, initially be recorded at fair value as an asset or liability and subsequent changes in fair value be reflected in the statement of operations. The recorded value of the liability for such derivatives can fluctuate significantly based on fluctuations in the market value of the underlying common stock of the issuer of the derivative instruments, as well as in the volatility of the stock price during the term used for observation and the remaining term.

Warrant Derivative Liabilities

        The Company accounts for warrants issued in connection with financing arrangements in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. Pursuant to EITF Issue No. 00-19, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required be classified as a derivative liability. The fair value of warrants classified as derivative liabilities is adjusted for changes in fair value at each reporting period, and the corresponding non-cash gain or loss is recorded in current period earnings.

Deferred Financing Costs

        Costs relating to obtaining the convertible debt financing are capitalized and amortized over the term of the related debt using the effective-interest method. When a loan is paid in full or converted, any related unamortized financing costs are removed from the related accounts and charged to operations.

Accounting for Financial Restructuring

        The issuance of new debt in exchange for the old debt was evaluated under EITF Issue No. 96-19, Debtors Accounting for a Modification or Exchange of Debt Instruments, and EITF Issue No. 05-07, Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues. Pursuant to EITF Issue No. 96-19, the exchange of debt instruments was accounted for as an extinguishment rather than as a modification. Accordingly, a gain was recorded in connection with the financial restructuring.

Shipping and Handling Costs

        The Company's shipping and handling costs are included in its cost of sales.

Research and Development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities.

Share-Based Payments

        On July 1, 2006, the Company adopted SFAS No. 123 (revised), Share-Based Payment ("SFAS No. 123R"), which requires measurement and recognition of compensation expense for all share-based payment awards made to employees, non-employees and directors. Under SFAS No. 123R the fair value of share-based payment awards is estimated at grant date using an option pricing model and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period. Prior to the adoption of SFAS No. 123R, the Company accounted for share-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion ("APBO") No. 25, Accounting for Stock Issued to Employees ("APBO No. 25"), as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. Under the intrinsic value method no share-based compensation cost was recognized for awards to employees or directors if the exercise price of the award was equal to the fair market value of the underlying stock on the date of grant.

        The Company adopted SFAS No. 123R using the modified prospective application method. Under the modified prospective application method prior periods are not revised for comparative purposes. The valuation provisions of SFAS No. 123R apply to new awards and awards that are outstanding on the adoption effective date that are subsequently modified or cancelled. Estimated compensation expense for awards outstanding and unvested on the adoption effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under SFAS No. 123.

        Pre-tax share-based compensation expense recognized under SFAS No. 123R for the three months ended September 30, 2006 was $631, which consisted of compensation related to employee, non-employee and director stock options. Pre-tax share-based compensation expense recognized under APBO No. 25 for the three months ended September 30, 2005 was $55, which consisted of compensation related to non-employee stock options and director restricted share awards. There was no share-based compensation expense recognized during the three months ended September 30, 2005 related to employee or director stock options. The company did not recognize an income tax benefit related to the recognized share-based for the three months ended September 30, 2006 and 2005, respectively.

        The Company uses the Black-Scholes option-pricing model to estimate the fair value of share-based awards. The determination of fair value using the Black-Scholes model is affected by the Company's common stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company's expected common stock price volatility over the term of the awards and projected employee stock option exercise behavior.

        The Company recognizes share-based compensation cost over the requisite service period using the straight-line single option method. Since share-based compensation under SFAS No. 123R is recognized only for those awards that are ultimately expected to vest, an estimated forfeiture rate has been applied to unvested awards for the purpose of calculating compensation cost. SFAS No. 123R requires these estimates to be revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs. In the Company's pro forma information required under SFAS No. 123 prior to July 1, 2006, the Company accounted for forfeitures as they occurred.

        On November 10, 2005, FASB issued Staff Position No. FAS 123(R)-3, Transitional Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS No. 123R. The alternative transition method includes a simplified method to establish the beginning balance additional paid-in capital pool ("APIC Pool") related to tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123R.

        Our net loss and loss per share would have been as follows had the expense of share-based payments been reflected in our Statements of Operations prior to July 1, 2006, the date we implemented SFAS 123R prospectively:

	Three Months Ended September 30,		Year Ended June 30,
	2006	2005	2006	2005	2004
	(Unaudited)	(Unaudited)
Net loss, as reported	(12,846)	(3,951)	(18,453)	(17,282)	(16,567)
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	—	(54)	(1,974)	(640)	(494)

Pro forma net loss	$(12,846)	$(4,005)	$(20,427)	$(17,922)	$(17,061)

Loss per share:
Basic and diluted—as reported	$(0.54)	$(0.19)	$(0.87)	$(0.95)	$(0.94)
Basic and diluted—pro forma	$(0.54)	$(0.20)	$(0.97)	$(0.98)	$(0.97)

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

        The estimated fair value of each MediCor option granted is calculated using the Black-Scholes pricing model. The weighted average assumptions used in the model were as follows:

	Three Months Ended		Year Ended June 30,
	September 30, 2006	September 30, 2005	2006	2005	2004
Risk-free interest rate	4.75%	4.20%	5.10%	3.50%	3.50%
Expected years until exercise	7 years	7 years	7 years	7 years	7 years
Expected stock volatility	98.23%	69.76%	95.1%	50.0%	50.0%
Dividend yield	0%	0%	0%	0%	0%

        At fiscal year end June 30, 2006, the Company had issued 0.237 shares of restricted series A 8.0% Convertible Preferred Stock to preferred shareholders in lieu of cash dividends. There is no vesting requirement for such restricted shares, the only restriction being that the shares and the underlying common stock into which they are convertible are not currently registered under the Securities Act.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. We plan to adopt SFAS No. 157 on July 1, 2008. We are evaluating the impact, if any, that SFAS No. 157 will have on our financial statements.

        In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on de-recognition, classification, accounting in interim periods, and disclosure requirements for uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of FIN 48 on its consolidated financial position and results of operations.

        In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interest in Securitized Financial Assets. SFAS No. 155 (a) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (c) establishes a requirement to evaluate beneficial interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (e) eliminates restrictions on a qualifying special-purpose entity's ability to hold passive derivative financial instruments that pertain to beneficial interests that are or contain a derivative financial instrument. The standard also requires presentation within the financial statements that identifies those hybrid financial instruments for which the fair value election has been applied and information on the income statement impact of the changes in fair value of those instruments. The Company is required to apply SFAS No. 155 to all financial instruments acquired, issued or subject to a re-measurement event beginning July 1, 2007, although early adoption is permitted as of the beginning of an entity's fiscal year. The Company is evaluating the provisions of SFAS No. 155. The effects of adopting of SFAS No. 155 on the Company's financial statements are not known at this time.

        In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APBO No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 retains many provisions of APBO No. 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The Company has applied the provisions of this statement effective July 1, 2006.

        In December 2004, FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). On April 14, 2005, the SEC approved a new rule that delays the effective date for SFAS 123(R) to fiscal years beginning after June 15, 2005, thereby rendering it effective as to the Company on July 1, 2006. The adoption of SFAS 123(R) had an impact of $543 on the Company's consolidated net income and a loss per share of $0.02.

        No other new accounting pronouncement issued or effective during this fiscal year has had or is expected to have a material impact on our consolidated financial statements.

Note C—Major Customer

        During the three months ended September 30, 2006, two different distributor customers—Import Medic in Brazil and Corporación Recimédica in Venezuela—accounted for 11% and 10%, respectively, of the Company's consolidated revenue. Revenue related to these two distributors for the three months ended September 30, 2005 was 13% and 9%, respectively.

        As these two distributors make up approximately 21% of the Company's consolidated revenue, we are currently financially dependent on their sales. However, as with other distributors and with the Company's direct sales, the Company's ultimate customers are the doctors that implant or use the Company's products. If either of these distributors were to decide to no longer sell the Company's product, the Company would seek either to replace them, as the Company has done in some markets from time to time, or begin selling directly in those markets, as the Company has done in various markets and as we are currently doing in some of the Company's targeted markets.

Note D—Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Note E—Accounts Receivable

        Accounts receivable consisted of:

	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)
Accounts receivable	$11,635	$12,027	$7,933
Allowance for doubtful accounts	(1,560)	(1,605)	(1,366)

Total	$10,075	$10,422	$6,567

        Changes in the allowance for doubtful accounts are as follows:

Balance July 1, 2004	$213
Provisions/recoveries/(write-offs)	1,153

Balance June 30, 2005	1,366
Provisions/recoveries/(write-offs)	239

Balance June 30, 2006	$1,605

Provisions/recoveries/(write-offs)	(45)

Balance September 30, 2006	$1,560

Note F—Notes Receivable

        Notes receivable consisted of:

	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)
Notes receivable	$3,782	$3,673	$2,779
Allowance for doubtful accounts	(3,782)	(3,673)	(2,779)

Total	$—	$—	$—

        PIP issued to the Company's PIP.America subsidiary a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. These amounts have been fully provided, as an allowance for doubtful account, due to the minimal past payments and uncertain prospect of collection.

Note G—Inventories

        Inventories consisted of:

	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)
Raw Materials	$2,058	$1,611	$758
Work in Process	756	646	364
Finished Goods	6,967	6,902	2,755

Total	$9,781	$9,160	$3,877

Note H—Property and Equipment

        Property and equipment consisted of:

	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)
Buildings	$5,660	$5,816	$4,048
Machinery and equipment	4,469	4,254	1,476
Furniture and fixtures	1,117	1,054	471
Land	614	598	145
Leasehold improvements	678	678	108

Property and equipment, gross	12,538	12,400	6,248
Less: Accumulated depreciation and amortization	(4,385)	(4,265)	(1,046)

Property and equipment, net	$8,153	$8,135	$5,202

        Depreciation expense was $236 for the three months ended September 30, 2006, $754 for the year ended June 30, 2006 and $464 for the year ended June 30, 2005.

Note I—Goodwill and Other Intangible Assets

        Goodwill and other intangible assets consisted of:

	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)
Goodwill	$71,555	$70,941	$33,400
Customer-related intangibles	7,584	7,446	4,481
Supply agreement and other intangibles	263	262	3,373
Patents	2,600	2,600	3,000
Distribution and non-compete agreements	3,598	3,598	355
Trademarks and trade names	290	290	120

Intangible assets, gross	85,891	85,137	44,729
Accumulated amortization—goodwill	(42)	(42)	(42)
Accumulated amortization—customer-related intangibles	(2,318)	(1,851)	(819)
Accumulated amortization—supply agreements and other intangibles	(5)	(5)	(5)
Accumulated amortization—patents	(623)	(574)	(463)
Accumulated amortization—distribution agreements and non-compete	(991)	(855)	(228)
Accumulated amortization—trademarks and trade names	(36)	(33)	(21)

Accumulated amortization	(4,014)	(3,360)	(1,578)
Intangible assets, net	$81,876	$81,777	$43,151

        Amortization for the three months ended September 30, 2006 was $631 and for the year ended June 30, 2006 was $1,768 compared to $977 from the prior period ending June 30, 2005. During the year ended June 30, 2006, we completed a re-evaluation of our goodwill and determined that there was no impairment needed for this asset.

        The distribution agreement was acquired in connection with the acquisition of selected assets of Hutchison International, Inc. in April 2005. The Company completed the third-party valuation in April 2006 of this intangible asset in detail and placed a fair value upon it.

        During the year ended June 30, 2005, the Company wrote off one patent that carried a fair market value of $100 due to it being abandoned and subsequently expiring. A decision had been made not to pursue any efforts toward reinstatement, based upon an analysis of value and utility to the Company. The impaired loss of $74 is reported under other expenses on the consolidated statement of operations and comprehensive income (loss).

        During the year ended June 30, 2006, the Company wrote down four patents as there had been no commercial utilization of the patents over the past year. As a result, the Company's ability to economically benefit over their respective lives has been reduced. The impaired loss of $400 is reported under other expenses on the consolidated statement of operations and comprehensive income (loss).

        The estimated amortization for the next five years consists of:

	September 30, 2007	September 30, 2008	September 30, 2009	September 30, 2010	September 30, 2011
Customer-Related Intangibles	$1,731	$1,731	$1,731	$890	$203
Distribution Agreements	541	541	541	541	400
Patents	197	197	197	172	134
Trademarks	11	11	11	11	11

Total	$2,480	$2,480	$2,480	$1,614	$749

Note J—Deposits and Other Assets

        Deposits at September 30, 2006 totaled $166. These are security deposits on office leases and with local utility companies.

        Other assets consisted of security investments of $173 and debt acquisition costs of $2,293 at September 30, 2006.

Note K—Accrued Expenses

        Accrued expenses and other current liabilities consisted of:

	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)
Subsequent acquisition payment for Biosil Ltd. and Nagor Ltd.	$5,838	$5,838	$—
Wages, paid leave and payroll related taxes	2,687	3,200	1,074
Product replacement allowance	1,847	2,287	1,004
Accrued purchases	520	1,256	—
Legal settlement	150	350	521
Other	250	416	779

	$11,291	$13,347	$3,378

        The Company entered into a settlement with its previous Mexican distributor, Europlex, S.A. de C.V., pursuant to which Europlex agreed to extinguish and release all claims against the Company, in exchange for future payments totaling $1,000, of which $850 has been paid. Other accrued expenses included interest and other legal expenses.

Note L—Product Replacement Programs

        Most of the Company's subsidiaries provide a product replacement program to surgeons for deflations of breast implant products for a period of ten years from the date of implantation. For Nagor products sold in the U.K., the Company also provides a free replacement implant in cases of capsular contracture within one year of the original implantation. For certain surgeons outside of the U.S., Eurosilicone provides a product replacement program for the life of the patient, including replacements for competitive implants, aesthetic dissatisfaction and for deflation. In follow-on clinical studies, the Company may extend the period in which free replacement implants can be claimed for capsular contracture or deflation. In addition to a free replacement, certain of the programs also pay limited financial assistance to the surgeon to help reduce the cost of the replacement surgical procedure. Management has estimated the amount of potential future product replacement claims based on a detailed analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value, and this amount is set aside as an allowance. Changes to the volume or pattern of expected claims and changes in interest rates would affect the calculation and could materially impact the Company's allowance and results of operations. Although breast implant products are not currently being sold in the U.S. (because the Company is in the process of seeking clearance from the U.S. Food and Drug Administration, or "FDA", to market them in the U.S., as more fully described below), they were sold under a distribution agreement prior to May 2000 and an allowance for product replacements is maintained for the products sold in prior years.

        For the three months ended September, 2006, and for the fiscal years ended June 30, 2006 and June 30, 2005, III Acquisition Corporation, which does business under the name PIP.America, paid $167, $983 and $2,162, respectively, in relation to the settlements under its product replacement program for products previously sold under its distribution agreement with Poly Implants Prothèses S.A. ("PIP"), a third-party manufacturer of breast implants. For the three months ended September 30, 2006, and for the fiscal years ended June 30, 2006 and June 30, 2005, MediCor Aesthetics paid $195, $194 and $0, respectively, in relation to the settlements under its product replacement program for the products previously sold under its distribution agreement between Hutchison International, Inc. and Biosil Limited.

        The Eurosilicone, PIP.America and MediCor Aesthetics product replacement program allowance consisted of:

Balance at July 1, 2004	$2,058
Provision for product replacement program expansion during the period	1,108
Settlements incurred during the period	(2,162)

Balance at June 30, 2005	1,004
Provision for product replacement program expansion during the period	2,460
Settlements incurred during the period	(1,177)

Balance at June 30, 2006	2,287
Provision for product replacement program expansion during the period	50
PIP claims denied/voided during the period	(128)
Settlements incurred during the period	(362)

Balance at September 30, 2006	$1,847

Note M—Debt

        Long-term debt consisted of the following amounts:

	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)
Senior secured convertible note—variable 3-month LIBOR plus 6%, with maturity in March 2011	$50,000	$50,000	$—
Variable 6-month EURIBOR plus 2.25% euro-denominated note, with maturity in September 2011	9,848	11,695	12,980
Subordinated secured convertible note to related party—variable 3-month LIBOR plus 6%, with maturity in March 2011	37,500	37,500	—
Subordinated note to related party—10%, with maturity in September 2011	32,388	31,592	—
Convertible debentures	100	150	300
Obligations under capital leases	2,348	2,265	2,240
Subsequent acquisition payment for Biosil Ltd. and Nagor Ltd.	5,255	5,255	—
Other notes	321	406	1,405

	137,760	138,863	16,925
Less: current maturities	(2,832)	(2,834)	(2,250)
Less: note discounts	(70,290)	(76,690)	—

Long-term debt	$64,639	$59,339	$14,675

        On April 26, 2006, the Company raised $50,000 in a private placement that included the sale of notes and warrants. $25,000 of this was utilized in the acquisition of Biosil and Nagor, with the remaining balance made available for the Company's general working capital needs. These notes carry an interest rate of three month LIBOR, plus 6%, and a one-time balloon payment due in March 2011.

        In September 2004, MediCor's ES Holdings subsidiary entered into an arrangement with a financial institution to borrow up to €16,400, at an interest rate of six-month EURIBOR plus 2.25%, to fund payments due to the sellers of Eurosilicone, a company acquired by MediCor in July 2004. The last borrowing is scheduled for 2007 and scheduled repayments complete in September 2011. As of September 30, 2006, the outstanding principal was €7,762.

        Convertible debentures at September 30, 2006 were $100. These are convertible, at the holder's discretion, after one year and at the 18-month, 24-month, 30-month and 36-month anniversary of the issuance date to shares of the Company's common stock at a price equal to the greater of $5.00 or seventy-five percent (75%) of the daily weighted average trading price per share of the Company's common stock over a period of twenty (20) trading days prior to the conversion date. During the year ended June 30, 2006, the Company did not incur any costs relating to these convertible debentures.

        MediCor has several capital leases. Substantially all of these lease obligations reside with the Company's Eurosilicone subsidiary and are leases of facilities and vehicles. In addition, MediCor has several other notes, with outstanding principal balances ranging from $50 to $197 and annual interest rates ranging from 3.39% to 8.0%. As of September 30, 2006, MediCor had $3,447 of unamortized financing costs recorded in other assets. These costs are being amortized straight-line over the life of the related note. This notes mature in March and September 2011.

        Payments due on capital lease obligations as of September 30, 2006 are as follows:

Amount
October 2006 – September 2007	$575
October 2007 – September 2008	407
October 2008 – September 2009	371
October 2009 – September 2010	323
October 2010 – September 2011	262
Later years	1,036

Total minimum payments required	2,974
Less: Amount representing interest	(626)

Present value (principal) of capital lease obligations	2,348
Less: Current portion of capital lease obligations	(532)

Long term portion of capital lease obligations	$1,816

        Principal payments due on long-term debt as of September 30, 2006, other than capital lease obligations, are as follows:

Amount
October 2006 – September 2007	$2,200
October 2007 – September 2008	6,916
October 2008 – September 2009	1,970
October 2009 – September 2010	1,970
October 2010 – September 2011	51,970
Later years	70,918

Total minimum payments required	135,944
Less: Amount representing current portion	(2,200)

Non-current portion of long-term debt	$133,744

        The current portion of long-term debt is as follows:

Amount
Current portion of capital lease obligations	$532
Convertible debentures	100
Current portion of other long-term debt	2,200

$2,832

        Short-term note payable was $120 at September 30, 2006.

Senior Secured Convertible Debt and Related Instruments

        In April 2006, the Company entered into a Securities Purchase Agreement (the "Financing SPA") with Silver Oak Capital, LLC, HFTP Investment LLC, GAIA Offshore Master Fund, Ltd., and Portside Growth and Opportunity Fund (the "Purchasers"). The transaction closed on April 26, 2006. This financing was a private placement to accredited investors and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Pursuant to the Financing SPA, the Purchasers purchased Senior Secured Convertible Notes ("Notes") in aggregate principal amount of $50,000 together with warrants ("Warrants") to purchase an aggregate of 3,100 shares of the Company's common stock ("Common Stock"). The Company expects to use the proceeds of the financing (a) to fund the Company's acquisition of Biosil Limited and Nagor Limited; (b) to pay expenses and commissions related to the sale of the Notes and Warrants; and (c) to fund ongoing working capital needs. The Company also entered into a Guarantee and Collateral Agreement dated April 26, 2006 by and between the Company and the Purchasers (the "Collateral Agreement"), pursuant to which the Notes are secured by substantially all of the assets of the Company, including the Company's intellectual property. Interest is payable on the Notes at the three-month LIBOR rate (with the rate for the next six-month period set two days prior to each interest payment date) plus 6%—which is 11.1% for the six month period which includes June 30, 2006. The principal amount of the Notes is payable on their maturity date of March 31, 2011, subject to earlier conversion, acceleration or redemption. Interest is payable every six months beginning on September 30, 2006. At the option of the Company, interest on the Notes is payable either in cash or in registered Common Stock (at a conversion price that is 93% of the weighted average price of the common stock during the five days previous to the relevant interest payment date), subject to certain conditions as specified in the Notes. The Company currently intends to elect to pay the interest in cash.

        The Notes are convertible at the option of the holder at any time and from time to time into Common Stock of the Company at a conversion price of $4.00 per share, subject to certain adjustments. Pursuant to the terms of the Notes, the conversion price will be reset (the "Reset Provision") in the event the Company (i) effects a reverse/forward stock split, (ii) pays a dividend, (iii) issues shares, convertible securities or options entitling the recipient to subscribe for or purchase shares at a price per share less than the fixed conversion price then in effect, (iv) has its Common Stock delisted from the NASDAQ OTC Bulletin Board, the NASDAQ Stock Market or another national stock exchange, or (v) an event of default.

        The Warrants permit the Purchasers to purchase Common Stock at an exercise price of $4.50 per share and are exercisable from April 26, 2006 until April 26, 2011. They contain provisions to adjust the Warrant Exercise Price and the Warrant Share Amount in the event that the Company issues Common Stock, convertible securities, or options in an equity financing at a price less than the then applicable Warrant Exercise Price, in which case (i) the Warrant Exercise Price is reduced to the price at which such Common Stock was issued and (ii) the Warrant Share Amount is increased such that the aggregate Warrant Exercise Price payable, after taking into account the decrease in the Warrant Exercise Price, is equal to the aggregate Warrant Exercise Price prior to such adjustment. The Warrants also contain reset provisions similar to those in the Notes, by which the Warrant Exercise Price and the Warrant Share amounts would be adjusted if the Company were to issue cash, debt, or securities to holders of Common Stock. The Warrants may be net exercised on a cashless basis. The Company would receive proceeds of up to $14,063 for them, according to how many are exercised for cash.

        In connection with issuance of the Notes and Warrants, the Company and the Purchasers entered into a Registration Rights Agreement under which the Company is obligated to register with the SEC the shares of Common Stock underlying the Notes and Warrants. Under the Registration Rights Agreement, the Company was required to file a registration statement within ten days of the closing of the sale of the Notes and to have the registration statement declared effective by the SEC within 270 days of that closing. Additionally, the Company is required to keep the registration statement effective at all times until all of the shares registered have been sold or may be resold pursuant to Rule 144(k) under the Securities Act of 1933. If the Company does not satisfy these registration obligations, it would constitute an event of default, and the Company would have to pay each holder of the Notes or Warrants an amount in cash, as partial liquidated damages, as provided in the Registration Rights Agreement, as discussed further below.

        The registration statement was filed with the SEC in May 2006, and the Company is currently seeking to resolve outstanding comments from the staff of the Division of Corporate Finance of the SEC and have the registration statement declared effective by the SEC. The registration statement will need to be updated to maintain effectiveness pursuant to the rules and regulations promulgated by the SEC.

        The Registration Rights Agreement provides for liquidated damages for failure to register or maintain an effective registration statement for the shares underlying the Notes and Warrants. If the Company fails to have the registration statement declared effective within the specified period, the Company would be required to pay liquidated damages to the investor(s) until:

  •
  the registration statement is declared effective;

  •
  effectiveness is maintained for a prescribed period; or

  •
  the Purchasers are no longer incurring damages for the Company's failure to register the securities (e.g., if the securities become freely transferable after a holding period under Rule 144(k) of the Securities Act of 1933).

        Liquidated damages are paid in cash and the amount is determined by a formula in the Registration Rights Agreement. The liquidated damages are 1.5% per month of the aggregate purchase price paid by the holder of the Notes plus the aggregate exercise price of the Warrants covered by the Registration Rights Agreement. As of June 30, 2006, the maximum cash penalty that could be payable in the event of a breach of the Registration Rights Agreement is $26,859 or approximately 54% of the outstanding principal amount of the Notes plus all accrued and unpaid interest. The potential liquidated damages were considered to be greater than value of unregistered and registered shares.

        In accordance with EITF Issue 05-04, the Company believes that the effect of the liquidated damages should be treated under the first view (View A), which states that a registration rights agreement should be treated as a combined unit together with the underlying financial instruments, warrants and derivative debenture and evaluated as a single instrument under EITF Issue 00-19 and SFAS No. 133. The Company concluded that this view is the most appropriate for the transaction. Accordingly, the Registration Rights Agreement and the financial instruments to which it pertains (the Warrants and the convertible Notes) were considered a combined instrument and accounted for accordingly.

        The values ascribed to the Notes, the conversion feature of the Notes, other potential embedded derivative features, and detachable Warrants follow the guidance of EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock; SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity; and EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. The Company evaluated the impact of the registration rights agreement on the embedded conversion feature and the Warrants and determined that their effect based on EITF Issue No. 00-19. In accordance with EITF Issue No. 00-19, a transaction which includes a potential for net-cash settlement, including liquidated damages, requires that derivative financial instruments, including warrants and the embedded conversion feature, which was bifurcated, initially be recorded at fair value as an asset or liability and subsequent changes in fair value be reflected in the statement of operations. The registration rights agreement provided that, if the registration statements for the warrants and the shares underlying the convertible debentures did not remain effective, it was possible the Company would be required to make cash payments, as liquidated damages. In accordance with EITF Issue No. 00-19, the fair values of the warrants and the additional conversion rights were accounted for as liabilities, and subsequent changes in their fair value are reflected in the Company's Consolidated Statement of Operations.

        The note discount associated with the Warrants and with the conversion feature of the Notes is amortized to interest expense over the life of the Notes or upon earlier conversion of the Notes using the effective yield method.

        The Notes contain customary negative covenants for loans of this type, including limitations on the Company's ability to incur indebtedness, issue securities, make loans and investments, make capital expenditures, dispose of assets and enter into mergers and acquisition transactions. Events of default under the Notes are described below and include breaches of the Company's obligations under the Notes and other agreements relating to the transaction, certain defaults under any other indebtedness of at least $500 and certain bankruptcy events. An event of default under the Notes entitles the holders to declare all amounts then outstanding due and payable. As of June 30, 2006, the Company is not in default on any of its debt covenants.

        Material Events that would cause default under the Notes include:

  •
  failure to pay principal or any premium on any Note when due;

  •
  failure to pay any interest, late fees or liquidated damages on any Note after a period of two business days;

  •
  failure to perform other covenants under any Note that is not cured by the earlier of ten days after notice by holder or ten trading days after the Company is aware of such default;

  •
  any representation or warranty under the financing documents that is untrue or incorrect in any material respect;

  •
  certain events such as bankruptcy or insolvency of the Company or any of its subsidiaries;

  •
  any default by the Company or its subsidiaries under any instrument in excess of $500 that results in such obligation becoming due and payable prior to maturity;

  •
  the Company becoming party to a change of control transaction;

  •
  failure by the Company to have its registration statement (registering the resale of the Common Stock issuable upon the conversion of the Notes and the exercise of the Warrants) declared effective by the SEC on or prior to March 7, 2007;

  •
  if, during the effectiveness period of the registration statement, the effectiveness of the registration statement lapses for any reason or if the holder is not be permitted to resell registrable securities under the registration statement, in either case, for more than five consecutive trading days and an aggregate of ten trading days during any twelve-month period, subject to certain limited exceptions; and

  •
  failure to deliver Common Stock certificates to a holder prior to the third business day after a Note conversion date.

        Upon an event of default, 120% of the outstanding principal of the Notes plus all accrued and unpaid interest become immediately due and payable to the holders of the Notes.

        In addition, as long as the Notes remain outstanding, the Purchasers have the right to participate in the Company's future equity or equity-linked financings.

        The proceeds to the Company for the Notes and Warrants issued to the Purchasers were $50,000. In connection with consummating the financing pursuant to the Financing SPA, the Company incurred issuance costs—direct legal expenses and finders' fees totaling $3,127. These issuance costs were recorded as an asset and are being amortized to interest expense from the date of issuance to the stated redemption date using the effective interest method.

        If the aggregate principal amount owing under the Notes is converted, the Company will issue 12, 500 shares of Common Stock, which may be adjusted pursuant to the reset provisions in the Notes. The next payment of accrued but unpaid interest will be due on March 31, 2007 and additional payments will be due every six months thereafter with the final payment due on March 31, 2011. The Company may pay accrued interest in cash or in shares of Common Stock, based on 93% of the weighted average price during the five trading days immediately prior to such interest payment, subject to certain limitations.

        The Registration Rights Agreement provides for liquidated damages relating to the Company's obligation to timely file and to maintain effectiveness of the registration statement with the Securities and Exchange Commission. Under EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, the ability to register stock is deemed to be outside of the Company's control.

        In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company determined that the conversion feature of the Notes met the criteria of an embedded derivative and therefore the conversion feature of the debt needed to be bifurcated and accounted for as a derivative. Due to the Registration Rights Agreement covering the Notes and Warrants and the reset provisions of the Notes, the debt does not meet the definition of "conventional convertible debt" because there is the possibility of net cash settlement. Therefore, the conversion feature fails to qualify for classification as permanent equity under EITF Issue No. 00-19 and must be accounted as a derivative liability.

        The fair value of the conversion option was estimated at the debt issuance date, April 26, 2006, using the Black-Scholes option pricing model using the following assumptions:

  •
  common stock price of $3.70;

  •
  exercise price of $2.86;

  •
  risk-free interest rate of 5.01%;

  •
  contractual term of 4.93 years;

  •
  expected volatility of 95.31%; and

  •
  expected dividend yield of 0%.

        The Company determined the exercise price per share for the Notes' conversion feature by computing the net present value (NPV) of the debt ($50,000 plus interest at 11.1% over five years, discounted at 20%) and dividing the NPV amount by the total number of shares into which the debt is convertible. The 20% discount factor is the Company's estimate of the appropriate rate of return that an investor would expect from a similar debenture not taking into consideration the conversion feature or warrants. As a result, the Company ascribed a value of $36,000 to this derivative feature at the date of issuance, which is recorded as a derivative liability. The fair value of the conversion feature was subsequently revalued to $27,750 at June 30, 2006 and $26,000 at September 30, 2006, with the changes in value reflected in the Company's Consolidated Statement of Operations in other expenses/(income) as gains.

        The Warrants are free-standing derivatives accounted under SFAS No. 133. The fair values of these derivatives were estimated at the debt issuance date, April 26, 2006, using the Black-Scholes pricing model using the following assumptions:

  •
  common stock price of $3.70;

  •
  exercise price of $4.50;

  •
  risk-free interest rate of 5.01%;

  •
  contractual term of 5 years;

  •
  expected volatility of 95.31%; and

  •
  expected dividend yield of 0%.

        As of the date of issuance, the Company has ascribed the value of $8,344 to the Warrants, which is recorded as warrant liabilities. The fair value of the Warrants was subsequently revalued to $6,375 at June 30, 2006 and $5,969 at September 30, 2006, with the changes in value reflected in the Company's Consolidated Statement of Operations in other expenses/(income) as gains.

        The $50,000 face amount of the Notes was stripped of its conversion feature due to the accounting for the conversion feature as a derivative, which was recorded based on its fair value, whereby any remaining proceeds after allocating the proceeds to the Warrants and conversion option would be attributed to the debt. The value of the Warrants and conversion option result in a note discount of $44,344. Thus, at issuance, the debt was recorded, net, as $5,656. The note discount is being accreted and recognized as interest expense from the date of issuance to the stated redemption date using the effective interest method.

        The following table reflects the Notes at September 30, 2006:

Amount
Principal of Notes	$50,000
(Less): Note discount	(37,939)

$12,061

        For the Notes, the $50,000 total of principal amounts is due in the year ending June 30, 2011.

Subordinated Notes Payable and Related Instruments

        Until April 26, 2006, International Integrated Industries, LLC ("LLC") held a promissory note (revolving debt payable upon demand) of the Company which accrued additional principal at an annual interest rate of 10%. At April 26, this note had a balance of $68,539. At that date, this promissory note was split into two notes, one for $37,500 in favor of Sirius Capital LLC ("Sirius") and one for $31,039 in favor of LLC, with the original note indefeasibly paid in full. Each of these new promissory notes was then amended and restated, one to an Amended and Restated Subordinated Convertible Note in favor of Sirius (the "Subordinated Note") and the other to an Amended and Restated Subordinated Promissory Note in favor of LLC (the "LLC Note"). LLC is a family holding company in which the chairman of the Company, Mr. Donald K. McGhan, has a controlling interest, Sirius is a private equity investment fund controlled by certain members of the McGhan family. LLC and Sirius are deemed to be related parties.

        The maturity date of the LLC Note is six months after the earlier of (1) the maturity date of the Notes, or (2) the date on which the entire principal amount of the Notes has been converted or redeemed. The LLC Note is expressly subordinate and junior in right of payment to the Notes.

        The Subordinated Note is convertible at the option of the holder at any time and from time to time into Common Stock of the Company at a conversion price of $4.00 per share, subject to certain adjustments. Pursuant to the terms of the Subordinated Note, the conversion price will be reset in the event the Company (i) effects a reverse/forward stock split, (ii) pays a dividend, (iii) issues shares, convertible securities or options entitling the recipient to subscribe for or purchase shares at a price per share less than the fixed conversion price then in effect, (iv) has its Common Stock delisted from the NASDAQ OTC Bulletin Board, the NASDAQ Stock Market or another national stock exchange, or (v) an event of default. The Subordinated Note has other similar terms as the Notes, except for the following key differences: (1) prior to the indefeasible payment in full in cash of the Notes, all interest on the Subordinated Note is to be paid only by adding such interest to the principal amount of the Sirius Note, (2) the Sirius Note has the same maturity date as the LLC Note, and (3) the Company may not issue any shares of Common Stock upon conversion of the Sirius Note until the Company obtains the approval by the Company's stockholders of the Company's issuance of all shares of Common Stock issuable upon conversion of the Sirius Note and the Notes and exercise of the Sirius Warrant (described below) and the Warrants in accordance with the rules and regulations applicable to companies on the principal securities exchange or trading market for the Common Stock. In addition, the Sirius Note is expressly subordinate and junior in right of payment to the Notes. Furthermore, the Sirius Note is not covered by a registration rights agreement.

        In connection with the amendment and restatement of the Subordinated Note, the Company granted Sirius a warrant (the "Subordinated Warrant") to purchase up to 2,344 shares of the Company's common stock at an exercise price of $4.50 per share. The Subordinated Warrant has similar terms as the Warrants, except that the Company may not issue any shares of common stock upon exercise of the Subordinated Warrant until the Company obtains the approval by the Company's stockholders of the Company's issuance of all shares of common stock issuable upon conversion of the Subordinated Note and the Notes and exercise of the Subordinated Warrant and the Warrants in accordance with the rules and regulations applicable to companies on the principal securities exchange or trading market for the Company's common stock.

        The terms of the Subordinated Note and the LLC Note were evaluated under EITF Issue Nos. 00-19, 05-02, 00-27, and 05-04 and SFAS No. 133. Both of the new subordinated debt instruments and the Subordinated Warrant do not have any mandatory registration rights or other clauses that would trigger "net-cash settlement." The Subordinated Warrant, if and when exercised, can be settled in a fixed number of shares of the Company's unregistered common stock. Pursuant to the terms of the Subordinated Note, it is convertible by the holder into a fixed number of shares of the Company's unregistered common stock at any time. The number of shares into which these instruments are convertible is well below the number of authorized common shares outstanding. The embedded conversion feature and the detachable Subordinated Warrant satisfy all of the requirements listed by EITF 00-19 and EITF 00-27 to be classified as stockholders' equity. The addition of the embedded conversion feature did not require bifurcation from the host contract pursuant to SFAS 133. Accordingly, the value of the Subordinated Warrant and the value of the conversion feature on the Subordinated Note are classified as components of stockholders' equity.

        The Company determined that the exchange of debt instruments met the requirements of EITF Issue No. 96-19, Debtors Accounting for a Modification or Exchange of Debt Instruments, of an exchange of debt with substantially different terms and accordingly has deemed the promissory note payable to be extinguished as of April 26, 2006, and replaced with new Subordinated Notes on that date. The conversion feature of the new Subordinated Note was not required to be bifurcated from the host under EITF Issue No. 00-19 and SFAS No. 133. Per EITF Issue Nos. 05-07 and 96-19, the Company determined that the demand note's cash flows and the cash flows of each of the new subordinated debt instruments, discounted at the promissory note's interest rate of 10%, varied more than 10%. Accordingly the change in terms was considered significant in each case and extinguishment accounting was applied to the original debt instrument. The Company took into account the fair value of the Subordinated and LLC Note's conversion option in determining the cash flows. The resulting net gain of $1,598, included in other expenses/(income), was computed using the fair value of the newly issued debt, conversion feature and the Subordinated Warrant.

        At the time of the exchange and recording the extinguishment of the original promissory note (due on demand), the Company recorded a corresponding entry to record the two new notes at their principal balance as of April 26, 2006 of $37,500 and $31,039, respectively, and further recorded entries to record an aggregate discount of $37,012. The recorded note discount will be amortized as non-cash interest expense over the remaining term of the debt.

        The fair value of the Subordinated Warrant was determined to be $6,258 using the Black-Scholes option-pricing model with the following assumptions:

  •
  common stock price of $3.70;

  •
  exercise price of $4.50;

  •
  risk-free interest rate of 5.01%;

  •
  contractual term of 5 years;

  •
  expected volatility of 95.31%; and

  •
  expected dividend yield of 0%.

        The fair value of the conversion feature was also determined using the Black-Scholes option-pricing model with the following assumptions:

  •
  common stock price of $3.70;

  •
  exercise price of $1.89;

  •
  risk-free interest rate of 5.01%;

  •
  contractual term of 4.93 years;

  •
  expected volatility of 95.31%; and

  •
  expected dividend yield of 0%.

        For the Sirius and LLC Notes, accrued interest is added to principal semi-annually and the total amount is due in the fiscal year ending June 30, 2011:

	Sirius Note	LLC Note
Original principal	$37,500	$31,039
Projected interest added to principal	68,016	52,748

Total principal expected due in year ending: June, 30 2012	$105,516	$83,787

Interest Expense

        The following table summarizes interest expense—including that relating to the Notes, the Subordinated and LLC Notes, and amortization of note discount and deferred financing fees—net, for the three months ended September 30, 2006 and the twelve months ended June 30, 2006:

	September 30, 2006	June 30, 2006
	(Unaudited)
Interest expense on Senior Secured Convertible Notes (the "Notes")	$1,419	$1,238
Amortization of note discount on Senior Secured Convertible Notes	3,699	2,705
Amortization of deferred financing fees from issuance of Senior Secured Convertible Notes	290	212
Interest expense on Sirius and LLC Notes (to related party)	1,861	5,948
Amortization of note discount on Sirius and LLC Notes	2,700	1,961
Interest expense on capital leases	229	155
Other interest expense (income), net	—	541

	$10,198	$12,761

Note N—Related Party Transactions

        LLC and Sirius are McGhan family companies in which the chairman of the Company, Mr. Donald K. McGhan, holds a controlling interest. Neither the Company nor any of its subsidiaries has any direct ownership in LLC or Sirius. LLC has acted on behalf of the Company by funding significant expenses incurred for which the Company had a revolving loan agreement as shown on the Company's Consolidated Balance Sheet of $50,533 at June 30, 2005 and $34,316 at June 30, 2004. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%) per annum. During the fiscal year ended June 30, 2006, LLC advanced $10,630 to the Company, of which $477 was repaid. Interest expense relating to this note payable was $5,197 for the fiscal year ended June 30, 2006, of which $1,072 was paid. During the fiscal year ended June 30, 2005, LLC advanced $22,090 to the Company, of which $5,873 was repaid. Interest expense relating to this note payable was $4,511. During the year ended June 30, 2004, LLC advanced $32,957 to the Company, of which $5,005 was converted to preferred stock, $412 was converted to common stock and none was repaid. Interest expense relating to this note payable was $1,008 for the year ended June 30, 2004. On April 26, 2006 the LLC promissory note was replaced by a note to Sirius and a new note to LLC (see Note M for further detail). The Company has a commitment up to $10,000 from LLC to fund operating shortfalls as necessary through July 1, 2007.

        In October 2003, the Company entered into a reimbursement agreement with Global Aviation Delaware, LLC, a company controlled by its chairman, for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective only for expenses incurred for MediCor business purposes. The Company did not incur any expenses related to this agreement for the three months ended September 30, 2006. The Company recognized a total expense of $705 for the twelve months ended June 30, 2006, $638 for the twelve months ended June 30, 2005 and $650 for the twelve months ended June 30, 2004, pursuant to the reimbursement agreement. These amount represents approximately 12.3% for the fiscal year ended June 30, 2006, 14.7% for the fiscal year ended June 30, 2005, and 13.1% for the fiscal year ended June 30, 2004, of their operating costs of the entity. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the reimbursement agreement have been included by the Company in selling, general, and administrative expenses. Under this agreement, only costs directly tied to MediCor's use of the plane asset are reimbursable to the owner. All other operating costs (such as fuel, pilot wages, food, etc.) are paid directly by the Company through a service agreement the company has with NexGen Management, a company controlled by the Company's chairman. All disbursements to this agent occur only when the plane is used for MediCor business purposes. The Company did not incur any expenses related to this agreement for the three months ended September 30, 2006 and the twelve months ended June 30, 2004. The Company recognized a total expense of $881 and $496 for the twelve months ended June 30, 2006 and June 30, 2005, respectively, pursuant to the service agreement with NexGen Management. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the service agreement have been included by the Company in selling, general, and administrative expenses.

        Ms. Nikki Pomeroy, an adult daughter of Donald K. McGhan, chairman of our board of directors, is a consultant to MediCor and received $32 in compensation for the fiscal year ended June 30, 2004 for administrative services. During the three months ended September 30, 2006 and 2005, and the fiscal years ended 2006 and 2005, MediCor did not incur any fees from Ms. Pomeroy. Additionally, shares held in various entities beneficially owned or controlled by Ms. Pomeroy are reflected in the Security Ownership of Certain Beneficial Owners and Management section of this prospectus not including shares owned or controlled by Ms. Pomeroy's adult son referenced in that section.

Note O—Federal Income Taxes

        The company follows SFAS 109, Accounting for Income Taxes, for reporting income taxes. The expense (benefit) for income taxes reflected in the Consolidated Statements of Operations for the Company for the periods noted consists of:

	Three Months Ended		Fiscal Year Ended
	September 30, 2006	September 30, 2005	June 30, 2006	June 30, 2005	June 30, 2004
	(Unaudited)	(Unaudited)
Current
Net loss	$(3,955)	$(1,352)	$(5,496)	$(6,078)	$(5,592)
Foreign income tax expense (benefit) on unconsolidated subsidiaries	185	(128)	175	543	—

	(3,770)	(1,480)	(5,321)	(5,535)	(5,592)

Deferred
Allowance for bad debts	168	103	16	(1,233)	896
Allowance for product replacement	(27)	96	304	245	(75)
Depreciation and amortization	295	20	843	(85)	(102)
Unrealized foreign currency gain (loss)	355	—	782	—	—

	791	220	1,945	(1,073)	719

Total benefit	(2,979)	(1,260)	(3,376)	(6,608)	(4,873)
Valuation provision for realization of deferred tax asset	3,164	1,132	3,551	7,151	4,873
State taxes, net of federal benefit	—	—	—	—	2

Total tax expense (benefit)	$185	$(128)	$175	$543	$2

        The tax expense for the three months ended September 30, 2006, and for the fiscal years ended June 30, 2006 and June 30, 2005 was income taxes paid by foreign subsidiaries. As of September 30, 2006, the Company recorded an allowance of $44,946 against certain future tax benefits, the realization of which is currently uncertain. The deferred differences related to certain accounts receivable, accrued warranties, and depreciation/amortization not currently deductible as expenses under Internal Revenue Service provisions. Although the Company recorded this allowance to the deferred tax assets, the Company may still utilize the future tax benefits from net operating losses for 20 years from the year of the loss to the extent of future taxable income. The estimated net operating losses for tax purposes of approximately $64,000 will expire over several years ending in 2027.

        Primary components of the deferred tax asset were approximately as follows:

	September 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)
Computed expected income tax benefit at 34%	$3,955	$5,496	$6,078
Adjustments
Net operating loss	36,114	30,618	10,325
Provision for bad debts	1,816	1,648	1,409
Provision for product replacement	617	644	455
Depreciation and amortization expense	1,388	1,093	250
Unrealized foreign currency gain	1,056	701	—

Income tax benefit	$44,946	$40,200	$18,517
Valuation allowance for realization of deferred tax asset	(44,946)	(40,200)	(18,517)

Deferred tax asset, net	$—	$—	$—

Note P—Preferred Stock

        The Company authorized a series of 45 shares of preferred stock designated as series A 8.0% Convertible Preferred Stock ("Series A Preferred") on July 5, 2004. The Series A Preferred has a par value of $0.001 per share with a liquidation preference of $1,000 per share. In the event of liquidation, shareholders of the Series A Preferred shall be entitled to receive priority as to distribution over common stock. The Series A Preferred stock is convertible into common stock at any time at a conversion price of $3.85 per share until June 30, 2010, subject to potential adjustment in the event certain EBITDA or common stock value targets are not met. On June 30, 2011, all shares not yet converted to common stock will be subject to a mandatory redemption. The redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends, whether or not declared, will be payable by the Company in cash. At September 30, 2006, the Company had outstanding an aggregate of 6 shares, issued for aggregate consideration of $6,810.

Note Q—Loss per Common Share

        Basic loss per share is computed by dividing the net loss applicable to common shares after preferred dividend requirements by the weighted average of common shares outstanding during the period. Diluted loss per share adjusts basic loss per share for the effects of convertible securities, stock options and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive.

        A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

	Three Months Ended September 30, 2006			Three Months Ended September 30, 2005
	Income (Numerator)	Shares (Denominator)	(Unaudited) Per-Share Amount	Income (Numerator)	Shares (Denominator)	(Unaudited) Per-Share Amount
	(Unaudited)			(Unaudited)
Net income (loss) before preferred stock dividends	(12,712)			(3,827)
Less: Preferred stock dividends	135			124
Basic EPS	(12,847)	23,746	(0.54)	(3,951)	20,336	(0.19)
Effect of dilutive securities	—			—

Diluted EPS	$(12,847)	23,746	(0.54)	$(3,951)	20,336	(0.19)
	Year Ended June 30, 2006			Year Ended June 30, 2005			Year Ended June 30, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income (loss) before preferred stock dividends	(17,945)			(16,135)			(16,448)
Less: Preferred stock dividends	508			1,147			119
Basic EPS	(18,453)	21,092	(0.87)	(17,282)	18,233	(0.95)	(16,567)	17,633	(0.94)
Effect of dilutive securities	—			—			—

Diluted EPS	$(18,453)	21,092	(0.87)	$(17,282)	18,233	(0.95)	$(16,567)		(0.94)

        Common equivalent shares of 32,367 have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

Note R—Stock Options and Warrants

        The Company has a stock option plan for key employees and consultants. There were 4,243 shares reserved for issuance pursuant to the Company's stock option plan and up to 4 shares were reserved for issuance pursuant to stand-alone options granted in connection with employment agreements. The Company's employee share option activity for and related information is summarized below:

        The Company's share option activity and related information is summarized below:

	Options	Weighted Average Exercise Price
Outstanding Options at July 1, 2004	2,370	$2.99
Granted	2,865	$3.48
Exercised	(298)	$1.80
Cancelled	(621)	$1.61

Options outstanding at June 30, 2005	4,316	$3.28
Granted	168	3.52
Exercised	(235)	1.92
Cancelled	(210)	4.16

Options outstanding at June 30, 2006	4,039	$3.31
Granted	1,117	2.50
Exercised	—	—
Cancelled	—	—

Options outstanding at September 30, 2006	5,156	$3.14

Options exercisable at September 30, 2006	2,329	$3.34

        The following table summarizes information about stock options outstanding at September 30, 2006:

Outstanding				Exercisable
Range of Exercise Pricesp	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.00 – $2.50	1,918	5.5	$2.18	477	$1.67
$3.00 – $3.80	2,280	4.6	$3.48	1,125	$3.48
$4.00 – $4.30	958	4.9	$4.22	727	$4.22

Note S—Business Segment Information

        The Company is a corporate entity with a number of wholly-owned, autonomous subsidiaries which operate as single business units in a single industry segment across multiple geographic locations within the U.S. and internationally and, as such, does not have multiple segments to report. For the three months ended September 30, 2006, the fiscal years ended June 30, 2006 and June 30, 2005, sales from breast implant and other implants were approximately 95%, 94% and 93%, respectively, of total sales, whereas sales from scar management product were approximately 5%, 6% and 7% for the three months ended September 30, 2006 and the fiscal years ended June 30, 2006 and June 30, 2005, respectively, of total sales. Revenues from customers and distributors attributable to various foreign countries outside the U.S. were material. Sales in foreign (non-U.S.) countries are currently approximately 95% of total sales, with the largest country (Brazil) accounting for approximately 11% of sales for the three months ended September 30, 2006, 14% of sales for the fiscal year ended June 30, 2006 and 12% of sales for the fiscal year ended June 30, 2005. During fiscal 2004, the Company did not have foreign (non-U.S.) sales. Additionally, a significant amount of revenues and costs are euro-denominated. Long-lived assets attributable to various foreign countries outside the U.S. were material and equaled approximately $40,000 in France and $36,000 in the British Isles. Amounts attributable to the U.S. were approximately $6,000, at September 30, 2006. Long-lived assets at June 30, 2006 equaled approximately $$39,000 in France, $35,000 in the British Isles and were approximately $7,000 in the U.S. Long-lived assets at June 30, 2005 equaled approximately $38,000 in France and $8,000 in the U.S.

Note T—Commitments and Contingencies

        The Company has received a written commitment from LLC, an affiliate of the Company's chairman, to fund any operating loss through July 1, 2007. LLC has also provided the Company an aggregate of over $77,000 in funding from the Company's inception through September 30, 2006. However, the Company's ability to incur additional indebtedness is restricted by the Company's outstanding Notes. These Notes only permit the incurrence of a maximum of $10,000 of indebtedness that is both expressly subordinate to them and unsecured.

        The Company's PIP.America subsidiary has a distribution agreement with PIP, a third party manufacturer of breast implants. This agreement covers the sale by PIP.America of PIP's saline, pre-filled breast implant products in North America, although no sales were reported in the year ending June 30, 2006 because these products are not currently approved for distribution in North America. Previously, PIP was undertaking the process of securing United States Food and Drug Administration ("FDA") approval for these products. At March 30, 2004, PIP.America had $3,445 of accounts receivable from PIP, representing amounts owed to PIP.America under the terms of the distribution agreement. These amounts have been fully provided for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection from PIP. Effective March 30, 2004, PIP.America and PIP amended the distribution agreement to provide for, among other things, transferring to PIP.America administration, funding and ownership of the pre-market approval application process relating to PIP's saline-breast implants. In conjunction with this amendment, PIP.America forgave certain amounts owed by PIP, and the parties amended the pricing terms. The amendments obligate PIP.America to fund the ongoing clinical and regulatory costs and expenses. The amounts and timing of these future costs are unknown and may be material. The likelihood and timing of obtaining FDA approval are also uncertain. Concurrently, PIP issued to PIP.America a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and PIP's administration of product replacement and product replacement related claims. The principal amount under the note as of June 30, 2006 was $3,673.

        The Company's Eurosilicone Holdings SAS subsidiary may be committed to make an additional performance payment to the previous shareholders of Eurosilicone in connection with revenue targets. This payment might be as high as €3,000. The Company plans on funding the 2007 payment with the funds received from the private placement of the Notes.

        In October 1999, Case No. 99-25227-CA-01, June 2000, Case No. 00-14665-CA-01, June 2003, Case No. 03-15006-CA-09, and September 2003, Case Nos. 0322537-CA-27 and 03-22399-CA-15, separate litigations were filed by Saul Kwartin, Ruth Kwartin, Steven M. Kwartin, Robert Kwartin and Nina Kwartin against Medicor subsidiary PIP.America, PIP/USA, Inc., Poly Implants Protheses, S.A., Jean Claude Mas, Jyll Farren-Martin and Donald K. McGhan in the Circuit Court of Miami-Dade County, Florida. The Kwartin family members variously allege that they are shareholders of PIP/USA, Inc. ("PIP/USA") or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs assert that they have certain derivative or other rights to an alleged distribution agreement between PIP and PIP/USA. Plaintiffs further allege, among other things, that PIP.America and its chairman tortiously interfered with that agreement and plaintiffs' other alleged rights. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP and invalidate PIP.America's distributor relationship with PIP. These cases are consolidated for pretrial purposes but not for trial. Defendants have filed a motion to dismiss the consolidated cases, which will be heard in March, 2007.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others was voluntarily dismissed. The consolidated second amended complaint contained counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs had been sought. On January 26, 2006, PIP.America won dismissal of all counts in these cases but the third-party beneficiary claims. Plaintiffs have amended and refiled their complaint against PIP.America (seeking the same damages), and PIP.America has filed another motion to dismiss plaintiffs' latest complaint (the Third Amended Complaint). PIP.America's motion to dismiss has been fully briefed and will be heard on November 1, 2006. PIP, a defendant in the Schnebel litigation, has agreed to indemnify PIP.America for any losses PIP.America may suffer as a result of the Illinois litigation.

        With respect to cases involving PIP, PIP.America is indemnified by PIP/USA, Inc., PIP, and PIP's President, Jean Claude Mas, personally, from, among other things, claims arising from products manufactured by PIP-France. PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any of the cases, PIP.America intends to seek the benefits of this indemnity. As a result, the Company believes the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        In July, 2005, IP Resources Limited, a UK-based company filed an action against MediCor subsidiary, Eurosilicone, SAS in the Marseille Civil Court (Tribunal de Grande Instance), Marseille, France. The complaint alleges that Eurosilicone infringed upon a certain European Patent licensed by IP Resources, Inc. known as "Implantable prosthesis device," Patent #0174141B1, and seeks damages of €3,000, plus legal costs. The case is in the preliminary stages and the Company believes it does not infringe on the 0174141B1 patent and is prepared to wage a vigorous defense based on both the validity of the patent and upon the merits of the claims.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves in each lawsuit. MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. In the majority of such cases, the claims are dismissed, or settled for immaterial amounts. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. The Company presently believes it or its subsidiaries have meritorious defenses in all lawsuits in which the Company or its subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, the Company believes that the costs associated with them will not have a material adverse impact on its business, results of operations or financial position.

        The Company leases offices, manufacturing and warehouse facilities and office equipment under various terms. Lease expenses amounted to $125, $88, $441, $509 and $387 for the three months ended September 30, 2006 and September 30, 2005 and the years ended June 30, 2006, 2005 and 2004, respectively. Future minimum lease payments are approximated as follows:

Year ended September 30,	Amount
2007	$713
2008	530
2009	388
2010	229
2011	133
Later years	594

Total minimum payments required	$2,587

Note U—Acquisitions

        On April 25, 2005, one of the Company's subsidiaries completed the purchase of selected assets and liabilities of privately-held Hutchison International, Inc., a third-party distributor of breast implants products in the United States for Biosil Limited. The completion of this transaction allowed the Company to, among other things, negotiate and ultimately enter into an exclusive distribution agreement directly with Biosil Limited for its breast implants in the United States. The acquisition itself did not have a significant impact on the operating results of the Company, since the operations have no existing revenue—pending FDA approval of the products. The various agreements called for payments in the form of stock and cash of approximately $3,000 as follows: cash payments of $250 and 367 shares of MediCor common stock valued at $7.50, subject to future adjustment based on actual trading prices following approval for marketing the products in the United States.

        The financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, Business Combinations, the total purchase price was allocated to the tangible and intangible assets acquired from Hutchison International, Inc. based upon their estimated fair values at the acquisition date. The purchase accounting adjustments made were based upon available information. Accordingly, the actual adjustments recorded in connection with the final purchase price allocation have been finalized.

        The purchase price resulted in a significant amount of other intangible assets. However, the Company has evaluated this in detail and has determined that $3,243 of the purchase price is attributable to the distribution agreement with Biosil Limited., pursuant to EITF Issue No. 02-17 and SFAS No. 141.

        The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition and updated as of September 30, 2006.

	Book Value of Assets Acquired / Liabilities Assumed	Purchase Price Adjustments	Fair Value
Employee advances	$40	$—	$40
Inventory	372	(372)	—	(a)
Property and equipment	1	(1)	—	(b)
Distribution agreement	—	3,243	3,243	(c)

Total assets	$413	$2,870	$3,283

Short-term product replacement allowance	196	87	283	(d)
Book value of net assets	218	(218)	—	(e)
Purchase price		3,000	3,000	(e)

Total liabilities and shareholders' equity	$413	$2,870	$3,283

        The following adjustments have been reflected in the balance sheet.

  (a)
  Inventory is obsolete because no FDA Pre-Market Approval exists, and therefore no current market for the product exists.

  (b)
  Office equipment appears to be obsolete and beyond its useful life.

  (c)
  Reflects the value associated with the Biosil Ltd. distribution agreement, which will be amortized over approximately seven years.

  (d)
  Reflects additional amounts for allowance associated with product replacement program.

  (e)
  To record the purchase price, as follows: $250 of cash and $2,750 in the form of common stock in MediCor (367 shares), which exceeds the book value of purchased net assets by $2,782.

        On April 28, 2006, the Company, through its wholly-owned subsidiary, Biosil UK Ltd., completed its acquisition of Biosil Limited and Nagor Limited, both privately held Isle of Man (British Isles) companies, from their shareholders (the "Sellers") pursuant to the Agreement for the Sale and Purchase of the Shares of Biosil Limited and Nagor Limited (the "Biosil/Nagor SPA") dated

September 13, 2005. The combined purchase price for both companies was £20,000 plus 2,640 shares of MediCor common stock. The Company paid £13,000 in cash at closing from funds available as part of a separate, earlier $50,000 senior secured convertible note private placement. The remaining £7,000 is due in two equal payments on January 3, 2007 and December 31, 2007. In conjunction with the transaction, the Company and each of the Sellers entered into Put and Call Option Agreements and a Registration Rights Agreement. Copies of these agreements and the Biosil/Nagor SPA were provided with the Company's Current Report on Form 8-K filed with the SEC on May 4, 2006.

        The put and call features in the Put and Call Option Agreements are tied to common shares and are not detachable. However, they are separable for accounting and are thus embedded derivatives subject to SFAS 133. Since the puts can be net-cash settled, accounting for the embedded put feature requires that its fair value be accounted as a liability. However, these put and call options cannot be exercised until after a specific triggering event occurs—specifically, FDA approval of the Biosil inflatable saline breast implant. For a contingent option, EITF Issue No. 98-5 provides guidance. It requires that the option's intrinsic value be measured using the fair value of the underlying stock but does not require it to be recognized unless the triggering event occurs, resolving the contingency. Thus, the fair value of the embedded puts will be valued as a derivative liability and the embedded calls as a derivative asset when the triggering event occurs which gives the put and call features a value other than zero. This triggering event has not yet occurred and thus the current value of these embedded derivatives is zero.

        The terms of the acquisition were determined on the basis of arm's-length negotiations and at values that the Company believes are below the values associated with comparable medical device companies. The Company has included the operations of Biosil Limited and Nagor Limited in its Consolidated Statements of Operations since the date of acquisition, April 28, 2006, through September 30, 2006.

        In accordance with SFAS No. 141, the total purchase price was allocated to the tangible and intangible assets of Biosil and Nagor based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The estimates are preliminary and are prior to completion of independent valuations. Consequently, the values below are subject to change as the valuations become final.

        The following table summarizes the preliminary, estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, April 28, 2006.

Cash (£13,000 at $1.78726 per £ bank settlement rate at April 28, 2006)	$23,234
Cash (£7,000, discounted to £6,200 at 11.1% annual interest, translated at $1.7893 per £ exchange rate at April 28, 2006)	11,093
Shares of MediCor common stock (2,640 shares at $3.60 per share, the median market price for 20 business days on either side of the acquisition date, less registration costs)	9,498
Direct acquisition costs	1,130

Total purchase price	$44,955

Allocation of purchase price
Cash and cash equivalents	$1,376
Accounts receivable	1,804
Inventories	4,124
Other current assets	304
Property and equipment	2,841
Investments	43
Intangible assets	36,219
Other non-current assets	96
Accounts payable	(144)
Deferred tax liability, current	(273)
Other current liabilities	(687)
Deferred tax liability, non-current	(748)

Total purchase price	$44,955

        The Company is awaiting independent valuation of the intangible assets listed above. The values assigned to these intangible assets as of the acquisition date were preliminary and estimated as follows:

	Amount	Life
Customer list	$2,871	3.1 years
Goodwill	33,348	Indefinite

Total intangible assets	$36,219

        In addition, the Company is awaiting independent valuation of other possible intangibles; therefore no value has yet been assigned for patents, trade names, non-compete agreements, etc.

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and certain other intangible assets are deemed to have indefinite lives and, accordingly, are not amortized but instead are subject to periodic impairment testing at future periods. Customer relationships are amortized over 3.1 years using the straight-line method.

        The following unaudited pro-forma financial information reflects the condensed consolidated results of operations of the Company for the fiscal years ended June 30, 2006 and 2005 as if the acquisition had taken place on June 30, 2005 and 2004, respectively.

	Fiscal Year Ended June 30,
	2006	2005
Net sales	$39,700	$38,517
Net loss	(21,539)	(19,002)
Net loss per share of common stock, basic and diluted	(0.95)	(0.91)

        The information presented above is for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition been completed as of the dates indicated, nor are they necessarily indicative of future operating results. The purchase accounting adjustments made in connection with the unaudited pro forma condensed consolidated results of operations are based on a preliminary valuation that has been made solely for the purpose of developing the pro forma financial information and are based upon currently available information. Such a valuation is subject to final adjustments. Accordingly, the actual adjustments to be recorded in connection with the final purchase price allocation may differ from the pro forma adjustments reflected in the unaudited pro forma condensed consolidated results of operations, and any such differences may be material. The purchase price valuations are expected to be completed by March 31, 2007.

REPORT OF INDEPENDENT AUDITORS

        To the board of directors and shareholders of Nagor Limited and Biosil Limited

        In our opinion, the accompanying combined balance sheets and the related combined profit and loss accounts, and combined cash flow statements present fairly, in all material respects, the combined financial position of Nagor Limited and Biosil Limited at 31 January 2006 and 2005, and the results of their operations and their cash flows for each of the two years in the period ended 31 January 2006 in conformity with accounting principles generally accepted in the United Kingdom. These financial statements have been prepared under the accounting policies set out therein. These financial statements are the responsibility of the companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in note 1 to the combined financial statements 'Presentation of combined financial statements and principal accounting policies', Nagor Limited and Biosil Limited were under common control for the periods presented.

        Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the note 21 to the combined financial statements.

PricewaterhouseCoopers
Douglas, Isle of Man

12 July 2006

Nagor Limited and Biosil Limited

Combined Balance Sheets

At 31 January 2006 and 2005

	Notes	2006	2005
		£	£
Fixed assets
Investments	6	31,278	31,278
Tangible fixed assets	7	1,719,879	1,599,249

		1,751,157	1,630,527
Current assets
Stocks	8	1,668,185	1,623,232
Debtors	9	1,070,763	1,133,720
Cash		742,518	5,660,206

		3,481,466	8,417,158
Creditors:
Amounts falling due within one year	10	(462,756)	(370,033)
Provision for deferred tax	11	—	(124,200)

Net current assets		3,018,710	7,922,925

Total assets less current liabilities		4,769,867	9,553,452
Creditors: amounts falling due after more than one year
Debenture loans	15	—	(4,100,000)

Net assets		4,769,867	5,453,452

Capital and reserves
Combined equity shareholders' funds	12, 13, 14	4,769,867	5,453,452

        The combined financial statements on pages F-54 to F-73 were approved by the board of directors on 12 July 2006 and                                    signed on their behalf by:

Director	/s/ John A. Alsop	Director	/s/ Theodore R. Maloney

The notes on pages F-58 to F-73 form an integral part of these combined financial statements.

Nagor Limited and Biosil Limited

Combined Profit and Loss Accounts

For the years ended 31 January 2006 and 2005

	Notes	2006	2005
		£	£
Turnover—continuing operations		5,953,311	6,279,641
Other operating income	3	387,799	344,968
Net operating expenses		(5,294,764)	(4,648,274)

Operating profit—continuing operations		1,046,346	1,976,335
Interest receivable and similar income		222,498	205,732

Profit on ordinary activities before taxation	2	1,268,844	2,182,067
Tax on profit on ordinary activities	4	14,170	(150,969)

Profit on ordinary activities after taxation	14	1,283,014	2,031,098
Dividends	5	(1,966,599)	(976,000)

Retained (loss)/profit for the year		(683,585)	1,055,098
Retained profit brought forward	13	4,388,590	3,333,492

Retained profit carried forward	13	3,705,005	4,388,590

        The Companies had no recognised gains and losses other than those included in the results above, and therefore no separate statement of total recognised gains and losses has been presented.

        There is no difference between the profit on ordinary activities before taxation and the retained profit for the year stated above, and their historical cost equivalents.

The notes on pages F-58 to F-73 form an integral part of these combined financial statements.

Nagor Limited and Biosil Limited

Combined Cash Flow Statements

For the years ended 31 January 2006 and 2005

	2006	2005
	£	£
Reconciliation of operating profit to net cash inflow from operating activities
Operating profit	1,046,346	1,976,335
Depreciation of tangible fixed assets	218,663	186,424
Profit on the sale of tangible fixed assets	(21,441)	(8,754)
Increase in stocks	(44,953)	(150,852)
Decrease/(increase) in debtors	62,957	(18,916)
Increase/(decrease) in creditors	108,946	(20,440)

Net cash inflow from operating activities	1,370,518	1,963,797

Returns on investments and servicing of finance
Interest received	222,498	204,352

Net cash inflow from returns on investments and servicing of finance	222,498	204,352

Taxation
Taxation paid	(126,253)	(100,584)

Net cash outflow from taxation	(126,253)	(100,584)

Capital expenditure and financial investment
Purchase of tangible fixed assets	(347,047)	(137,175)
Proceeds from the disposal of tangible fixed assets	29,195	10,969

Net cash outflow from capital expenditure and financial investment	(317,852)	(126,206)

Equity dividends paid	(1,966,599)	(976,000)

Net cash (outflow)/inflow before management of liquid resources and financing	(817,688)	965,359

Management of liquid resources	—	—
Financing
Repayment of debenture loans	(4,100,000)	—
Proceeds from issuing ordinary share	724,599	—
Redemption of preference shares	(724,599)	—

Net cash outflow from financing	(4,100,000)	—

(Decrease)/increase in cash	(4,917,688)	965,359

The notes to the combined cash flow statements on page F-57 form an integral part of the combined cash flow statements and the notes on pages F-58 to F-73 form an integral part of these combined financial statements.

Nagor Limited and Biosil Limited

Notes to the Combined Cash Flow Statements

For the years ended 31 January 2006 and 2005

Reconciliation of net cash flow to movement in net funds

	2006	2005
	£	£
(Decrease)/increase in cash in the year	(4,917,688)	965,359
Repayment of debenture loans	4,100,000	—
Proceeds from issuing ordinary share	724,599	—
Redemption of preference shares	(724,599)	—

Movement in net funds in the year	(817,688)	965,359
Net funds at beginning of year	1,560,206	594,847

Net funds at end of year	742,518	1,560,206

Analysis of changes in net funds in 2006

	At 1 February 2005	Net cash flows	At 31 January 2006
	£	£	£
Cash	5,660,206	(4,917,688)	742,518
Debt due after 1 year	(4,100,000)	4,100,000	—

	1,560,206	(817,688)	742,518

Analysis of changes in net funds in 2005

	At 1 February 2004	Net cash flows	At 31 January 2005
	£	£	£
Cash	4,694,847	965,359	5,660,206
Debt due after 1 year	(4,100,000)	—	(4,100,000)

	594,847	965,359	1,560,206

        Cash includes cash in hand and deposits repayable on demand.

The notes on pages F-58 to F-73 form an integral part of these combined financial statements.

NAGOR LIMITED AND BIOSIL LIMITED

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1      Presentation of combined financial statements and principal accounting policies

        The combined financial statements have been prepared in accordance with applicable Accounting Standards in the United Kingdom.

        These combined financial statements for the two years ended 31 January 2006 and 31 January 2005 present the combined balances and results of operations of Nagor Limited ("Nagor") and Biosil Limited ("Biosil") (together "the Companies") and have not been prepared in accordance with the Isle of Man Companies Acts 1931 to 2004. The principal activity of Nagor is the distribution, export and import of medical and therapeutic products. The principal activity of Biosil is the manufacturing of silicone products and plastic medical components.

        The combined financial statements have been prepared in connection with the acquisition of Nagor Limited and Biosil Limited by MediCor Ltd., a public company in the United States of America with common stock traded on the OTC Bulletin Board, for the purpose of presenting the assets, liabilities, revenue, expenses and cash flows of the combined Companies.

        During the periods presented the Companies were under common control and common management. The financial information set out in the combined financial statements is based on the combination of the audited financial statements of both Companies for the years ended 31 January 2006 and 31 January 2005 after making such adjustments necessary in order to eliminate all inter-company transactions and balances.

        The outstanding share capital and reserves have been combined to present combined equity shareholders' funds for the Companies. Further details on the constituent elements of combined equity shareholders' funds can be found in notes 12, 13 and 14 of these combined financial statements. The constituent elements of combined equity shareholders' presented are not necessarily representative or indicative of those that would have been presented had Nagor and Biosil prepared consolidated financial information on a standalone basis.

        A summary of the more important accounting policies, which have been applied consistently, is set out below.

Basis of accounting

        The combined financial statements are prepared under the historical cost convention.

Statement of directors' responsibilities

        The directors are responsible for preparing relevant combined financial statements for the Companies as at 31 January 2006 and 31 January 2005 and for the two years ended 31 January 2006, in conformity with generally accepted accounting principles in the United Kingdom with reconciliation to generally accepted accounting principles in the United States of America.

        The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Companies', and for identifying and ensuring that the Companies comply with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Companies and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

        The directors confirm that suitable accounting policies have been used and applied consistently for each financial period. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the combined financial statements and that applicable accounting standards have been followed.

Turnover

        Turnover comprises the invoiced value of goods and services supplied by the Companies (excluding VAT and trade discounts) in the normal course of business.

Tangible fixed assets

        Tangible fixed assets are stated at cost, net of depreciation and any provision for impairment. Depreciation is provided on a straight line basis in order to write off the cost of tangible fixed assets to their estimated residual value over their expected useful lives at the following annual rates:

Furniture, fittings and equipment	7% to 20%
Motor vehicles	25%
Tooling and equipment	5% to 50%
Computer equipment	50%

        Freehold property is not depreciated, as the directors have a policy and practice of regular maintenance and repairs (charges for which are recognised in the profit and loss account) such that the asset is kept to its previously assessed standard of performance.

Stocks

        Stocks and work in progress are valued at the lower of cost and net realisable value, with full allowance being made for defective, obsolete or unrealisable stock. The cost of manufactured goods includes materials, direct labour and an appropriate portion of fixed and variable overheads, based on levels of activity. Stocks include some goods on which the suppliers retain title until payment for the goods is made.

Dividends

        Dividends are accrued and recognised in the period in which the dividends are declared and approved.

Interest income

        Interest income consists of bank interest and interest earned on term deposits. Interest income is recognised on an accruals basis.

Government grants

        Grants of a revenue nature are credited to income to match them with the expenditure to which they relate. Grants received in respect of capital expenditure are credited to a deferred income account and are released to profit over the expected useful lives of the relevant assets in equal annual instalments.

Research and development

        Research and development expenditure is written off in the year in which it is incurred.

Operating leases

        Payments made under operating leases are charged to the profit and loss account on a straight-line basis over the term of the lease.

Pensions

        The Companies operate defined contribution pension schemes. A defined contribution plan is a pension plan under which a company pays fixed contributions to an administered pension insurance plan on a contracted basis. The Companies have no further payment obligations once the contributions have been paid. Contributions are accounted for when they become payable.

Deferred taxation

        Deferred taxation is recognised in respect of all timing differences that have originated, but not reversed, at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less taxation. Deferred taxation assets are recognised only to the extent that the directors consider it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

        Deferred taxation is measured on an undiscounted basis at the taxation rates that are expected to apply in the periods in which timing differences reverse, based on taxation rates and laws enacted or substantively enacted at the balance sheet date.

Translation of foreign currencies

        Foreign currency transactions during the year are translated into sterling at the rate of exchange ruling at the dates of transactions. Monetary assets and liabilities denominated in foreign currencies are incorporated into the financial statements by translating foreign currencies into sterling at the rate of exchange ruling at the balance sheet date. Exchange differences arising are included in the operating profit.

Investments

        Fixed asset investments are shown at cost less any provision for impairment.

2      Profit on ordinary activities before taxation

	2006	2005
	£	£
Profit on ordinary activities before taxation is stated after charging/(crediting):-
Depreciation on tangible fixed assets	218,663	186,424
Profit on the sale of tangible fixed assets	(21,441)	(8,754)
Operating lease payments in respect of office and manufacturing premises	113,707	109,715
Auditors' remuneration	19,827	14,690

3      Other operating income

        Other operating income includes £304,384 (2005: £274,808) received from a third party, Hutchison International Inc. ("Hutchison"), under the terms of a supply agreement dated 17 September 2001 (the "Agreement"). Under the terms of the Agreement, Hutchison will sell certain products of Biosil Limited into the United States of America once approvals have been obtained from the United States Authorities. Biosil Limited has reserved manufacturing capacity in one of its facilities in order to meet the expected demand for Biosil Limited's products from Hutchison once US approval has been obtained. The agreement was amended on 10 February 2005 and under the terms of the New Agreement Hutchison paid to Biosil Limited an aggregate amount of US$500,000 in the year ended 31 January 2006.

4      Taxation

  (a)    Analysis of (credit)/charge for the years ended 31 January 2006 and 2005

	2006	2005
	£	£
Current tax:
Isle of Man income tax	108,146	126,185
Adjustments in respect of prior periods	1,884	(1,816)

Total current tax (see below)	110,030	124,369

Deferred tax:
Origination and reversal of timing differences	(124,200)	26,600

Total deferred tax (see note 11)	(124,200)	26,600

Total tax (credit)/charge on profit on ordinary activities	(14,170)	150,969

  (b)    Factors affecting the tax charge for the years ended 31 January 2006 and 2005

        The tax assessed is lower than the relevant rates of income tax in the Isle of Man (10%) and corporation tax in the United Kingdom (30%). The differences are explained below-

	2006	2005
	£	£
Profit on ordinary activities before tax—Nagor Limited	1,843,374	2,487,223
Loss on ordinary activities before tax—Biosil Limited	(574,530)	(305,157)

	1,268,844	2,182,066
Profit on ordinary activities of Nagor Limited multiplied by relevant rate of income tax on the Isle of Man 10% (2005: 10%)	184,337	248,722
Loss on ordinary activities of Biosil Limited multiplied by the relevant rate of UK corporation tax of 30% (2005: 30%)	(172,359)	(91,547)

	11,978	157,175
Effects of:
Dividend relief	(72,460)	(124,200)
Capital allowances in excess of depreciation	(301)	(7,771)
Enhanced allowances	(13,650)	—
Losses available for carry forward	185,892	104,496
Income not subject to tax	(3,760)	(3,515)
Adjustments to tax charge in respect of previous years	1,884	(1,816)
Expenses not deductible for tax purposes	447	—

Current tax charge (see above)	110,030	124,369

  (c)    Factors that may affect future tax charges

Nagor Limited

        FRS 16 requires tax to be provided at the tax rates substantively enacted at the balance sheet date. The Isle of Man tax rate at 31 January 2006 and 2005 was 10%. Legislation is currently being enacted which will introduce a 0% tax rate effective from 6 April 2006. As Nagor Limited is taxed on a prior year basis, it is expected that the profits for the year ended 31 January 2006 will be subject to tax at the 0% rate in the 2006/2007 tax year.

        Where the 0% rate of tax applies to a company which has Isle of Man resident shareholders, the company must distribute 55% of its taxable profits or be subject to a distributable profits charge ("DPC"). The DPC is calculated at a rate of 18%, on 55% of the proportion of a company's taxable profit which is attributable to Isle of Man resident shareholders. The profits shown in these combined financial statements may therefore be subject to a DPC.

Biosil Limited

        Biosil Limited has tax losses of £2,239,373 (2005: £1,584,621) available to carry forward. Based on current capital investment plans Biosil Limited expects to continue to be able to claim capital allowances in excess of depreciation in future years.

5      Dividends

	2006	2005
	£	£
Ordinary dividends declared and approved	1,966,599	976,000

6      Investments

	Country of incorporation	2006	2005
		£	£
Artes Medical, Inc (Nagor shareholding less than 0.5%)	USA	30,137	30,137
Clinitech Polymers Ltd (Nagor shareholding 35%)	IOM	1,141	1,141
N.P.H. Ltd, 400 'A' shares (Biosil shareholding 40% of 'A' shares)	IOM	—	—
N.P.H. Ltd, 18 'B' shares (Biosil shareholding 1.8% of 'B' shares)	IOM	—	—

		31,278	31,278

        The investment in Artes Medical, Inc. is carried at cost. Artes Medical, Inc. is a private company incorporated in the United States of America which has made losses to date. No provision has been made against the cost of this investment as the directors are of the opinion that the investment is not impaired.

        Clinitech Polymers Ltd ("Clinitech") is a dormant company that holds a head lease on a property occupied by Biosil Limited. The carrying value of Clinitech in the combined financial statements represents Nagor's proportionate share of Clinitech's net assets at the balance sheet date.

        N.P.H Limited (N.P.H.) is a patent holding company incorporated in the Isle of Man and a related party, see note 17. N.P.H. has been loss making in recent years and as a result Biosil Limited has recognised its proportionate share of losses up to the value of its original investment. Biosil Limited has no obligation to continue to fund losses made by N.P.H., other than the obligations described under the royalty agreement in note 17.

7      Tangible fixed assets

At 31 January 2006

	Freehold property	Furniture fittings & equipment	Motor vehicles	Tooling & equipment	Computer equipment	Total
	£	£	£	£	£	£
Cost
At 1 February 2005	948,562	456,348	296,598	832,066	302,485	2,836,059
Additions	—	2,850	170,666	145,841	27,690	347,047
Disposals	—	(475)	(109,420)	(56,191)	(29,350)	(195,436)

At 31 January 2006	948,562	458,723	357,844	921,716	300,825	2,987,670

Depreciation
At 1 February 2005	—	301,505	227,747	485,260	222,298	1,236,810
Charge for year	—	31,851	51,487	83,751	51,574	218,663
Disposals	—	(475)	(107,872)	(50,418)	(28,917)	(187,682)

At 31 January 2006	—	332,881	171,362	518,593	244,955	1,267,791

Net book value
At 31 January 2006	948,562	125,842	186,482	403,123	55,870	1,719,879

At 31 January 2005	948,562	154,843	68,851	346,806	80,187	1,599,249

At 31 January 2005

	Freehold property	Furniture fittings & equipment	Motor vehicles	Tooling & equipment	Computer equipment	Total
	£	£	£	£	£	£
Cost
At 1 February 2004	942,145	452,786	289,307	616,402	295,583	2,596,223
Additions	6,417	3,766	53,641	232,583	13,247	309,654
Disposals	—	(204)	(46,350)	(16,919)	(6,345)	(69,818)

At 31 January 2005	948,562	456,348	296,598	832,066	302,485	2,836,059

Depreciation
At 1 February 2004	—	267,631	223,796	440,656	185,906	1,117,989
Charge for year	—	33,983	49,410	61,232	41,799	186,424
Disposals	—	(109)	(45,459)	(16,628)	(5,407)	(67,603)

At 31 January 2005	—	301,505	227,747	485,260	222,298	1,236,810

Net book value
At 31 January 2005	948,562	154,843	68,851	346,806	80,187	1,599,249

At 31 January 2004	942,145	185,155	65,511	175,746	109,677	1,478,234

        On 1 February 2004 Biosil Limited transferred mandrels with a book value of £172,479 that were previously classified as stock to fixed assets. The transfer of mandrels is included within 'Tooling & Equipment' as additions in 2005.

8      Stocks

	2006	2005
	£	£
Raw materials	179,413	181,956
Work in progress	208,743	171,311
Finished goods and goods held for resale	1,280,029	1,269,965

	1,668,185	1,623,232

9      Debtors

	2006	2005
	£	£
Amounts falling due within one year:
Trade debtors	905,122	973,754
Amounts due from related party (see note 17)	2,100	2,539
Other debtors and prepayments	163,541	157,427

	1,070,763	1,133,720

10    Creditors: amounts falling due within one year

	2006	2005
	£	£
Trade creditors	106,003	68,799
Current income tax	108,593	124,816
Deferred income	—	12,534
Other creditors and accruals	248,160	163,884

	462,756	370,033

11    Provision for deferred taxation

	2006	2005
	£	£
Deferred taxation	—	124,200

	—	124,200

        The deferred tax liability of £124,200 at 31 January 2005 relates to a temporary timing difference in respect of Nagor Limited. Biosil Limited has an unrecognised deferred tax asset of £601,620 and £411,852 at 31 January 2006 and 2005 respectively. The directors of Biosil Limited have not recognised the deferred tax asset in Biosil Limited because it is unclear at this time as to whether Biosil Limited will generate sufficient profits in future years to offset the deferred tax asset against future taxable profits.

12    Called up share capital

Authorised	2006	2005
	£	£
Nagor Limited
2,000 ordinary shares of £1 each	2,000	2,000

Biosil Limited
2,001 and 2,000 ordinary shares of £1 each	2,001	2,000
1,000 5% redeemable preference shares of £1 each	1,000	1,000

	3,001	3,000

	5,001	5000

Allotted, called up and fully paid	2006	2005
	£	£
Nagor Limited
2,000 ordinary shares of £1 each	2,000	2,000

Biosil Limited
2,001 and 2,000 ordinary shares of £1 each	2,001	2,000
Nil and 1,000 5% redeemable preference shares of £1 each	—	1,000

	2,001	3,000

	4,001	5,000

        On 21 October 2003 Biosil Limited issued 1,000 redeemable preference shares of £1 each with a premium of £949 per share. These shares carried a coupon rate of 5% per annum. On 13 January 2006, Biosil Limited redeemed the 1,000 preference shares of £1 each at £724.60 per share and issued one ordinary share with a par value of £1 for total proceeds of £724,600.

        The redeemable preference shares ("Preference Shares") had the following characteristics:

Voting

        The holders of the Preference Shares were not entitled to attend at any meeting of Biosil Limited or vote on any resolution of Biosil Limited except in certain circumstances set out in article 18 of Biosil's Articles of Association.

Redemption

        The Preference Shares were redeemable at the option of Biosil Limited in accordance with its Articles of Association. In order to redeem the Preference Shares, Biosil Limited was required to serve on the holders, not less than 14 days before the redemption date, a notice stating the number of Preference Shares to be redeemed on the redemption date together with the redemption price as determined by Biosil Limited. Prior to the redemption of the Preference Shares, Biosil Limited recorded the Preference Shares at their subscription price of £950 per share. On 13 January 2006, Biosil Limited redeemed the Preference Shares at a redemption price of £724.60 per share and any rights to cumulative dividends then outstanding were waived by the holders of the Preference Shares (see note 17).

Dividends

        The holders of the Preference Shares were entitled to receive out of Biosil Limited distributable profits (in so far as they were sufficient), a dividend at the annual rate of 5% of the total amount of the subscription price for the Preference Shares including any share premium. Dividends on the Preference Shares were cumulative. All dividends including all arrears and accumulations were payable in preference to any distributions to the holders of Biosil's ordinary shares. At 31 January 2005 the cumulative dividends outstanding in respect of the Preference Shares were £63,333, however this amount was not accrued by Biosil as Biosil did not have any distributable profits at that date. On 13 January 2006 Biosil Limited redeemed the Preference Shares at a redemption price of £724.60 per share and any rights to cumulative dividends then outstanding were waived by the holders of the Preference Shares (see note 17).

Winding up

        Upon winding up of Biosil's affairs, the holders of the then outstanding Preference Shares would have received for each Preference Share an amount equal to the capital paid up on the shares plus all accrued but unpaid dividends, payable in preference and priority to any payments made to the holders of the then outstanding ordinary shares. Any remaining assets of Biosil would have been distributable among the holders of the ordinary shares.

13    Share capital and reserves

	Combined share capital	Combined share premium	Combined profit and loss account	Total
	£	£	£	£
At 1 February 2004	5,000	1,059,862	3,333,492	4,398,354
Retained profit for the year	—	—	1,055,098	1,055,098

At 31 January 2005	5,000	1,059,862	4,388,590	5,453,452
Issue of ordinary share	1	724,598	—	724,599
Redemption of preference shares	(1,000)	(723,599)	—	(724,599)
Retained loss for the year	—	—	(683,585)	(683,585)

At 31 January 2006	4,001	1,060,861	3,705,005	4,769,867

14    Reconciliation of movements in combined equity shareholders' funds

	2006	2005
	£	£
Profit for the financial year	1,283,014	2,031,098
Dividends	(1,966,599)	(976,000)
Issue of ordinary share	724,599	—
Redemption of preference shares	(724,599)	—

Net (reduction)/addition to shareholders' funds	(683,585)	1,055,098
Opening shareholders' funds	5,453,452	4,398,354

Closing shareholders' funds	4,769,867	5,453,452

15    Debenture loans

	2006	2005
	£	£
J G Evans (375 £4,100 debentures)	—	1,537,500
J A Evans (375 £4,100 debentures)	—	1,537,500
J A Alsop (250 £4,100 debentures)	—	1,025,000

	—	4,100,000

        The debentures issued by Nagor Limited were secured by a fixed and floating charge (the 'Charge') over all Nagor's assets. Interest was payable on the debentures by Nagor Limited an annual rate equal to Lloyd's Bank plc Base Rate (31 January 2005: 4.75%) payable twice annually on 31 July and 31 January of each year. Interest accrued was waived by the holders of the debentures on 31 January of each year. The debentures were redeemed on 22 December 2005 and the Charge was removed (see note 17).

16    Pension arrangements

        The Companies operate defined contribution schemes for which the pension cost for the years ended 31 January 2006 and 2005 amounted to £88,487 and £81,869, respectively. There are no prepayments or accruals relating to pension costs at either 31 January 2006 or at 31 January 2005.

17    Related party disclosure

        Biosil Limited has an investment in N.P.H. Limited. N.P.H. Limited is a related party due to common shareholders and common directors. On 1 August 2003 Biosil Limited entered into a licence agreement with N.P.H. Limited (the 'Agreement'). Under the terms of the Agreement Biosil Limited is required to pay to N.P.H. Limited a minimum royalty fee equal to 10% of the net selling price on the supply of products covered by the Agreement, subject to a minimum fee of £10,000 per annum. The minimum fee is payable for 3 years from and including 1 February 2004, and thereafter subject to agreement in accordance with the terms of the Agreement. Biosil Limited paid to N.P.H Limited a royalty fee of £10,000 in the years ended 31 January 2006 and 2005. In 2003 Biosil Limited entered into a loan with N.P.H Limited in the amount of £6,500. The loan is repayable on demand and accrues interest at a rate of 6.75% per annum. At 31 January 2006 and 2005 the amount due to Biosil Limited under the terms of this loan were £2,100 and £2,539, respectively (see note 9).

        At 31 January 2006 and 2005, Biosil Limited had 0 and 1,000 redeemable preference shares (Preference Shares) outstanding, respectively (see note 12). The Preference Share were held by J G Evans, J A Evans and J A Alsop who were the principal ordinary shareholders and directors of Biosil Limited. As described in note 12, on 13 January 2006 Biosil Limited redeemed the Preference Shares at a value of £724.60 per Preference Share and any rights to cumulative dividends then outstanding were waived by the holders of the Preference Shares.

        At 31 January 2005, Nagor Limited had 1,000 debentures outstanding (see note 15). The debentures were held by the ordinary shareholders and directors of Nagor Limited. As described in note 15, on 22 December 2005 Nagor Limited redeemed the debentures at a value of £4,100 per debenture and all interest due on the debentures was waived by the debenture holders.

18    Operating lease commitments

        Nagor Limited has not entered into any operating leases. Biosil Limited has the following annual commitments under non-cancellable operating leases in respect of office and manufacturing premises.

	2006	2005
	£	£
Expiry:
Within one year	—	7,750
Within one to two years	—	—
Within two to five years	40,257	32,257
After five years	70,933	69,708

	111,190	109,715

19    Capital commitments

        At 31 January 2006 neither of the Companies had any capital commitments.

20    Immediate and ultimate controlling parties

        The immediate and ultimate controlling parties at 31 January 2006 and 2005 were JG Evans and JA Evans.

21    Summary of significant differences between accounting principles generally accepted in the United Kingdom and those generally accepted in the United States of America

        The combined financial statements of the Companies have been prepared and presented in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"). UK GAAP as applied by the Companies differs in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP").

  a)    Reconciliation between net income and equity shareholders' funds determined under UK GAAP and US GAAP

    Net income is adjusted as follows:

(in pounds sterling—£)	Year Ended 31 January 2006	Year Ended 31 January 2005
Profit on ordinary activities as determined in accordance with UK GAAP	£ 1,283,014	£ 2,031,098
US GAAP reconciling adjustments—Depreciation of building	(21,826)	(21,826)

Net income as determined in accordance with US GAAP	£ 1,261,188	£ 2,009,272

  a)    Reconciliation between net income and equity shareholders' funds determined under UK GAAP and US GAAP (Continued)

        Equity shareholders' funds are adjusted as follows:

(in pounds sterling—£)	Year Ended 31 January 2006	Year Ended 31 January 2005
Equity shareholders' funds as determined in accordance with UK GAAP	£ 4,769,867	£ 5,453,452
US GAAP reconciling adjustments—Cumulative depreciation of building	(128,319)	(106,494)

Equity shareholders' funds as determined in accordance with US GAAP	£ 4,641,548	£ 5,346,958

        There are no deferred tax implications in connection with the US GAAP reconciling adjustments above.

  b)    Description of the differences between UK GAAP and US GAAP

Nagor Limited

        Under UK GAAP, Nagor determined not to depreciate its freehold property, as described in Note 1 to these combined financial statements. Under US GAAP, Nagor's building is required to be depreciated over its useful life. As Nagor's management has determined this life to be 40 years, the initial building (£546,892 at cost) is being depreciated on a straight-line basis over that life, and an extension to that building (£301,670 at cost) is being depreciated over 37 years, to complete on the same end date.

  c)    Combined statement of cash flows

        The combined cash flow statements presented under UK GAAP have been prepared in accordance with FRS 1 (revised), "Cash Flow Statements." There are certain differences from UK GAAP to US GAAP with regard to the classification of items within the cash flow statements and with regard to the definition of cash and cash equivalents.

        In accordance with FRS 1 (revised), cash flows are prepared separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing. US GAAP, however, requires only three categories of cash flow activity to be reported. Under SFAS No. 95, "Statement of Cash Flows," cash flows are classified under operating activities (including cash flows from taxation and returns on investments and servicing of finance), investing activities and financing activities.

        Under FRS 1 (revised), cash is defined as cash on hand and deposits repayable on demand, less overdrafts repayable on demand. Under SFAS No. 95, cash and cash equivalents are defined as cash and investments with original maturities of three months or less. Cash and cash equivalents do not include bank overdrafts.

  c)    Combined statement of cash flows (Continued)

        A summary of the Companies operating, investing and financing activities classified in accordance with US GAAP is presented below:

(in pounds sterling—£)	Year Ended 31 January 2006	Year Ended 31 January 2005
Net cash provided by operating activities	£ 1,466,763	£ 2,067,565
Net cash used in investing activities	(317,852)	(126,206)
Net cash used in financing activities	(6,066,599)	(976,000)

Net decrease in cash and cash equivalents	(4,917,688)	965,359
Cash and cash equivalents at beginning of period	5,660,206	4,694,847

Cash and cash equivalents at end of period	£ 742,518	£ 5,660,206

  d)    Additional US GAAP disclosures

  Net operating expenses

        The Companies' net operating expenses comprise cost of sales, research and development expenses, and selling, general and administrative expenses determined on a UK GAAP basis.

(in pounds sterling—£)	Year Ended 31 January 2006	Year Ended 31 January 2005
Cost of sales	£ 3,099,165	£ 2,783,376
Research and development expenses	180,759	163,280
Selling, general and administrative expenses
Salaries and wages (including taxes and benefits)	1,348,494	1,219,419
All other	666,346	482,199

Net operating expenses	£ 5,294,764	£ 4,648,274

        The cost of sales amounts above include £124,731 and £132,791 in 2006 and 2005 respectively, in respect of shipping and handling fees billed to customers. Under US GAAP both revenue and cost of sales would be grossed up by £124,731 and £132,791 in 2006 and 2005, respectively.

  Lease commitments

        Biosil provides its annual commitments under non-cancellable operating leases organised according to the expiry date of each lease. Under US GAAP, such minimum operating lease payments are presented according to the year in which each payment will be paid.

  d)    Additional US GAAP disclosures (Continued)

        As of 31 January 2006 those future payments are expected as follows:

Year ending 31 January	Amount
2007	£ 111,190
2008	88,909
2009	73,482
2010	51,977
2011	41,225
Thereafter	178,628

Total	£ 545,411

  Warranty program

        Nagor provides a standard manufacturers' warranty on all products sold with no time limit, and has a warranty program called 'NagorEnhance' that applies to all breast implant products implanted within the UK. The NagorEnhance warranty covers capsular contracture within one year of implantation and rupture within ten years of implantation. For each successful warranty claim under the standard manufacturers' warranty and NagorEnhance the claimant receives a free implant. In addition, Nagor is performing a follow-on clinical study on certain breast implants. For patients enrolled in the study, Nagor has extended the standard warranty to participants in the study. The extended warranty is for twelve years from the date of implantation, and provides for an immediate replacement product without the need to investigate potential manufacturing defects for breast implants removed due to capsular contraction for a period of one year from the date of implantation and rupture for a period of twelve years from date of implantation, together with a contribution towards surgery fees for a period of two years for capsular contraction and five years for rupture from date of implantation. Claims have been negligible and management believes that no allowance is necessary in the balance sheets of the combined Companies.

  New accounting pronouncements

        In November 2004, the Financial Accounting Standards Board ("FASB") issued its Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs." This statement clarified the accounting for the abnormal amount of ideal facilities expense, freight, handling costs, and wasted material. This statement requires that those items be recognized as current-period expense. In addition, the statement requires that allocation of fixed overhead to the cost of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred after 1 February 2006. Adoption of this statement will not have a material effect on the balance sheet or statement of profit and loss of the combined Companies.

  d)    Additional US GAAP disclosures (Continued)

        In December 2004, the FASB issued its SFAS No. 123 (revised 2004), "Share Based Payment," which required that the Companies, as non-public entities, record in their results of operations the fair value of stock options granted to employees beginning with its fiscal year beginning 1 February 2006. The Companies have not used share-based payments either for employees or for non-employees and currently have no intention to do so. Consequently, adoption of the provisions of this statement is not expected to have any effect on the balance sheet or statement of profit and loss of the combined Companies.

        In May 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections." This statement generally requires retrospective application to prior periods' financial statements of voluntary changes in accounting principles. Under the prior rules, changes in accounting principles were generally recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This statement does not change the previous requirements for reporting the correction of an error in previously issued financial statements, change in accounting estimate, or justification of a change in accounting principle on the basis of preferability. This statement is effective for accounting changes made after 1 February 2006. Adoption of the provisions of the statement is not expected to have a material effect on the balance sheet or statement of profit and loss of the combined Companies.

22    Subsequent events

        During 2005, the shareholders of Nagor Limited and Biosil Limited entered into an agreement to sell their ownership shares in the Companies for approximately £20 million plus 2.64 million shares of MediCor Ltd. common stock. The sale closed on 28 April 2006, and thereafter the Companies became fully consolidated subsidiaries of MediCor Ltd., a public company with common stock traded on the OTC Bulletin Board.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than any underwriting discounts and commissions incurred by us in connection with the issue and distribution of our common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$24,326
Legal Fees	200,000
Accounting Fees	50,000
Printing Fees	80,000
Miscellaneous	5,674

$360,000

Item 14. Indemnification of Directors and Officers

        The Registrant's certificate of incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, the certificate of incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant's request, another company who was or is a party or is threatened to be made a party to any proceedings because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.

        The Registrant maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. The entire premium for such insurance is paid by the Registrant.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

        During the last three years, we have issued unregistered securities to the persons, as described below. Except as specified below, none of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

        During the fourth quarter of fiscal year 2003 we issued $300,000 in principal amount of 8% convertible debentures due 2006 to three accredited investors.

        During the quarter ended September 30, 2003, we extended the maturities of $200,000 in principal amount of 10% short-term convertible debentures issued to one accredited investor and we issued $350,000 in principal amount of 8% convertible debentures due 2006 to four accredited investors. During the quarter ended September 30, 2003, we also issued options covering 320,000 shares of common stock to two executive officers.

        During the quarter ended December 31, 2003, we extended the maturities of $75,000 in principal amount of 10% short-term convertible debentures issued to one accredited investor and we issued $1,000,000 in principal amount of 10% convertible debentures due 2006 to one accredited investor. During the quarter ended December 31, 2003, $75,000 in principal amount of a 10% convertible debenture was also converted into 18,641 shares of common stock and we granted options covering 120,000 shares of common stock to one executive officer.

        During the quarter ended March 31, 2004, we granted options covering 240,000 shares of common stock to new employees.

        During the fourth quarter of fiscal year 2004 we issued 9,845 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock to 18 accredited investors for a total of $9,845,200. $1,150,000 was converted from long-term convertible debentures, $5,005,000 was converted from our related-party notes payable and $940,000 was issued for employee bonuses and consulting fees. The remainder was sold for cash.

        During the quarter ended September 30, 2004, we granted options covering 390,000 shares of common stock to new employees.

        During the fourth quarter of fiscal year 2005, we issued 187 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock to two accredited investors, $150,000 of which was issued for consulting fees and $37,000 of which was sold for cash. During the same quarter, we also issued 222,616 shares of common stock to two executive officers who exercised outstanding options and 3,107 shares of our common stock to an accredited investor upon exercise of an outstanding warrant and we issued 366,667 shares of our common stock to an accredited investor in connection with our purchase of Hutchison International, Inc.'s assets. We also granted options covering 1,770,000 shares of our common stock to four executive officers and 15 employees.

        On April 25, 2005 we issued 414 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        On June 30, 2005, we issued 436 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        On June 30, 2005, 5,755 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock were converted into 1,494,857 shares of Common Stock at a conversion rate of $3.85 per share. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        During the quarter ended September 30, 2005, $50,000 in principal amount of a 10% convertible debenture was also converted into 10,000 shares of common stock.

        During the second quarter ended December 31, 2005, we issued 235,043 shares of common stock to three executive officers who exercised outstanding options and 15,533 shares of our common stock to two accredited investor upon exercise of outstanding warrants. During the same quarter, we granted options covering 160,000 shares of common stock to a new employee.

        On December 31, 2005, we issued 237 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        During the third quarter ended March 31, 2006, we issued 500,908 shares of common stock to one executive officer who exercised outstanding warrants.

        On April 26, 2006, we issued to four accredited investors $50,000,000 in principal amount of senior secured convertible notes due 2011 and granted warrants to purchase shares of our common stock at a price of $4.50 per share for an aggregate purchase price of $50,000,000.

        On April 26, 2006, we issued to one accredited investor $37,500,000 in principal amount of subordinated convertible notes due 2011 and granted warrants to purchase shares of our common stock at a price of $4.50 per share in exchange for $37,500,000 of our outstanding debt. The transaction was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereof and/or Section 4(2) thereunder.

        On April 28, 2006, we issued 2,640,000 shares of our common stock to three accredited investors in connection with our purchase of Biosil Limited and Nagor Limited shares.

        On June 30, 2006 we issued 240 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        During the fourth quarter ended June 30, 2006, we issued 24,854 shares of our common stock to one consultant who exercised outstanding options and we issued an option to purchase 8,000 shares to one new employee.

        On September 11, 2006, we granted options to purchase 1,537,000 shares of common stock to 31 new and existing employees, including four executive officers. The option grants were approved by the compensation committee of our board of directors composed entirely of independent directors at their regularly scheduled meeting held for such purpose. The options were granted at an exercise price of $2.50 per share, the last sale price of our common stock on September 11, 2006. All of the options have 7-year terms and vest ratably on each of the first through fourth anniversaries of the date of grant.

        During the quarter ended September 30, 2006, we issued 30,000 common stock equivalents to three new independent directors. Subject to the terms of the MediCor Ltd. Non-Employee Directors' Deferral Plan, the common stock equivalents are convertible into common stock or, at the board of directors' discretion, into cash or a combination of cash and common stock.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

  See Exhibit Index at page II-8.

  (b)
  Financial Statement Schedules

        All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

            (a)   Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b)   Reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   Include any material information with respect to on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Las Vegas, State of Nevada on December 26, 2006.

MEDICOR LTD.
By:	/s/ THEODORE R. MALONEY Theodore R. Maloney President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ THEODORE R. MALONEY Theodore R. Maloney	President and Chief Executive Officer (Principal Executive Officer)	December 26, 2006
/s/ PAUL R. KIMMEL Paul R. Kimmel	Chief Financial Officer (Principal Financial Officer)	December 26, 2006
* Donald K. McGhan	Chairman	December 26, 2006
/s/ MONIQUE R. BUCHANAN Monique R. Buchanan	Vice President of Accounting (Principal Accounting Officer)	December 26, 2006
* Jim J. McGhan	Director	December 26, 2006
* Mark E. Brown	Director	December 26, 2006
* Thomas Y. Hartley	Director	December 26, 2006
* Samuel Clay Rogers	Director	December 26, 2006
* Robert L. Forbuss	Director	December 26, 2006

* Ikram U. Khan, M.D.	Director	December 26, 2006
* Eugene I. Davis	Director	December 26, 2006
*By:	/s/ THEODORE R. MALONEY Theodore R. Maloney Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement of Merger dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SCMerger Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc.—Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed February 24, 2003.
2.2
Agreement for the Sale and Purchase of the Shares of Laboratoires Eurosilicone S.A. dated May 17, 2004—Incorporated by reference to Exhibit 2.2 to the Registrant's Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended June 30, 2004.
2.3
Stock Purchase Agreement between MediCor Latin America S.A de C.V., International Integrated Management, Inc., Carlos Francisco Lazo de la Vega Jasso and Hector Jesus Chulia de la Torre dated August 27, 2004—Incorporated by reference to Exhibit 2.3 to the Registrant's Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended June 30, 2004.
2.4*
Agreement for the Sale and Purchase of the Shares of Biosil Limited and Nagor Limited dated September 13, 2005 among MediCor Ltd., John Gordon Evans, Jessie Anne Evans, John A. Alsop, and Joseph S. Gallagher,—Incorporated by reference to Exhibit 2.1 to the Registrant's current report on Form 8-K/A filed on September 19, 2005.
3.1
Certificate of Incorporation of the Registrant—Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2/A filed September 14, 2001 (Commission File No. 333-64420).
3.2	Certificate of Amendment of Incorporation of the Registrant—Incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.3	Amended and Restated Bylaws of the Registrant—Incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.4
Certificate of Designation, Preferences and Rights of Series A 8.0% Convertible Preferred stock—Incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
3.5	Amended and Restated Bylaws of the Registrant—Incorporated by reference to Exhibit 3.5 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2006.
4.1	Form of Convertible Debenture Loan Agreement—Incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form SB-2/A filed April 1, 2005 (Commission File No. 333-121832).
4.2	Form of Convertible Debenture—Incorporated by reference to Exhibits 4.2 of the Registrant's Quarterly Report on Forms 10-QSB for the quarters ended September 30, 2003 and December 31, 2003.
4.3	Form of Amendment to Convertible Debenture—Incorporated by reference to Exhibit 4.3 of the Registrant's Quarterly Report on From 10-QSB for the quarter ended September 30, 2003.
4.4	Form of Convertible Debenture Agreement—Incorporated by reference to Exhibit 4.4 of the Registrant's Registration Statement on Form SB-2/A filed April 1, 2005 (Commission File No. 333-121832).
4.5	Form of Convertible Debenture—Incorporated by reference to Exhibit 4.5 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
4.6	Form of Investment Agreement—Incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003.

4.7
Written Consent of the Board of Directors of International Integrated Incorporated establishing the Voting Powers, Designations, Preferences, Limitations, Restrictions, and Relative Rights of 8% Class A Convertible Preferred Stock—Incorporated by reference to Exhibit 4.7 of the Registrant's Registration Statement on Form SB-2/A filed March 4, 2005 (Commission File No. 333-121832).
4.8
Specimen common stock certificate of the Registrant—Incorporated by reference to Exhibit 4.8 of the Registrant's Registration Statement on Form SB-2/A filed March 4, 2005 (Commission File No. 333-121832).
4.9
Specimen Series A 8.0% Convertible Preferred Stock certificate—Incorporated by reference to Exhibit 4.9 of the Registrant's Registration Statement on Form SB-2/A filed March 4, 2005 (Commission File No. 333-121832).
4.10
Securities Purchase Agreement dated as of April 26, 2006 by and among MediCor Ltd., Silver Oak Capital, L.L.C., in its capacity as collateral agent, and the investors listed therein—Incorporated by reference to Exhibit 10.1 of the Registrant's current report on Form 8-K/A filed on May 1, 2006.
4.11	Form of Note dated April 26, 2006—Incorporated by reference to Exhibit 10.2 of the Registrant's current report on Form 8-K/A filed on May 1, 2006.
4.12
Registration Rights Agreement dated as of April 26, 2006 by and among MediCor Ltd. And the undersigned purchasers therein—Incorporated by reference to Exhibit 10.3 of the Registrant's current report on Form 8-K/A filed on May 1, 2006.
4.13	Form of Warrant dated April 26, 2006—Incorporated by reference to Exhibit 10.4 of the Registrant's current report on Form 8-K/A filed on May 1, 2006.
4.14
Guarantee and Collateral Agreement dated as of April 26, 2006 made by MediCor Ltd. and the other pledgors from time to time party thereto in favor of Silver Oak Capital, L.L.C. as collateral agent—Incorporated by reference to Exhibit 10.5 of the Registrant's current report on Form 8-K filed on May 1, 2006.
4.15
Subordination Agreement dated as of April 26, 2006 by and among MediCor Ltd. and Silver Oak Capital, L.L.C., in its capacity as collateral agent—Incorporated by reference to Exhibit 10.6 of the Registrant's current report on Form 8-K/A filed on May 1, 2006.
5.1†	Opinion of Clifford Chance US LLP as to the legality of our common stock.
10.1
Agreement of Merger, dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SC Merger, Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc.—Incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003
10.2*
Securities Purchase Agreement, dated as of March 18, 2003, by and among the Registrant, Graeco2, Limited and AAB Corporation—Incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
10.3*	Asset Purchase Agreement, dated as of April 25, 2002—Incorporated by reference to Exhibit 10.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.4	MediCor Ltd. 1999 Amended and Restated Stock Compensation Program—Incorporated by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.5	Lease Agreement between the Registrant and Skyview Business Park, LLC—Incorporated by reference to Exhibit 10.4 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.

10.6
Lease Agreement Addendum between the Registrant and Skyview Business Park, LLC—Incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.7
Employment Agreement dated June 2, 2003 between the Registrant and Thomas R. Moyes—Incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.8
Option Agreement dated July 18, 2003 between the Registrant and Thomas R. Moyes—Incorporated by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.9	Form of Consultant Warrant—Incorporated by reference to Exhibit 10.8 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.10	Form of Employee Stock Option—Incorporated by reference to Exhibit 10.9 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.11*	Amendment No. 1 to Asset Purchase Agreement, dated as of November 20, 2002—Incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.12
Employment Agreement dated October 1, 2003 between the Registrant and Jim J. McGhan—Incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.13
Option Agreement dated October 27, 2003 between the Registrant and Jim J. McGhan—Incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.14
Employment Agreement dated September 1, 2003 between the Registrant and Theodore R. Maloney—Incorporated by reference to Exhibit 10.3 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.15
Option Agreement dated September 2, 2003 between the Registrant and Theodore R. Maloney—Incorporated by reference to Exhibit 10.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.16
Amendment No. 2 to Asset Purchase Agreement dated as of October 16, 2003—Incorporated by reference to Exhibit 10.5 of the Registrant's Quarterly Report on Form 10-QSB/A (Amendment No. 1) for the quarter ended September 30, 2003.
10.17*	Form of Amended Distribution Agreement—Incorporated by Reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB/A (Amendment No. 2) for the quarter ended March 31, 2004.
10.18	Form of Promissory Note—Incorporated by Reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-QSB/A (Amendment No. 1) for the Quarter ended March 31, 2004.
10.19
Certificate of Designation, Preferences and Rights of Series A 8.0% Convertible Preferred Stock—Incorporated by reference to Exhibit 10.19 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
10.20	Reserved
10.21	Reserved
10.22
Transportation Dry Lease Agreement between MediCor and Global Aviation, LLC dated June 30, 2001—Incorporated by reference to Exhibit 10.22 of the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.

10.23*
Loan Agreement with BNP Paribas dated September 10, 2004—Incorporated by reference to Exhibit 10.23 of the Registrant's Annual Report on Form 10-KSB/A (Amendment No. 2) for the year ended June 30, 2004.
10.24
Revolving Promissory Note made by MediCor Ltd. in favor of International Integrated Industries, LLC—Incorporated by reference to Exhibit 10.24 of the Registrant's Registration Statement on Form SB-2/A filed March 4, 2005 (Commission File No. 333-121832).
10.25
Assignment and Assumption Agreement dated as of April 1, 2003, by and among International Integrated Incorporated, MediCor Ltd. and International Integrated Industries, LLC—Incorporated by reference to Exhibit 10.25 of the Registrant's Registration Statement on Form SB-2/A filed March 4, 2005 (Commission File No. 333-121832).
10.26
Reimbursement Agreement between MediCor Ltd. and Global Aviation Delaware LLC dated October 1, 2003—Incorporated by reference to Exhibit 10.26 of the Registrant's Registration Statement on Form SB-2/A filed April 1, 2005 (Commission File No. 333-121832).
10.27
Addendum to Promissory Note made by MediCor Ltd. in favor of International Integrated Industries, LLC—Incorporated by reference to Exhibit 10.27 of the Registrant's Registration Statement on Form SB-2/A filed April 1, 2005 (Commission File No. 333-121832).
10.28*
Supplier Novation and Amendment Agreement among Biosil Limited, Hutchison International, Inc., MediCor Aesthetics and International Integrated Incorporated dated as of February 10, 2005—Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
10.29	Guarantee dated as of February 10, 2005 between MediCor Ltd. and Biosil Limited—Incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
10.30
Transaction Accommodation Agreement between International Integrated Incorporated, MediCor Ltd and Hutchison International, Inc. dated as of March 21, 2005—Incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
10.31
Employment Agreement dated April 1, 2005 between the Registrant and Marc S. Sperberg—Incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.
10.32
Employment Agreement dated November 7, 2005 between the Registrant and Paul R. Kimmel—Incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.
10.33
Amended and Restated Subordinated Promissory Note dated April 26, 2006 made by MediCor Ltd. in favor of International Integrated Industries, LLC—Incorporated by reference to Exhibit 10.7 of the Registrant's current report on Form 8-K/A filed on May 1, 2006.
10.34
Amended and Restated Subordinated Convertible Note dated April 26, 2006 made by MediCor Ltd. in favor of Sirius Capital LLC—Incorporated by reference to Exhibit 10.7 of the Registrant's current report on Form 8-K/A filed on May 1, 2006.
10.35
Warrant to Purchase Common Stock dated April 26, 2006 by MediCor Ltd. to Sirius Capital LLC—Incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed May 8, 2006, File No. 333-133902 to Exhibit 10.35. The Exhibit 10.35 that was filed on July 24, 2006 in connection with Amendment No. 1 to such Registration Statement was filed in error and should be disregarded.
10.36	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Gordon Evans—Incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K filed on May 4, 2006.

10.37
Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Jessie Anne Evans—Incorporated by reference to Exhibit 10.2 to the Registrant's current report on Form 8-K filed on May 4, 2006.
10.38	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and John A. Alsop—Incorporated by reference to Exhibit 10.3 to the Registrant's current report on Form 8-K filed on May 4, 2006.
10.39
Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Joseph S. Gallagher—Incorporated by reference to Exhibit 10.4 to the Registrant's current report on Form 8-K filed on May 4, 2006.
10.40
Registration Rights Agreement dated April 28, 2006 between MediCor Ltd. and Gordon Evans, Jessie Anne Evans, John A. Alsop and Joseph S. Gallagher—Incorporated by reference to Exhibit 10.5 to the Registrant's current report on Form 8-K filed on May 4, 2006.
10.41	Non-Employee Directors' Deferral Plan—Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006.
10.42
Addendum to Promissory Note made by MediCor Ltd. in favor of International Integrated Industries—Incorporated by reference to exhibit 10.40 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2006.
10.43
Lease Agreement between Laboratoires Eurosilicone SAS and the Commune of Apt dated May 25, 1999—Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
10.44
Lease Agreement between Laboratoires Eurosilicone SAS and the Commune of Apt dated May 17, 2000—Incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
10.45
Lease Agreement between Laboratoires Eurosilicone SAS and Natiocredimurs Partnership dated March 8, 2001—Incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.
21	Subsidiaries of the Registrant—Incorporated by reference to Exhibit 21 to the Registrant's Registration on Form SB-2/A filed July 24, 2006 (File No. 333-121832).
23.1**	Consent of Greenberg & Company, CPA's, LLC
23.2†	Consent of Clifford Change US, LLP (included in Exhibit 5.1)
23.3**	Consent of PricewaterhouseCoopers
24.1***	Power of Attorney

*
Certain portions of this Exhibit, for which confidential treatment has been requested, have been redacted and filed separately with the Securities and Exchange Commission.

**
Filed herewith.

***
The power of attorney relating to Donald K. McGhan, Jim J. McGhan, Mark E. Brown, Thomas Y. Hartley and Samuel Clay Rogers was previously filed on May 8, 2006 and the power of attorney relating to Robert L. Forbus, Ikram U. Khan, M.D. and Eugene I. Davis was previously filed on July 24, 2006.

†
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index To Financial Statements
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT OF OPERATIONS INTRODUCTORY NOTE
MediCor Ltd. Unaudited Pro Forma Consolidated Statement of Operations For the Twelve Months Ended June 30, 2006 (In U.S. Dollars)
MEDICOR LTD. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MediCor Ltd. Consolidated Balance Sheets (thousands, except par value)
MediCor Ltd. Consolidated Statements of Operations (thousands, except per share data)
MediCor Ltd. Consolidated Statements of Cash Flows (thousands)
MediCor Ltd. Consolidated Statement of Stockholders' Equity/(Deficit) (thousands)
MEDICOR LTD. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (thousands, except per share data)
REPORT OF INDEPENDENT AUDITORS
Nagor Limited and Biosil Limited Combined Balance Sheets At 31 January 2006 and 2005
Nagor Limited and Biosil Limited Combined Profit and Loss Accounts For the years ended 31 January 2006 and 2005
Nagor Limited and Biosil Limited Combined Cash Flow Statements For the years ended 31 January 2006 and 2005
Nagor Limited and Biosil Limited Notes to the Combined Cash Flow Statements For the years ended 31 January 2006 and 2005
NAGOR LIMITED AND BIOSIL LIMITED NOTES TO THE COMBINED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX